UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant To Section 14(a) of
The Securities Exchange Act of 1934 (Amendment No.        )

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ALASKA COMMUNICATIONS SYSTEMS GROUP, INC.

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Alaska Communications Systems Group, Inc.
600 Telephone Avenue
Anchorage, Alaska 99503

Notice of Annual Meeting of Shareholders
to be Held June 10, 2011

     You are cordially invited to attend the 2011 Annual Meeting of Shareholders of Alaska Communications Systems Group, Inc., to be held at our corporate headquarters at 600 Telephone Avenue, 4th floor, Anchorage, Alaska 99503, on Friday, June 10, 2011 at 9:00 a.m. Alaska time, for the following purposes:
1.	To elect eight directors;

2.	To approve the Alaska Communications Systems Group, Inc. 2011 Incentive Award Plan;

3.	To hold an advisory vote on executive compensation;

4.	To hold an advisory vote on the frequency of future advisory votes on executive compensation;

5.	To ratify the appointment of KPMG LLP as the company’s independent auditors for the year ending December 31, 2011; and

6.	To transact any other business that may properly come before the 2010 Annual Meeting or any adjournment thereof.
     These matters are described in more detail in the accompanying proxy statement. In addition, financial and other information about Alaska Communications Systems Group, Inc. is contained in the accompanying Annual Report on Form 10-K for the year ended December 31, 2010. We encourage you to read the proxy statement and the other information carefully.
     Only shareholders of record at the close of business on April 21, 2011 will be entitled to vote at the annual meeting including any adjournment or adjourned meeting held thereafter. During the ten days prior to the annual meeting, a list of such shareholders will be available for inspection at the executive offices at the address set forth above.
     Whether or not you plan to attend the meeting, please promptly complete and return the accompanying proxy (or follow the instructions set forth in the accompanying proxy to vote by telephone or the Internet). Returning your proxy as described above does not deprive you of your right to attend the meeting and to vote your shares in person. Please refer to the section under the heading “Voting Your Proxy” on page 1 of our proxy statement for more information on how to vote your shares by proxy or in person.
Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be Held on June 10, 2011:
The 2010 Annual Report and Proxy Statement of Alaska Communications Systems Group, Inc. are available at www.proxydocs.com/alsk or via our investor relations website at www.alsk.com.

By	order of the Board of Directors,

Leonard Steinberg Vice President, General Counsel and Corporate Secretary

Anchorage, Alaska
April 29, 2011
Please mark, sign and date the accompanying proxy and return it promptly.
The proxy is revocable at any time prior to its use.

i

PROXY STATEMENT
Alaska Communications Systems Group, Inc.
600 Telephone Avenue
Anchorage, Alaska 99503

Annual Meeting of Shareholders
to be Held June 10, 2011

Information about the Annual Meeting of Shareholders
Date, Time and Place of Meeting
     The annual meeting will be held on Friday, June 10, 2011, beginning at 9:00 a.m. local time in the 4th floor conference room of our executive offices located at 600 Telephone Avenue, Anchorage, Alaska 99503.
      Items of Business
1.	The election of eight directors;

2.	A resolution to approve the Alaska Communications Systems Group, Inc. 2011 Incentive Award Plan;

3.	An advisory vote on executive compensation;

4.	An advisory vote on the frequency of future advisory votes on executive compensation;

5.	The ratification of the appointment of KPMG LLP as the company’s independent auditors for the year ending December 31, 2011; and

6.	Other business that may properly come before the meeting or any adjournment thereof.
     About this Proxy Statement
     Our Board of Directors (the “Board”) has made this proxy statement available to you to solicit your vote at the annual meeting including any adjournment or adjourned meeting held thereafter. This proxy statement contains summarized information required to be provided to shareholders under rules promulgated by the Securities and Exchange Commission (“SEC”) and is designed to assist shareholders in voting their shares. On or about April 29, 2011, we will begin mailing a notice of Internet availability of proxy materials, or the proxy materials, to all shareholders of record at the close of business on April 21, 2011 (the “Record Date”).
     Voting
     Only shareholders of record as of the close of business on the Record Date will be entitled to vote their shares at the annual meeting or any adjournment thereof. Each share is entitled to one vote at the meeting. At the close of business on the Record Date, there were 45,168,592 outstanding shares of our common stock.
     Voting Your Proxy
     If you received a Notice of Internet Availability of Proxy Materials by mail, you may vote your shares by proxy at the Internet site address listed on your notice. You may also request a free paper copy of the proxy materials by visiting the Internet site address listed on your notice, by calling the listed telephone number, or by sending an e-mail to the e-mail address listed on your notice.
     If your shares are held through a broker, bank or other nominee (held in street name), you will receive instructions from them that you must follow in order to have your shares voted. If you want to vote in person at the annual meeting, you must obtain a valid legal proxy from your broker, bank or other nominee and bring it to the meeting.
     If you hold your shares in your own name as a holder of record with our transfer agent, BNY Mellon, you may instruct the proxies how to vote by following the instructions listed on the Notice of Internet Availability of Proxy Materials and the proxy card, or by signing, dating and mailing the proxy card in the postage paid envelope. Of course, you can always come to the meeting and vote your shares in person.
     Whichever method you select to transmit your instructions, the named proxies will vote your shares in accordance with those instructions. If you sign and return a proxy card without giving specific voting instructions, your shares will be voted as recommended by the Board of Directors:
•	FOR all of the nominees for director;

•	FOR the adoption of the Alaska Communications Systems Group, Inc. 2011 Incentive Award Plan;

•	FOR the advisory vote on executive compensation;

•	EVERY YEAR for the advisory vote on the frequency of future advisory votes on executive compensation;

•	FOR ratification of the appointment of KPMG as the company’s independent auditors for 2011; and

•	AT THE DISCRETION OF YOUR PROXIES on any other matter that may be properly brought before the annual meeting.
     Revocation of Proxy
     You may revoke your proxy before it is voted at the meeting by:
•	filing a written notice of revocation dated after the proxy date with Alaska Communications Systems Group, Inc. (“Alaska Communications” or the “Company”); and either

•	submitting to Alaska Communications a duly executed proxy for the same shares of common stock bearing a later date than the original proxy; or

•	attending the annual meeting and voting in person at the meeting.
     Attendance at the meeting will not, in and of itself, constitute revocation of a proxy. All written notices of revocation and other communications regarding the revocation of proxies should be addressed as follows: Alaska Communications Systems Group, Inc., Attention: Leonard Steinberg, Vice President, General Counsel and Corporate Secretary, 600 Telephone Avenue MS65, Anchorage, Alaska 99503.
     Heidi L. Thomerson, an employee of the Company designated by the Corporate Secretary, will act as Inspector of Elections, and Mediant Communications, LLC will act as tabulator of the votes for bank, broker and other shareholder of record proxies.
     Quorum
     Holders of a majority of the outstanding shares of common stock entitled to vote generally in the election of directors must be present at the meeting, in person or by proxy, for a quorum to be present. If a quorum is not present, the Chair of the Board of Directors or a majority in interest of the shareholders present and entitled to vote may adjourn the meeting.
     Shares present either by proxy or in person that reflect abstentions or broker non-votes will be counted toward a quorum. Broker “non-votes” occur when a nominee (such as a bank or broker) returns a proxy, but does not have the authority to vote on a particular proposal because it has not received voting instructions from the beneficial owner. In tabulating the voting result for any particular proposal, shares that constitute broker non-votes or abstentions are not considered votes cast on that proposal. Thus, broker non-votes and abstentions will not affect the outcome of any matter being voted on at the meeting except to change the absolute number, but not the percentage, required for approval of a matter.

     Votes Necessary for Approval of Proposals

Proposal 1:	Election of Directors — Uncontested election of each director is decided by a majority of the votes cast. Therefore, each of the eight persons nominated for director must receive an affirmative vote from a majority of the shares of common stock that are present in person or by proxy and are voting on that director.

Proposal 2:	Approval of the Alaska Communications Systems Group, Inc 2011 Incentive Award Plan — For this a proposal to be approved, it must receive an affirmative vote from a majority of the shares of common stock that are present in person or by proxy and are voting on the proposal.

Proposal 3:	Advisory vote on executive compensation — For this advisory vote to be approved, it must receive an affirmative vote from a majority of the shares of common stock that are present in person or by proxy and are voting on the proposal.

Proposal 4:	Advisory vote on the frequency of the advisory vote on executive compensation — Matters in which there are more than two options are decided by a plurality of the votes cast. Therefore, the option that is selected by a plurality of the shares of common stock that are present in person or by proxy and are voting on the proposal will be the one considered to be recommended by our shareholders for purposes of this advisory vote.

Proposal 5:	Ratification of Independent Auditors — For this proposal to be approved, it must receive an affirmative vote from a majority of the shares of common stock that are present in person or by proxy and are voting on the proposal.
     Costs of Proxies
     In addition to mailing a Notice of Internet Availability of Proxy Materials or this proxy statement to you, we may also make additional solicitations by telephone, facsimile or other forms of communication. Alaska Communications will bear the cost of soliciting these proxies.

Executive Summary
     This Proxy Statement provides information concerning the Company’s performance and total return to shareholders, the identity and qualifications of the Company’s directors and executive officers, their compensation, and the proposals that you, our shareholders, are being asked to vote on. Highlights include:
•	Company performance data demonstrating that, year over year, Alaska Communications has outperformed key benchmark stock indices, including the Nasdaq Telecommunications Index, every year (and cumulatively) for the past five years.

•	Our Board of Directors continues to take steps to strengthen an already robust corporate governance structure and executive compensation program to further protect our shareholders’ interests. Among other recent changes, we have:
•	Implemented complete separation of the Board Chair and Chief Executive Officer (“CEO”) functions, with the appointment of Mr. Vadapalli as our new President and CEO and the election of Mr. Hayes an independent director since 2006 (as defined by the SEC and in the Nasdaq definitions (“Independent Director”)and previous Chair of the Company’s Audit Committee, as the new Board Chair in 2011.

•	Utilized the services of an independent compensation consultant, including compiling relevant peer data, to make favorable changes to our executive compensation program that include: (i) paying base salaries below the median of our peer group; (ii) converting two-thirds of annual equity awards to performance stock units that only vest in increments upon achievement of Company performance targets over the succeeding three years; and (iii) retaining only one-third of annual stock unit awards as time vesting over a three year period to encourage retention of key Company leaders.

•	Since 2009, successfully reduced our annual rate of equity incentive awards to named executive officers (“NEOs”) in keeping with our Compensation and Personnel Committee’s (“C&PC”) 2009 commitment in that regard; and

•	Adopted many “best practices” in our compensation programs, eliminating or avoiding compensation practices that may be viewed as problematic, and adopting robust “clawback” provisions and other limitations on change-in-control severance provisions for our executives.
•	Pay follows performance at Alaska Communications. We set quantitatively measurable, annual Company performance goals, rigorously measure our results based on audited financial statements, and pay our executives accordingly.

•	The Board is proposing for shareholder approval this year the Alaska Communications Systems Group, Inc. 2011 Incentive Award Plan (the “2011 Plan” or “2011 Incentive Award Plan”) that transfers all remaining available shares from our 1999 employee and non-employee director stock incentive plans to the new 2011 Plan, but which does not request the authorization of any additional shares for the new 2011 plan. The 2011 Plan will update and eliminate undesirable provisions in our existing plans (such as stock award vesting based on a single trigger in the event of a change-in-control) and replace them with provisions we believe are more in line with current “best practices” in equity compensation.

•	Finally, in this proxy statement we are for the first time providing the opportunity for our shareholders to participate in two advisory votes on compensation, including: (i) a vote on our executive compensation program; and (ii) a vote on the frequency of future shareholder advisory votes on our executive compensation program.

Performance Metrics and Graph
     In keeping with our goal of maximizing long-term shareholder value, Alaska Communications has delivered consistently higher total returns to our shareholders than the Standard and Poor’s Corporation Composite 500 Index (the “S&P 500 Index”) and the Nasdaq Telecommunications Index, year over year, throughout the entire five-year period from 2005 to 2010. As the line graph below shows, for the five-year period from 2005 through 2010, our Company provided shareholders with a total shareholder return (“TSR”) of 63.85%, assuming reinvestment of dividends throughout the period. This compares favorably to an S&P 500 Index TSR of 11.96% over the same five-year period and a five-year TSR of 30.09% for the Nasdaq Telecommunications Index. For the 2010 one-year performance period reported in this proxy statement, our Company’s annual TSR was 52.39%, our largest year-over-year TSR during the five-year period. This compares to a benchmark S&P 500 Index TSR of 15.05% and a Nasdaq Telecommunications Index TSR of 29.11% for the same one-year period.
     The line graph below illustrates these performance metrics graphically. Our TSR performance is shown on the top line of the graph. The graph compares the cumulative TSR on our common stock from December 31, 2005 through December 31, 2010 with the cumulative total return of the S&P 500, and the cumulative total return of the Nasdaq Telecommunications Index. The graph assumes an initial investment of $100 in our common stock and in each of the S&P 500, and Nasdaq Telecommunications indices on January 1, 2005, and assumes that dividends, if any, were reinvested.

		2005	2006	2007	2008	2009	2010
Alaska Communications Systems Group	Cum	$100.00	159.71	167.18	112.92	107.52	163.85
S&P 500 Index — Total Returns	Cum	$100.00	115.81	122.17	76.96	97.31	111.96
NASDAQ Telecommunications Index	Cum	$100.00	131.51	116.95	67.19	100.76	130.09

Security Ownership of Certain Beneficial Owners
     The following table provides information about beneficial owners of more than five percent (5%) of the Company’s common stock outstanding as of April 1, 2011.

	Amount and nature
	of beneficial		Percent of
	ownership		class
BlackRock, Inc. 40 East 52nd Street	3,363,281	(1)	7.45%
New York, New York 10022

Prudential Financial, Inc. 751 Broad Street	2,600,288	(2)	5.76%
Newark, New Jersey 07102

The Vanguard Group, Inc. 100 Vanguard Blvd.	2,287,750	(3)	5.07%
Malvern, PA 19355

(1)	Based solely on a Schedule 13G/A filed with the SEC on February 3, 2011, by BlackRock, Inc. The shares reported on Schedule 13G/A are beneficially owned by the following direct or indirect subsidiaries of BlackRock, Inc.: BlackRock Japan Co. Ltd., BlackRock Advisors (UK) Limited, BlackRock Institutional Trust Company, N.A., BlackRock Fund Advisors, BlackRock Asset Management Australia Limited, BlackRock Advisors, LLC, BlackRock International Limited., and BlackRock Investment Management, LLC.

(2)	Based solely on a Schedule 13G/A filed with the SEC on January 31, 2011, by Prudential Financial, Inc. Prudential Financial, Inc. reported the combined holdings of the entities: Prudential Insurance Company of America, Prudential Investment Management, Inc., Jennison Associates LLC, Prudential Bache Asset Management, Inc., Prudential Investments LLC, Prudential Private Placement Investors, L.P., Pruco Securities, LLC, Prudential Investment Management Services LLC, AST Investment Services, Inc., Prudential Annuities Distributors, Inc., Quantitative Management Associates LLC, Prudential International Investment Advisers, LLC, Global Portfolio Strategies, Inc., Prudential Bache Securities, LLC, and Prudential Bache Commodities, LLC.

(3)	Based solely on a Schedule 13G filed with the SEC on February 10, 2011 by The Vanguard Group, Inc. Approximately .12% of the shares reported on Schedule 13G are beneficially owned by Vanguard Fiduciary Trust Company, a wholly-owned subsidiary of The Vanguard Group.
Security Ownership of Directors and Executive Officers
     The following table sets forth the number of shares of the Company’s common stock beneficially owned as of April 1, 2011 by:
•	each current director;

•	each executive officer named in the Summary Compensation Table; and

•	all of the directors and executive officers as a group.

     Beneficial ownership is determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934 (the “Exchange Act”). Each person has sole voting and investment power with respect to the shares indicated except as otherwise stated in the footnotes to the table.

			Other	Acquirable
		Shares	beneficial	within 60			Percent of
	Name of beneficial owner	owned	ownership	days		Total	class
Directors:
	Anand Vadapalli	90,313	—	36,246		126,559	*
	Liane Pelletier	320,217	—	26,026	(1)	346,243	*
	Brian Rogers	11,988	—	45,834		57,822	*
	Gary R. Donahee	—	—	18,380		18,380	*
	Edward (Ned) J. Hayes, Jr.	21,113	—	—		21,113	*
	Annette Jacobs	20,287	—	—		20,287	*
	Peter D. Ley	31,340	—	750		32,090	*
	John Niles Wanamaker	666	—	—		666	*
	David W. Karp	—	—	132		132	*
Officers:
	David Wilson	151,761	—	—		151,761	*
	Leonard Steinberg	113,196	—	4,166		117,362	*
	Foster C. Williams	3,222	—	—		3,222	*

	Total directors & executive officers as a group (14 persons)	773,159	—	131,534		904,693	2.00%

(1)	Amount reported as acquirable within 60 days does not include 500,000 vested stock-settled stock appreciation rights (“SSARs”) held by Ms. Pelletier for which the fair market value of our common stock was less than the exercise price of the SSARs on April 1, 2011. Because the exercise price is above the current market value, exercise of the SSARs would not result in the acquisition of any shares of our stock by Ms. Pelletier.
Proposal 1: Election of Directors
     All of our incumbent directors are standing for election with the exception of Ms. Pelletier. The nominees for director are: Anand Vadapalli, Brian D. Rogers, Gary R. Donahee, Edward (Ned) J. Hayes, Jr., Annette Jacobs, Peter D. Ley, John Niles Wanamaker and David W. Karp. The table below contains certain biographical information about each of the director nominees and the executive officers of the Company. The nominated directors have consented to serve, if elected, until his or her successor is elected at a subsequent meeting of shareholders, but should any nominee be unavailable to serve at the time of the annual meeting, each shareholder’s proxy will vote for the substitute nominee recommended by the Board of Directors.
     Vote Required. The Company’s By-laws require directors to be elected by a majority of the votes cast. Any incumbent that fails to receive a majority of the votes cast is required to submit a resignation that will be considered by the Board and accepted absent a compelling reason for the director to remain on the Board.
The Board of Directors recommends that you vote FOR each of the persons nominated for director in Proposal 1.

     Nominees for Director
     The table below sets forth certain information as of April 1, 2011, about those persons who have been nominated to serve as directors until the annual meeting of shareholders in 2012. All of the nominees, with the exception of Mr. Vadapalli, qualify as Independent Directors in accordance with the SEC and Nasdaq definitions for independence and the standards established in our Corporate Governance Principles.

Name	Age	Position	Since
Anand Vadapalli	45	President and Chief Executive Officer	2011
Brian D. Rogers	60	Director	2001
Gary R. Donahee	64	Director	2005
Edward (Ned) J. Hayes, Jr.	55	Director	2006
Annette Jacobs	53	Lead Independent Director	2006
Peter Ley	51	Director	2008
John Niles Wanamaker	42	Director	2011
David W. Karp	44	Director	2011
     Nominated Directors and Their Business Experience
     Anand Vadapalli. The Board of Directors approved the appointment of Mr. Vadapalli as President and CEO, effective February 1, 2011. Mr. Vadapalli also joined the Board of Directors effective as of that date. Prior to that, Mr. Vadapalli served as Executive Vice President and Chief Operations Officer (“COO”) of the Company beginning October 26, 2009, with operational responsibility for all facets of our business, including network operations, technology, sales and service. Mr. Vadapalli served as our Executive Vice President, Operations and Technology, from December 2008 until October 2009 and previously was our Senior Vice President, Network & Information Technology beginning in August 2006, when he joined the Company. Before joining us, Mr. Vadapalli had most recently served as Vice President of Information Technology at Valor Telecom since February 2004. Prior to Valor, from January 2003 to February 2004, he served as Executive Vice President and Chief Information Officer at Network Telephone Corporation, and from January 1996 through January 2003, he served in various positions at Broadwing / Cincinnati Bell, including as Vice President, Information Technology. Mr. Vadapalli holds a B.E. in Mechanical Engineering from Osmania University in Hyderabad, India as well as a P.G.D.M. from the Indian Institute of Management in Calcutta, India. He currently serves as a member of the Board of the Anchorage Economic Development Corporation.
     Brian D. Rogers, a director since February 2001, is currently the Chancellor at the University of Alaska Fairbanks, where he has served since July 2008. He was previously Principal Consultant and Chief Financial Officer (“CFO”) for Information Insights, Inc., a management and public policy consulting firm. Mr. Rogers served as Vice President of Finance for the University of Alaska Statewide System from 1988 to 1995. Mr. Rogers is a former state legislator who served in the Alaska State House of Representatives from 1979 to 1982. He chaired the State of Alaska Long-Range Planning Commission during 1995 and 1996, and from 1999 through 2007, as a Regent of the University of Alaska: he served as the Board Chair and a member of all committees, including the University’s Finance and Audit Committee. He holds a Masters in Public Administration degree from the Kennedy School of Government, Harvard University, in Massachusetts.
     Gary R. Donahee, a director since February 2005, has over 30 years of telecommunications industry experience and spent 16 years, before retiring in 2003, in senior management positions around the world at Nortel Networks, most recently as Executive Vice President and President of the Americas from 1999 to 2003. He served as Senior Vice President and President, Carrier Networks for Nortel for Europe, the Middle East and Africa and in a similar capacity for the Caribbean and Latin America region. Mr. Donahee also served as Senior Vice President, Corporate Human Resources for Nortel from 1989 to 1993 and was responsible for 60,000 employees in 42 countries. In addition to Nortel Networks, he has held senior executive positions in human resources at Northern Telecom and Bell-Northern Research Corporation. He presently serves on the boards of Vantrix and Tech Radium. Mr. Donahee holds a Bachelor of Physical Education from the University of New Brunswick where he recently served on the Board of Governors. In addition, he has conducted graduate work at The University of Western Ontario and Stanford University in California.
     Edward (Ned) J. Hayes, Jr., a director since February 2006, is CFO of Pillar Data Systems. Pillar’s mission is to design and build the most cost-effective, highly available networked storage solutions in the market. Prior to joining Pillar, Mr. Hayes served as Executive Vice President and CFO of Quantum Corporation (NYSE:

QTM), a global leader in data back-up, recovery and archive storage. He joined Quantum in July 2004, after serving as President and CEO of DirecTV Broadband, Inc. Prior to DirecTV Broadband, Mr. Hayes served as Executive Vice President and CFO at Telocity, Inc., and Financial Vice President and CFO in two of Lucent Technologies’ divisions, including the $20 billion Global Service Provider Business. He has also held senior financial management positions at other multinational companies such as Unisys Corporation (NYSE: UIS), Asea Brown Boveri (ABB), and Credit Suisse First Boston. He has previously served as an independent director and Chair of the Audit Committee of New Wave Research, Inc. and as an independent director of and Chair of the Audit Committee of NPTest, Inc. Mr. Hayes currently serves on the board of Super Micro Computer, Inc. (NASD: SMCI) as an independent director and Chair of the Audit Committee. Mr. Hayes conducted his graduate studies in Accounting and Finance at New York University’s Stern Graduate School of Business and received his undergraduate degree from Colgate University in New York.
     Annette Jacobs, a director since July 2006 and Lead Independent Director since March 2007, is the area president for the west region of Leap Wireless/Cricket Communications, Inc. (“Cricket”) Prior to joining Cricket, Ms. Jacobs was the President and CEO of Door to Door Storage Inc. and Chair and CEO of SafeHarbor Technology Corporation. Ms. Jacobs has over 25 years of experience in the telecommunications and wireless industries, in which she held executive leadership positions at Qwest Communications, Inc. (NYSE: Q), including Executive Vice President — President, Consumer Markets and Executive Vice President — President, Wireless Markets; Verizon Wireless’ (NYSE: VZ) President, Great Lakes Area and various executive leadership positions, across the U.S., with GTE Wireless and Contel Cellular. Ms. Jacobs currently is the chapter president for the National Association of Corporate Directors-Northwest (NACD) and the co-chair for the Seattle chapter of Women Corporate Directors (WCD). She is a former adjunct professor at Seattle University Albers School of Business and Economics. Ms. Jacobs holds a B.A. in Business Management, cum laude, from Jacksonville University in Jacksonville, Florida.
     Peter D. Ley, a Director since August 2008, is the CFO of Connexion Technologies. Connexion is a leading builder and operator of residential fiber-optic video, voice, and data networks for gated communities and high-rise towers. Connexion is headquartered in Cary, North Carolina and has operations across the United States. Mr. Ley has many years of finance and communications experience. Prior to joining Connexion in November 2007, Mr. Ley served for seven years as a managing director at Bank of America Securities, responsible for managing client relationships with the U.S. telecommunications industry. Prior to joining Bank of America, he served as CFO of Pennsylvania-based Commonwealth Telephone Enterprises Inc. Mr. Ley has also served as an investment banker at Dominick & Dominick, Furman Selz, Robert Fleming, Morgan Grenfell and Salomon Brothers. Mr. Ley holds an M.B.A. from Harvard University in Massachusetts and a B.A. from Dartmouth College in New Hampshire.
     John Niles Wanamaker, a director since January 2011, serves as Vice Chairman of Venture Ad Astra, a company focusing on geointelligence, location and imaging technologies; and is also Vice-Chairman of Zulutime, a company with breakthrough position, navigation and timing technologies for wireless networks and innovative indoor location-based services. In addition, he conducts an active angel investment practice under the name of Alaska Venture Partners investing in companies both in and out of Alaska. Mr. Wanamaker has served as either founder or CEO of companies from a wide range of industries, including early stage capital, wireless communication, aerospace launch vehicles, electronic monitored security, and real estate development. His focus has been on the creation of value and the monetization of that value. Active in his community, Mr. Wanamaker donates his time to a number of organizations. He is the former Chairman of the Board of Alaska Pacific University and continues to serve as a Trustee. He recently served as the Honorary Commander for the 477th Fighter Group at Elmendorf Air Force Base and is a co-founder and board member of the Anchorage Schools Foundation. Mr. Wanamaker is a graduate of the University of Chicago.
     David Karp, a director since March 2011, is the President and CEO of Northern Air Cargo, Inc. which operates a fleet of Boeing 737 aircraft within the state of Alaska and the contiguous U.S. states, Canada and Mexico. Prior to joining Northern Air Cargo, Mr. Karp served as the Vice President and COO of Anchorage-based Hawaiian Vacations for nearly seven years. Hawaiian Vacations transported approximately 50,000 vacationers between Alaska and Hawaii every year utilizing chartered Boeing 767 aircraft owned by Hawaiian Airlines. Before that, Mr. Karp served as the Executive Director of the Alaska Tourism Marketing Council, overseeing the cooperative tourism marketing efforts between the State of Alaska and over 1000 private sector tourism businesses. Mr. Karp also serves as a member of the Alaska Pacific University Board of Trustees and the Alaska Air Carriers Association Board of Directors. He is Chairman of the Board for the Alaska Aviation Museum. Mr. Karp is a graduate from the University of Oregon, and he completed the Owner President Manager Program at the Harvard School of Business in March 2011.

     Directors Not Standing for Re-election and their Business Experience
     Liane J. Pelletier, a director since October 2003 and Board chair since January 2004, served as our CEO and President from October 2003 through January 2011. During her tenure with us, she built the executive lead team, reconstructed the Board of Directors, and implemented a new business strategy, operating model and an organizational structure to reflect the Company’s strategy, as well as overhauled the Company’s image with investors, customers, employees and the community. Under her leadership, the Company designed and constructed Alaska’s first statewide 3G CDMA wireless network, built a submarine fiber optic cable to the contiguous U.S. and purchased one of three existing cables so that ACS now owns and operates two submarine cables, one of two carriers in the state with this infrastructure. These submarine assets complement the Metro Ethernet, MPLS, data hosting and managed services capabilities—all positioning Alaska Communications as a leader in end-to-end data networking for Enterprise customers. Prior to joining us, Ms. Pelletier’s career included 17 years at Sprint. She currently serves as a Trustee on the Board of the Nature Conservancy and on the Board of Directors for Icicle Seafoods, Inc. Ms. Pelletier earned her M.S. in Management at the Sloan School of Business at the Massachusetts Institute of Technology and a B.A. in Economics, magna cum laude, from Wellesley College.
Executive Officers
     The table below sets forth certain information as of April 1, 2011 about those persons currently serving as our executive officers. Biographical information on Anand Vadapalli, our President and CEO, is included above in the section “Nominees for Directors.”

Name	Age	Title
Anand Vadapalli	45	President and Chief Executive Officer
Wayne Graham(1)	49	Chief Financial Officer
Leonard Steinberg	57	Vice President, General Counsel and Corporate Secretary
Michael R. Todd	45	Sr. Vice President, Engineering & Operations
Foster C. Williams	55	Chief Human Resources Officer
Michael J. Wynschenk	51	Sr. Vice President, Sales

[1]	Wayne Graham was appointed CFO effective April 1, 2011. His predecessor was David Wilson.
     Wayne Graham. Mr. Graham serves as our CFO. Mr. Graham is responsible for leading our finance, treasury, accounting, and investor relations functions and has key responsibilities in business strategy and cost structure rationalization, as well as performance measurement and metrics. Mr. Graham is one of the Company’s original founding members and a previous CFO of the Company. He rejoins the Company from Ensequence, a leading provider of global interactive software for TV, where he served as CFO. In addition to his roles at ACS and Ensequence, Mr. Graham previously served as CFO of Integra Telecom, a leading competitive local exchange company, and ACS Media, which was a publicly traded print and electronic yellow page provider, based in Alaska. In total, he brings over twenty-five years of relevant financial and industry experience. Mr. Graham holds a B.S.B.A. from Georgetown University and an M.B.A. from the University of Washington.
     Leonard Steinberg has served as our Vice President, General Counsel and Corporate Secretary since January 2001 after joining us as a senior attorney in June 2000. From 1998 to 2000, Mr. Steinberg used his expertise in regulatory and administrative law to represent telecommunications and energy clients of Brena, Bell & Clarkson, P.C., an Anchorage, Alaska law firm. Prior to that, Mr. Steinberg was a partner in the firm of Hosie, Wes, Sacks & Brelsford with offices in Anchorage, Alaska and San Francisco, California. Mr. Steinberg practiced in the firm’s Anchorage office from 1996 to 1998 and in the firm’s San Francisco office from 1988 to 1996 where he primarily represented large clients in oil and gas royalty and tax disputes. Mr. Steinberg holds a J.D. degree from the University of California’s Hastings College of Law, a Masters in Public Administration degree from Harvard University’s Kennedy School of Government, an M.B.A. from University of California Berkeley’s Haas School of Business, and a B.A. from the University of California at Santa Cruz.
     Michael R. Todd serves as our Senior Vice President, Technology. Mr. Todd joined Alaska Communications in August 2008. Before assuming his current position in October 2010, Mr. Todd served as our Vice President, Engineering and Service Delivery. Mr. Todd is responsible for all engineering, service delivery, information technology, and operations functions. Mr. Todd brings more than 20 years of telecommunications leadership and expertise with a focus on engineering/service delivery, building and maintaining wireless networks, staff operations and multi-site development. His focus includes improving the overall customer experience through developing and executing long-term network evolution plans, establishing engineering and service delivery standards, coordinating cross-departmental process improvement teams to reduce cycle time, enhancing operational efficiencies and employee development. Prior to Alaska Communications, Mr. Todd held various engineering and operations leadership positions at Sprint, Nortel and Ericsson, Inc. He holds a BS in Engineering from Texas A&M University and an M.B.A. from the University of Texas.
     Foster C. Williams serves as our Chief Human Resources Officer. Appointed June 1, 2010, Mr. Williams is responsible for establishing our overall policy and strategy related to workforce planning and development, recruiting, total compensation, and labor relations. Prior to joining the Company, Mr. Williams was senior director, operations change management for Republic Services in Scottsdale, AZ, a U.S.-based solid waste company with 24,000 employees. His focus is on continuous process improvement and re-engineering to continually recalibrate our business processes, especially human resources services to internal customers, so that they may serve our valued external customers. Mr. Williams brings to Alaska Communications more than 30 years of human resources leadership and expertise with a focus on change management, talent management and organizational effectiveness and employee development. Mr. Williams has held various human resources leadership positions at Telus, Schlumberger Oilfield Services, Everlast Management Solutions, Halliburton, and Republic Services. Mr. Williams holds a B.A. from The University of Waterloo in Ontario, Canada.
     Michael J. Wynschenk serves as our Senior Vice President, Sales. Mr. Wynschenk joined Alaska Communications in March 2010. Before assuming his current position in October 2010, Mr. Wynschenk served as Vice President, Enterprise Sales. Mr. Wynschenk is responsible for the Company’s sales organizations serving the needs of all ACS customers, including consumers, businesses, enterprise business, government and telecommunications carriers. Mr. Wynschenk has more than 20 years of telecommunications sales experience as well as extensive knowledge in communications, security, outsourcing, and managed and professional services. He has held various sales and executive positions at Verizon, Expanets, Lucent Technologies and AT&T. He holds both a Master of Business Administration and Bachelor of Arts degree from San Francisco State University.
     Certain Relationships and Related Transactions
     Through our Audit Committee, we require review and approval or ratification of related party transactions. We may enter into a related party transaction only if the Audit Committee approves or ratifies such transaction and if it determines that the transaction is on terms and conditions that are reasonable under the circumstances and in the best interests of the shareholders. Pursuant to a written policy, our Audit Committee and our Nominating and Corporate Governance Committee each have procedures in place to ensure regular reporting regarding any related party transactions known to management — such transactions are a standard agenda item for each of these committees when they meet, and management reports any related party transactions which have occurred or are proposed.
     In reviewing related party transactions, we follow SEC guidelines which define a “related party transaction” as one in which we participate and that, individually or taken together with related transactions, exceeds, or is reasonably likely to exceed, $120,000 in amount in any year and in which any of the following individuals (a “covered person”) has a direct or indirect material interest:
•	any director or executive officer;

•	any nominee for election as a director;

•	any security holder who is known by us to own of record or beneficially more than five percent (5%) of any class of our securities; or

•	any immediate family member of any of the foregoing persons, including any child; stepchild; parent; stepparent; spouse; sibling; mother-, father-, son-, daughter-, brother-, or sister-in-law; and any person (other than a tenant or employee) sharing the same household.
     We do not deem a material interest to exist when a covered person’s interest in the transaction results from: (a) the covered person’s (together with his immediate family’s) direct or indirect ownership of less than a ten percent economic interest in the other party to the transaction, and/or the covered person’s service as a director of the other party to the transaction, or (b) the covered person’s pro rata participation in a benefit received by him solely as a security holder.
     A transaction is deemed to involve us if it involves one of our vendors or partners or any of our subsidiaries and relates to the business relationship between us and that vendor or partner.

     There have been no related party transactions since the beginning of the 2010 fiscal year nor are there any such transactions proposed.
     Section 16(a) Beneficial Ownership Reporting Compliance
     Federal securities laws require executive officers, directors, and owners of more than ten percent of our common stock to file reports (Forms 3, 4 and 5) with the SEC and any stock exchange or trading system on which our securities are listed. These reports relate to the number of shares of our common stock that each such person owns, and any change in their ownership. Based solely on our review of Forms 3, 4 and 5 filed with the SEC, we believe that all persons required to file such forms have done so in a timely manner during 2010.
     Corporate Governance
     We maintain corporate governance policies and practices that reflect what the Board of Directors believes are “best practices,” as well as those with which we are required to comply under the Sarbanes-Oxley Act of 2002 and the rules of the SEC and Nasdaq. Our Corporate Governance Principles and Guidelines may be viewed or downloaded from our investor relations website at www.alsk.com.
     Board of Directors
     The Board of Directors oversees direction of the Company for the long-term benefit of the shareholders. Currently, there are nine members on the Board of Directors, seven of whom (78% of the directors) are neither our officers, employees, nor former employees. Among the eight directors who have been nominated for election or re-election in 2011, only one, Mr. Vadapalli, is an officer, employee, or former employee of the Company. Ms. Pelletier is a former employee but is not standing for re-election. All of our other directors who are nominees to be voted on at the 2011 annual meeting have been determined to be Independent Directors.
     No directors received withhold/against votes of fifty percent (50%) or greater at the most recent annual meeting. The Board of Directors met five times and the Independent Directors also met separately in executive session five times in 2010. Our directors are required to hold specified minimum amounts of our stock, and all of our incumbent directors are in compliance with this requirement.
     Board Meetings and Committees; Annual Meeting Attendance
     All of the incumbent directors then serving attended: (i) the 2010 Annual Meeting of Shareholders (which they are all encouraged to attend); and (ii) at least seventy-five percent of the meetings of the Board and each committee during the period he or she was serving on the Board and any applicable committee.
     Board Leadership Structure — Board Chair and Chief Executive Officer
     Our Board’s independent leadership was further strengthened in early 2011 by separating the CEO and Chair functions, and appointing an Independent Director as Chair. Effective with the February 1, 2011 appointment of Mr. Vadapalli to the position of President and CEO, the Company separated the functions of the Board Chair and CEO. Previously, both roles were filled by Ms. Pelletier. Effective April 1, 2011, Ms. Pelletier resigned as Board Chair and also announced that she would not be standing for re-election as a director at the 2011 annual meeting. Therefore, in accordance with our Corporate Governance Principles, a non-executive Board Chair, Edward (Ned) J. Hayes, Jr., was selected by the Board to succeed Ms. Pelletier. Mr. Hayes has served on our Board since 2006 and previously served as the Chair of the Board’s Audit Committee.
     With the election of Mr. Hayes as Chair, the Board has also determined that the Lead Independent Director position occupied by Ms. Jacobs since 2007 will be suspended for as long as the Board Chair continues to be an Independent Director.
     The Board has determined that its leadership structure is appropriate given its judgment that there are advantages to having a non-executive Board Chair to provide independent oversight and for matters such as communications and relations between the Board, the CEO, and other senior management; in assisting the Board in reaching consensus on particular strategies and policies; and in facilitating a robust director, Board, and CEO evaluation process. The Board believes that as a result of this separated structure, the Board’s advisory and oversight roles will be effectively focused on assisting the CEO and senior management in seeking and adopting successful business strategies and risk management policies, and in making successful choices in management succession.
     Committees of the Board
     Our Board has four committees, the Executive, Audit, Compensation and Personnel, and Nominating and

Corporate Governance Committees.
     The Executive Committee comprises the Board chair, the chairs of each of the other standing Board committees and the Company’s President and CEO. The Executive Committee exists to assist the Board in managing the business and affairs of the Company, when it is impracticable for the full Board to act. The Executive Committee is not authorized to undertake any action that, under any applicable law, regulation or listing standard, must be performed by another committee of the Board or cannot be delegated to a committee of the Board.
     Audit Committee
     The purpose of the Audit Committee is to provide assistance to the Board of Directors in fulfilling the Board’s oversight of the Company’s accounting and system of internal controls, the quality and integrity of the Company’s financial reports, the assessment of major risks facing the Company and the review of options to mitigate such risks, and the independence and performance of the Company’s registered independent public accounting firm. The committee also monitors and evaluates the Company’s compliance with Section 404 of the Sarbanes-Oxley Act of 2002, including risk management procedures. The committee operates pursuant to a written charter adopted by the Board and available at www.alsk.com.
     The Audit Committee currently consists of three directors, none of whom are employees of the Company. The committee met nine times in 2010. The directors serving as committee members are Messrs. Ley (Chair), Hayes, and Rogers. The Board of Directors has determined that all of the members of the committee are Independent Directors. Our Board has also determined that Messrs. Ley and Hayes are “audit committee financial experts” as that term is defined under the Exchange Act. The Report of the Audit Committee is included in this proxy statement on page 55.
     Compensation and Personnel Committee
     The purpose of the C&PC is to discharge the Board’s responsibilities relating to Company compensation plans, policies and procedures including: (i) evaluation and establishment of director and executive officer compensation and performance; (ii) approval of equity and cash incentive programs for all employees of the Company; (iii) oversight of succession planning for executive officers and other management, as appropriate and (iv) production of an annual executive compensation report to be included in the Company’s proxy statement. The committee operates pursuant to a written charter adopted by the Board and available at www.alsk.com.
     The members of the C&PC are Messrs. Donahee (Chair) and Rogers. John M. Egan, a director who has since resigned, also served on the committee throughout 2010, when the committee met four times. The Board has determined that the members of the committee and Mr. Egan are all Independent Directors.
     The report of the C&PC is included in this proxy statement.
     Nominating and Corporate Governance Committee
     The Nominating and Corporate Governance Committee assists the Board in discharging its duties for screening and proposing candidates to serve on the Board and all matters of corporate governance. The committee is currently comprised of Ms. Jacobs (Chair) and Mr. Wanamaker. John M. Egan, an Independent Director who has since resigned, also served on the committee in 2010. The committee met four times in 2010. The Board has determined that each current member of the committee is an Independent Director, and the nominations of directors are in full compliance with the applicable Nasdaq Marketplace Rules. The committee operates pursuant to a written charter adopted by the Board and available at www.alsk.com.
     For director nominations, the committee does not require director candidates to meet any particular set of minimum qualifications other than those set forth in our By-laws regarding age, legal compliance, and validity of election and nomination. In assessing potential new directors, the committee considers individuals from various disciplines and diverse backgrounds. The committee reviews the suitability of each candidate in light of the Company’s needs for independence, expertise, experience, commitment, community ties, and other appropriate attributes. Some of the factors used in evaluating candidates include:
•	ethical character and integrity;

•	proven business judgment and competence;

•	professional skills or management experience in dealing with a large, complex organization or complex problems similar or complementary to those encountered by our Company;

•	knowledge of the Company’s various constituencies such as employees, customers and vendors;

•	expertise in particular areas such as technology, finance, or marketing;

•	strategic vision;

•	diversity of professional experience and viewpoints;

•	demonstrated ability to act independently and to represent the interests of all shareholders; and

•	willingness and ability to devote the necessary time to fulfill a director’s responsibilities to the Company and our shareholders.
     Our shareholders may nominate candidates for director positions by timely submitting the candidate’s name, qualifications, and other information required in our bylaws, to the Nominating and Corporate Governance Committee, c/o Corporate Secretary, Alaska Communications Systems, 600 Telephone Avenue, Anchorage, Alaska 99503. The committee applies the same criteria to its evaluation of shareholder-recommended candidates as it applies to other candidates. Except as required by applicable law, the committee has no obligation to actually nominate shareholder-recommended candidates for election as a director.
     As referenced in our corporate governance principles available on our investor website at www.alsk.com, the committee considers a wide variety of qualifications, attributes and other factors in evaluating director candidates. Although the committee does not have a specific diversity policy, it recognizes that a diversity of viewpoints and practical experiences can enhance the effectiveness of the Board as a whole. Accordingly, as part of its evaluation of each candidate, the committee takes into account how that candidate’s background, experience, qualifications, and skills may complement, supplement or duplicate those of other prospective candidates. We believe a diverse group can best perpetuate the success of our business and represent shareholder interests through the exercise of sound judgment.
     The committee specifically reviews the qualifications of each candidate for the Board, whether an incumbent or not, for his or her understanding of our business and the competitive environment in which we operate. Factors evaluated for incumbent nominees include: attendance and participation at meetings of the Board and relevant Board committees, and independence, or any ties to our Company. Prior to nomination, each candidate for election or re-election must consent to stand for election to the Board.
     Executive Committee
     The Executive Committee has been delegated the authority by the Board of Directors to exercise the powers of the Board , between meetings of the full Board of Directors. The Executive Committee currently consists of five directors: Edward J. (Ned) Hayes, Jr. (Chair), Annette Jacobs, Gary Donahee, Peter D. Ley, and Anand Vadapalli. The Executive Committee did not hold any meetings in 2010.
     Director Nomination Process
     The Nominating and Corporate Governance Committee assesses all director candidates, whether submitted by management or a shareholder, and recommends nominees for election to the Board. Recommendations for election are based upon the factors described above under the heading: “Committees of the Board—Nominating and Corporate Governance Committee.”
     Each year, including in 2011, the Nominating and Corporate Governance Committee reviews eligible director candidates, based on the criteria listed in the description of the committee, above.
     The Nominating and Corporate Governance Committee welcomes shareholder recommendations of director candidates. Shareholders may suggest candidates for consideration by the committee by submitting their suggestions in writing to the Company’s Corporate Secretary. Shareholder nominations must comply with the procedures set out in the Company’s By-laws.
     Based on the process described above, the committee recommended and the Board determined to nominate each of the eight incumbent directors who have consented to stand for election at the 2011 annual meeting of shareholders. The committee and the Board concluded that each of these eight incumbent directors should be nominated based on the diversity and extent of their experience, qualifications, attributes and skills, as identified in the biographical information contained under the heading: “Proposal 1: Election of Directors,” above, and as further discussed for each nominee below. The individual nominees’ experience relates to and derives from a broad range of occupations and industries, which provides both differing viewpoints among the nominees and familiarity with markets and businesses targeted by our Company for execution of its business plans. Individual nominees also have significant substantive expertise in several areas applicable to their service on the Board, including strategic planning, corporate governance, finance and audit, operations management and telecommunications technology.
Particular factors considered by the committee for each nominee for election to the Board in 2011 are:
     Anand Vadapalli: Mr. Vadapalli’s factors include his strategic vision and his wide-ranging, in-depth knowledge of our business operations and the competitive landscape in which our Company operates. Additionally, his extensive experience in the industry and comprehensive knowledge of our Company’s many competitive challenges and opportunities are a useful contribution to the Board’s deliberative process.
     Brian D. Rogers: Mr. Rogers’ factors include his executive experience as the head of a large, complex organization, his extensive experience and expertise in the areas of finance and financial management, his knowledge of and ties to the Alaska community, and his prior experience on the University of Alaska, Board of Regents, including serving as chair.
     Gary R. Donahee: Mr. Donahee’s factors include his worldwide executive leadership experience in the telecommunications industry, his operations management experience, his strategic business knowledge and his expertise in corporate human resources management.
     Edward (Ned) J. Hayes, Jr.: Mr. Hayes’ factors include his extensive executive and financial management expertise, including as a CFO and in other senior financial management positions at large, publicly traded companies in the computer, broadband, communications and data storage industries, and his prior board experience as chair of audit committees. Mr. Hayes also has been determined to be an audit committee financial expert as that term is defined by Nasdaq and securities law.
     Annette Jacobs: Ms. Jacobs’ factors include her senior executive leadership experience at both publicly traded and privately held companies, her knowledge of and experience with the telecommunications business, her experience with retail markets and in leading associations of board directors. Ms. Jacobs has also completed forty credit hours of qualified Institutional Shareholder Services, Inc. director education in the past two years.
     Peter D. Ley: Mr. Ley’s factors include his extensive executive, finance and communications industry experience, including his work as a CFO of technology and telecommunications companies and as an investment banker. Mr. Ley has also been determined to be an audit committee financial expert as that term is defined by Nasdaq and securities laws.
     John Niles Wanamaker: Mr. Wanamaker’s factors include his extensive experience stewarding emerging technology-based ventures, success in finding profitable market positions, and pervasive connection to the Alaska and Pacific Northwest business markets .
     David Karp: Mr. Karp’s factors include his leadership of a service-based firm operating across Alaska; experience expanding into the contiguous 48 states; background in travel and as a business buyer of the services that are key to the Company’s growth; and, finally, his reputation as a motivational leader, manager and respected member of the Alaska community.
     The committee and Board assessed these factors for each nominee in light of our Company’s main business lines and offerings, its customers and the needs of the Company.
     Board Self-Evaluation
     The Board of Directors conducts a self-evaluation of its performance annually, which includes a review of the Board’s composition, responsibilities, leadership and committee structure, processes and effectiveness. Each committee of the Board, other than the Executive Committee, conducts a similar self-evaluation with respect to such committee.

     Code of Ethics
     In order to help assure we practice the highest levels of business ethics, we have adopted a Code of Ethics, which is posted on our investor website at www.alsk.com. We post amendments to or waivers from the provisions applicable to senior executives on our website. A copy of our Code of Ethics is also available upon request to our Corporate Secretary.
Risk Oversight
     Role of Board and Committees
     The Board, with the primary assistance of the Audit Committee, oversees management of the risks inherent in the operation of our Company’s lines of business and implementation of its business plans. The Board performs this oversight role through several different levels of review. In connection with its reviews of the operation of the lines of business and corporate functions, the Board addresses the primary risks associated with of the Company’s business. In addition, the Board reviews the risks associated with the Company’s strategic plans at its annual strategic planning session and periodically throughout the year as part of its continuing consideration of the strategic direction of the Company. Finally as part of the annual report preparation and filing, the Board performs a holistic review of the Company’s risk profile and advises management on how best to reflect those concerns in the Company’s reporting.
     The Board relies primarily on the Audit Committee to provide continuing oversight of the Company’s management of enterprise risk, including the identification of the primary risks to the Company’s business and interim updates of those risks, and periodic monitoring and evaluation of the primary risks associated with particular lines of business and functions. The Company’s General Counsel, for example, reports to the Audit Committee on the Company’s legal risks, emergency management plans, environmental, health and safety compliance and insurance coverage. Similarly, the Company’s Executive Vice President and CFO reports to the Audit Committee on the Company’s business and financial risks. The Audit Committee assists management in identifying and evaluating risk management controls and methodologies to address identified risks.
     Other Board committees also oversee the management of Company risks that fall within the committee’s areas of responsibility. In performing these functions, each committee has full access to management, as well as the ability to engage its own independent advisors. For example, the Nominating and Corporate Governance Committee addresses risk by adopting appropriate rules for corporate governance and monitoring the Company’s compliance with our corporate governance guidelines. As described in more detail below under the heading “Analysis of Risk in Compensation Practices,” the C&PC considers the impact of the Company’s executive compensation program and the incentives created by the compensation awards that it administers, on the Company’s risk profile. In addition, the Company regularly evaluates its compensation policies and procedures to determine whether they present a significant risk to the Company.
     We believe the current leadership structure of the Board supports the risk oversight functions described above by providing independent leadership at the committee level, with ultimate oversight by the full Board.
     Analysis of Risk in Compensation Practices
     Consistent with the SEC’s disclosure requirements, we have assessed our Company’s compensation programs for all employees and have concluded that our compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on the Company. Management has evaluated the Company’s executive and employee compensation and benefits programs to determine if these programs’ provisions and operations create undesired or unintentional risk of a material nature. The risk assessment process includes a review of program policies and practices; analysis to identify risks and risk controls related to our compensation programs; and determinations as to the sufficiency of risk identification, the balance of potential risk to potential reward, the effectiveness of our risk controls and the impacts of our compensation programs and their risks to Company strategy. Although we periodically review all compensation programs, we focus on the programs with variability of payout, with the ability of a participant to directly affect payout and the controls on participant action and payout.

          Our compensation programs generally include the elements of base salary, performance-based cash incentive compensation, equity awards, and other standard employee benefits, which are generally uniform in design and operation throughout the Company and with all levels of employees. Variable pay components for employees below the executive level are a smaller percentage of their overall compensation. Certain internal groups have different or supplemental compensation programs tailored to their specific roles in the Company; for example, our sales personnel are paid primarily on a sales commission basis. A majority of our workforce is also unionized, and their compensation is generally determined based on the requirements of our collective bargaining agreement.
          In structuring our variable pay programs and related performance metrics, the C&PC carefully considers the impact of our pay practices on the Company’s risk profile. Our compensation program is intended to robustly promote a results-centered, performance-based culture so as to effectively drive business and financial results, without incurring unacceptable risk. Accordingly, the C&PC has created a balance of short-term and long-term financial rewards for our executive team, with both cash and equity components, providing strong incentives for our executives to judiciously balance risks and rewards consistent with the long-term interests of our shareholders. The process of annual goal-setting and the measurements used for determining incentive pay are subject to multiple levels of review and approval, and Company results are determined based on our audited financial statements, thus ensuring that significant rigor and oversight attends the variable compensation process. To further strengthen our controls on risk-taking, we have worked to incorporate best pay practices for our executives, including clawbacks, minimum equity holding requirements and prohibitions on hedging or otherwise encumbering unvested equity grants.
          The C&PC monitors our compensation programs on an annual basis and makes modifications as necessary to address any changes in the Company’s business or risk profile.
          Based on the foregoing, we believe that our compensation policies and practices do not create inappropriate or unintended material risk to the Company. We also believe that our incentive compensation arrangements provide incentives that do not encourage risk-taking beyond our Company’s ability to effectively identify and manage significant risks and are compatible with effective internal controls and the risk management practices of the Company.
Director Compensation
          The following table sets forth for each of our directors, unless such director is also a NEO, the aggregate dollar amount of all fees earned or paid in cash for services as a director in 2010, including annual retainer fees, committee and/or chairmanship fees, and meeting fees. For awards of stock, the table reflects an aggregate grant date fair value computed in accordance with ASC 718, in each case for the year ended December 31, 2010.

		Fees Earned
		or Paid in		All Other
		Cash	Stock Awards(2)	Compensation
Name	Year	($)	($)	($)
Brian D. Rogers	2010	16,250	54,145	—
John M. Egan	2010	—	55,145	—
Gary R. Donahee	2010	26,250	36,895	—
Edward J. Hayes, Jr.	2010	17,389	55,756	—
Annette M. Jacobs	2010	28,506	38,139	—
David A. Southwell	2010	12 (1)	26,195	—
Peter D. Ley	2010	31,005	37,140	—

(1)	The small dollar amount represents fractional shares of stock paid in cash.

(2)	This column reflects the grant date fair value of each director’s 2010 stock awards. All awards are vested upon grant and there are no outstanding unvested stock awards. The amounts in this column reflect the grant date fair value of the stock awards, computed in accordance with FASB ASC Topic 718, based upon our stock price on the grant date.

          Effective on January 1, 2010, our Board of Directors approved an amended Non-Employee Director Compensation Policy for Independent Directors (the “Policy”). Under this Policy, we provide compensation to the Independent Directors consisting of a $20,000 annual retainer payable in quarterly installments, plus additional annual retainers of $5,000 to the chair of the Audit Committee and the chair of the C&PC. The Lead Independent Director receives an additional annual retainer of $10,000. The Independent Directors also receive annual grants of 3,000 shares of our common stock or equivalents in quarterly grants of 750 shares, which are automatically granted on the last trading day of each quarter, and vest immediately.
          In addition, in 2010 our directors were paid $1,500 (or $750 for telephonic attendance) for each Board of Directors and/or committee meeting attended in person, except for audit committee meetings. The audit committee members were paid $2,500 for each audit committee (or $1,250 for telephonic attendance). Directors are also reimbursed for their reasonable expenses directly associated with provision of services for the Company. Independent Directors may elect to receive all or a portion of their cash retainer and meetings fees in common stock or equivalents.
          On April 1, 2011, our Board approved further changes to the Policy. The Policy now provides that a non-employee Board Chair will receive an annual retainer of $100,000, payable in four quarterly installments of $25,000 each and an annual grant of shares or share equivalents valued at $50,000, payable in four quarterly installments of $12,500 worth of shares based on the closing price at the end of each quarter. A non-employee Chair will not be eligible for committee chair or meeting fees under the Policy.
          Director Stock Ownership Guidelines
          Our Board of Directors has adopted minimum share ownership requirements for Board members because we believe the Board will more effectively pursue the long-term interests of shareholders if the members are shareholders themselves. Our director compensation policy requires each non-employee director to accumulate and hold at least 5,000 shares of our common stock or stock equivalents by March 2010 or the fifth (5th) anniversary of the director’s continuous service to our Board, whichever is later. All of our directors are in compliance with this requirement.

Compensation Discussion and Analysis
          Overview
          The compensation discussion and analysis (“CD&A”) in this section provides information regarding the 2010 compensation program for the executive officers named in the “Summary Compensation Table,” presented below. We refer to these officers as our NEOs. In this CD&A, we have also included certain information that contains “forward-looking statements,” as that term is defined under U.S. securities laws. Forward-looking statements are statements that are not historical facts and may include financial projections, estimates of the impacts of proposals or other descriptions of the Company’s plans, objectives or intentions. This information is based on our current knowledge and assumptions. Please be aware that actual results, including compensation plans and arrangements that may be used in the future, may vary from those we currently use or expect to use in the future.
          The C&PC believes that our long-term success depends in a large measure on the talents and dedication of our executive management team and our employees. The discussion and analysis that follows sets forth the C&PC’s methodology through which it makes executive compensation determinations. The C&PC seeks to confer value on our executives through carefully crafted compensation programs designed both to align executive focus with that of our shareholders and to reward executives that successfully further our corporate strategy.
          When reviewing the compensation program and our performance metrics, the C&PC considers how our compensation program supports the Company’s business objectives, strategy, performance, and risk profile. The C&PC seeks to structure the compensation program to provide incentives for executives to appropriately balance risk and reward consistent with the Company’s long-term business and risk management objectives, in order to most effectively further our shareholders’ interests. One measure of our success in this regard is our total return provided to shareholders over time. As reflected in the Performance Graph on page 5 of this proxy statement, our Company has consistently outperformed both the S&P 500 Index and the Nasdaq Telecommunications index companies in TSR year over year for each of the past five years. In 2010, this trend continued, with a TSR of 52.39%, for our Company while the S&P 500 and Nasdaq Telecommunications Indices returned 15.05% and 29.11%, respectively, over the same one-year period.
          Summary of Recent Compensation Decisions
          Our executive compensation program is designed to attract, incent and retain individuals with the leadership skills necessary to develop and execute the Company’s strategic direction and to achieve long-term performance goals so as to create and enhance shareholder value. Over the past several years, we have been focused on transforming the Company from a traditional provider of wireline and wireless telecommunications services to a leading provider of broadband and other integrated data solutions in and out of Alaska. Toward that goal, we seek to use our executive compensation program to motivate and reward progress in that transformation. Our program seeks to align executive compensation with shareholder value on an annual and long-term basis through a combination of the following types of compensation: base salary, annual cash incentive compensation awards, and long-term incentive compensation in the form of equity-based grants.
          2010 Compensation
          For 2010, we reported overall earnings before interest, taxes, depreciation and amortization (“EBITDA”) that modestly exceeded our “2010 Company Performance Target” for EBITDA, and also exceeded our EBITDA results reported for 2009 by approximately four million dollars. Though enterprise revenue increased overall 7.1% for the year over 2009, it was below the aggressive Company Performance Target we had set for ourselves in 2010. Wireless revenue also was slightly below the 2010 Company Performance Target set by the C&PC for this metric. These results, along with the C&PC’s consideration of individual performance, primarily drove our compensation of our NEOs in 2010.
          Incentive compensation actually paid to our NEOs for 2010 was consistent with these reported results. Cash incentive awards were below target across the NEOs, reflecting the less than expected revenue results, but balanced against EBITDA results that exceeded expectations. A further adjustment in the cash incentive payment to certain of our NEOs was made based on individual performance, as described below.
          One-third (1/3) increments of performance-accelerated restricted stock units granted to our NEOs in each of the prior three years vested in 2011 based on the above-target EBITDA results achieved in 2010. However, long-term incentive compensation for our NEOs, which vests on an accelerated schedule based on the cumulative EBITDA results compared to targets over the past three years, did not vest in 2010, because our one-year 2009 EBITDA results were below target. Our pay philosophy and objectives and the components of our total direct compensation provided to our NEOs are described in more detail later in this CD&A, and the total compensation actually paid is reported in the Summary Compensation Table, below.
          Compensation Changes Implemented in 2011
          The C&PC engaged an independent compensation consultant in 2010, as it typically does every other year, to assist it in evaluating our executive compensation program. Based on this review, which included peer company comparisons, and in recognition of the rapidly evolving nature of our business and our emphasis on pay-for-performance principles, the C&PC has made a number of structural changes, particularly as related to our NEOs’ equity awards, which are being implemented in 2011. A summary of this compensation structure as approved by the C&PC is set forth here, and the changes are discussed in more detail in sections that follow:
•	Our NEO base salaries are generally set below the median of our peer companies all across our current executives; the majority of all executive compensation, therefore, is performance-based.

•	Performance-based cash incentive awards represent a higher proportion of total cash compensation than is typical amongst our peers.

•	Starting in 2011, we are shifting two-thirds of our annual NEO equity awards to performance stock unit (“PSU”) grants, which only vest (in one-third increments) upon achievement of Company Performance Targets, as determined by the C&PC, in each of the three years following the year of the grant.

•	Also starting in 2011, the remaining one-third of our annual NEO equity awards will be provided as time-vested restricted stock units, which vest in one-third increments in each of the three years following the year of the grant, as long as the executive continues to be employed with us.

•	Annual grants of performance-accelerated restricted stock units have been discontinued.

•	By awarding a significant proportion of compensation as equity grants, the Company is able to redeploy cash resources that would otherwise be used for compensation purposes to further the Company’s business, while ensuring that executives’ interests are aligned with our those of shareholders.
          These changes are intended to further increase alignment of our executives’ compensation with our pay-for performance philosophy and emphasis on return of long-term shareholder value, while continuing to make smaller annual grants of restricted stock units to encourage retention of key leaders of the Company. The changes to equity grants apply to all new grants of stock or stock units to our NEOs going forward commencing in 2011.
          Proposed 2011 Incentive Award Plan
          As an additional outcome of its 2010 executive compensation study, the C&PC determined that our existing shareholder approved employee and non-employee director stock incentive plans should be retooled in keeping with current best compensation practices. This decision has led to the inclusion of a proposal for shareholder approval in this proxy statement (Proposal 2) requesting shareholder approval of a new consolidated director and employee Incentive Award Plan. Proposal 2 generally contemplates that all available shares previously authorized by shareholders for use as director and employee incentive compensation under the Alaska Communications Systems Group, Inc. 1999 Stock Incentive Plan (“1999 Stock Incentive Plan”) and the Alaska Communications Systems Group, Inc. 1999 Non-Employee Director Stock Compensation Plan (“1999 Director Stock Plan” ) (collectively the “1999 Plans”) will be transferred and made available for equity grants only under the terms and conditions of the 2011 Plan. No additional shares beyond those previously approved by shareholders for our 1999 Plans are being requested for the new 2011 Plan.

          The proposed 2011 Incentive Award Plan makes substantive changes in our existing stock incentive and non-employee director stock plans that will benefit our shareholders. Key components of the 2011 Plan are summarized here and the plan is described in more detail later in this proxy statement under the heading: “Proposal 2: Adoption of the Alaska Communications Systems Group, Inc.’s 2011 Incentive Award Plan.” Among other changes, the 2011 Incentive Award Plan will:
•	Provide that shares tendered and then withheld to satisfy exercise or withholding obligations under the 2011 Incentive Award Plan may not be used to replenish the share pool and thus will be unavailable for subsequent equity grants to our directors or employees. This change will eliminate a disfavored practice which is currently available under our 1999 Stock Incentive Plan.

•	Provide that equity awards under the 2011 Incentive Award Plan are subject to the terms of any “Clawback Policy” required by law or by Company policy. The addition of such a clawback provision is consistent with recent changes in the law and pay practices; however, such a provision is not a feature of our 1999 Stock Incentive Plan, which predates current clawback practices.

•	Remove provisions that allow the opportunity for automatic acceleration of stock vesting if the Company experiences a change in control. Such “single trigger” change-in-control provisions are not considered best pay practices, though they are permitted under our 1999 Stock Incentive Plan.

•	Provide the shareholder vote of approval necessary under the Internal Revenue Code (the “Code”) for performance-based executive compensation in excess of $1 million to be deductible by the Company in accordance with Section 162(m) of the Internal Revenue Code (“Section 162(m)”). Shareholders will benefit from a reduction in the Company’s tax obligations.

•	Combine and consolidate our existing non-employee director and employee stock incentive plans, which are currently maintained as separate documents, into a single Company incentive award plan, which will be effective for ten (10) years, through April 19, 2021. This consolidation will promote efficiency of stock plan administration and is in keeping with recent trends in the design of incentive award plans.
          Shareholder approval is necessary in order for the Company to implement this new 2011 Incentive Award Plan. The C&PC and our full Board of Directors recommend that our shareholders give their approval to the 2011 Incentive Award Plan.
          Say-on-Pay and Say-When-on-Pay Shareholder Advisory Votes
          In accordance with enhanced disclosure rules adopted by the SEC in January 2011, two additional proposals related to executive compensation are also presented by management for approval by our shareholders at our 2011 annual meeting.
          In Proposal 3, the Company is providing an opportunity for our shareholders to cast an advisory vote on our current executive compensation program. The advisory vote on executive compensation is referred to as a “Say-on-Pay” vote, and it is described in more detail later in this proxy statement under the heading: “Proposal 3: Advisory Vote on Executive Compensation.”
          Proposal 4 affords our shareholders the opportunity to cast an advisory vote on how often the Company should include the “Say-on-Pay” vote contained in Proposal 3 in its proxy materials for future shareholder meetings. Under this Proposal 4, also referred to as “Say-When-on-Pay,” shareholders may indicate their preference as to whether the “Say-on-Pay” proposal is presented every year, every two years or every three years in the future, or shareholders may abstain from voting. Proposal 4 is described in more detail below under the heading: “Proposal 4: Advisory Vote on Frequency of Future Advisory Votes on Executive Compensation.
          The C&PC recommends a “FOR” vote by shareholders on Proposals 2 and 3, and an “ANNUAL” frequency for future Say-on-Pay advisory votes under Proposal 4.

          Executive Leadership Transition
          Our Board of Directors oversaw an important transition of the executive leadership of the Company in late 2010 and early 2011. On December 1, 2010, an amendment to Ms. Pelletier’s employment agreement was executed to begin transitioning the President and CEO position from Ms. Pelletier to Mr. Vadapalli. Effective February 1, 2011, Ms. Pelletier’s role changed from President and CEO to a transition officer and, in accordance with the Board’s transition plan, our COO, Mr. Vadapalli, became the new President and CEO of the Company. Ms. Pelletier continued as a transition officer until the expiration of her employment agreement on April 1, 2011, at which time she terminated her employment with the Company. Mr. Vadapalli serves as the current President and CEO of the Company.
          On March 1, 2011, a transition of the CFO position was announced. Mr. Wilson’s 2009 employment agreement was amended and, in accordance with the amendment, Mr. Wilson stepped down as CFO on April 1, 2011, while continuing to serve in a transition role through April 30, 2011, at which time his employment with the Company terminates. Mr. Graham joined the Company as its new CFO on April 1, 2011. Mr. Wilson will continue to assist Mr. Graham with the CFO transition through June 30, 2011 as a consultant to the Company.
          Our Compensation Philosophies and Goals
          The qualities, abilities and commitments of our NEOs are considered significant contributing factors to the proper leadership of our Company and the driving force for delivering shareholder value. Our compensation policies are designed to:
•	Pay base salaries below the median of our peers. We have structured our executive compensation to pay below-median base salaries to our executives, and require them to earn the full value of their total compensation packages through a higher proportion of performance-based pay, which includes both cash and equity components. By making equity grants a significant portion of our at-risk compensation, the Company also conserves cash resources which can be used to further the interests of the business.

•	Provide pay for performance for the majority of our compensation. Over one-half (1/2) of the total target compensation of all of our NEOs is expected to be “at-risk” and is paid based on achievement of annual or long-term Company performance goals and individual performance. Target cash incentive compensation constitutes fifty percent (50%) of the total target cash compensation for each of our executives. In addition, in accordance with changes approved by the C&PC based on its 2010 review of our compensation structure, sixty-seven percent (67%) of our equity awards in 2011 and future years will be in the form of PSUs that only vest if performance targets are achieved by the Company; otherwise, they are forfeited.

•	Align executives’ compensation with shareholder interests. Our compensation practices are designed to align our executives’ interests with those of our shareholders through a mix of cash and long-term equity incentive compensation. Equity awards and significant equity holding requirements, in particular, are intended to ensure that our executives’ long-term interests are aligned with those of our shareholders.

•	Motivate executives to pursue growth of cash generated by our business operations. At-risk compensation has generally been determined based on sustained growth of cash by our operations that can be attributed directly to management efforts, together with key revenue generation goals. We believe this approach to compensation directs our executives toward achieving long-term profitable growth, disciplined capital allocation, and value delivery to our shareholders.

•	Assure all opportunities for long-term growth are pursued. While our performance targets have, since 2005, been based principally on growth of cash provided by our business operations, a portion of our NEOs’ equity compensation is also determined based on the Company’s performance three years in the future, thus providing significant incentive for our executives to remain focused on the long-term growth of the Company.

•	Compete for, and retain, top talent. Our objective is to provide compensation and benefits that are in alignment with the market for the talent we seek. To this end, an independent study of our executive compensation programs is typically completed every two years, to ensure our total cash and equity compensation packages are competitive with peers in the market. The C&PC also adjusts our compensation program as necessary to ensure we offer the optimum mix of annual cash incentives and long-term equity incentives to attract and ensure the retention of key talent.
          Components Comprising Total Executive Compensation
          Each separate component of our executive compensation package is described in more detail in the paragraphs that follow.
          Cash Compensation
          In determining cash compensation paid to our NEOs, the C&PC first determines the “total target cash compensation” that would be required to attract and retain qualified executives. As described above, the C&PC has determined that base salary and target annual cash incentive amounts should each generally comprise fifty percent (50%) of an executive’s total target cash compensation, reflecting a significant portion at risk, but with an upside for our executives if the Company performs well.
     Base salaries
          Our NEOs’ respective employment arrangements provide for annual base salaries as set forth in the “Salary” column of the Summary Compensation Table below. Base salary levels are established by considering a number of factors, including the needs of the Company, the nature and responsibility of each NEO position, the particular qualifications, experience and expertise of the individual executive, competitiveness of the market for the executive’s services, the executive’s potential for driving the Company’s success in the future, individual performance, and other judgmental factors deemed relevant by the C&PC. Base salaries for our NEOs are generally below the median salaries paid by our peer companies. Base salaries were generally set at the same level in 2010 as in 2009, except for Mr. Vadapalli’s, whose base pay was increased in February 2010 in conjunction with his promotion to assume significantly increased breadth and scope of duties as the Company’s COO (and again in 2011 consistent with Mr. Vadapalli’s appointment as President and CEO). As COO, Mr. Vadapalli had responsibility for overseeing all operations and sales of the Company.
     Annual Cash Incentive Awards
          Annual cash incentive awards represent the performance-based portion of our NEOs’ total target cash compensation. Annual cash incentive targets are set at one hundred percent (100%) of base salary for all our NEOs, representing the C&PC’s determination to set a higher proportion of compensation at risk than is generally the case for our peer companies. During the first quarter of each year, the C&PC establishes Company performance targets and individual goals applicable to that year. The target awards for an individual participant may be revised during the year as a result of a promotion or other change of the individual’s position. We have no multi-year or guaranteed bonus provisions applicable to any of our NEOs.
          Annual cash incentive awards generally occur during the second quarter of the year following the performance year, after completion of the Company’s audited financial statements. Cash incentive payouts to NEOs are not made if the Company does not achieve a predetermined percentage of the Company Performance Targets. Cash incentive payouts to NEOs may be diminished when actual performance is less than the Company Performance Target and enhanced when actual performance exceeds 100% of the Company Performance Target. Cash incentive payments for NEOs generally may not exceed 200% of the annual target amount under our executive compensation plan.
          Finally, in addition to the Company Performance Target, each NEO’s award may be further adjusted upward or downward based on the C&PC’s evaluation of individual performance. This can result in cash incentive payouts greater or lesser than what would otherwise have been payable based solely on the calculation of Company Performance Target and results described in the previous paragraph.

     Special Cash Incentive
          As specified in his employment agreement as amended in 2010, a one-time cash payment in the amount of eighteen thousand seven hundred fifty dollars ($18,750.00) was made to Mr. Vadapalli in February 2010 in recognition of his efforts and as a reward for accepting the expanded role of COO, a position which he assumed in November 2009. As part of his employment arrangement with the Company, Mr. Williams’ received a one-time cash payment of fifty thousand dollars ($50,000.00) in July 2010 as an incentive for joining the Company as its Chief Human Resources Officer.
          Equity Compensation
          The discussion of equity compensation below first addresses 2010 equity awards, and then describes modifications in our equity grant program that the C&PC has put in place effective in 2011.
     Equity Awards in 2010 and Prior Years
     Performance-Accelerated Restricted Stock Units
          As in prior years (since 2005), one-half of the 2010 annual grants of equity to our NEOs were provided as performance-accelerated restricted stock units. These restricted stock unit awards vest after five years of continued employment with the Company. One-third of these awards can also vest on an accelerated basis in each of the three successive years following the year of the grant if we achieve the annual Company Performance Target for the year prior to the year the grant actually vests.
     Long-Term Performance-Accelerated Restricted Stock Units
          One-half of the total performance-accelerated restricted stock units granted to our NEOs in 2010 were designated as long-term. These “long-term” performance-accelerated restricted stock unit awards have been granted to our NEOs each year since 2005. The awards accelerate and vest in full if we achieve the three-year cumulative Company Performance Target during the successive three-year period following the year of the grant. The cumulative Company Performance Target is the sum of the three annual goals set at the beginning of each year during the performance period. Long-term restricted stock unit awards vest five years after the date of the grant, regardless of actual performance, if the NEO remains employed continuously with the Company until the vest date.
     2011 Equity Awards Program
          Based on its review of our executive compensation program and other compensation data, including the study completed by the C&PC’s independent compensation consultant in 2010 and comparison to peers, our Company’s compensation goals and objectives, and changes in the nature of our business, the C&PC determined to make changes to the structure of our NEO annual equity grants starting in 2011. It first decided that performance-accelerated restricted stock units and long-term performance-accelerated restricted stock units will no longer be components of our equity grants. Instead, the emphasis has been shifted predominantly to grants of PSUs, which have no time vesting potential. Smaller grants of time-vested restricted stock units comprise the balance of our restructured equity grant program. This modified equity compensation plan is designed to further increase the emphasis on pay-for-performance and long-term results of the Company, while the more limited grants of time-vesting restricted stock unit grants provide balance and continue to promote retention of our key executives.
          As a result of these changes, our NEOs’ incentive compensation will depend on Company performance levels to a greater degree than previously. This is consistent with our pay-for-performance philosophy in our rapidly changing business. The C&PC believes the changes in equity compensation approved for 2011 will align our NEOs interests even more closely with our shareholders’ interests, while still providing sufficient incentive to retain the key leadership of our company.
     2011 Performance Stock Units
          Sixty-seven percent (67%) of our NEOs’ total target annual equity grants are now in the form of PSUs. These PSUs vest only if the Company’s performance in each of the three years following the year of the grant achieves the Company Performance Target for each of those years. One-third of the PSUs will vest in each of the three years if Company Performance Target for that year is met or exceeded. Otherwise, the PSUs are forfeited. Vesting occurs the year following the performance year, after Company financial results have been determined based on audited financial statements.
     2011 Time-Vested Restricted Stock Units
          In order to encourage retention and provide a further long-term incentive for executives to remain with the Company, the C&PC determined that thirty-three percent (33%) of our NEOs’ annual equity awards will be granted as time-vested restricted stock units, starting in 2011. These restricted stock units will vest in one-third increments in each of the three years following the year of the grant, as long as the NEO remains continuously employed with the Company.
          Constraints on All Equity Grants
          Our NEOs may not hedge, pledge, or otherwise encumber any securities comprising an equity-based award, nor may they sell any awards for cash before the award vests in accordance with the terms of the applicable grant agreement. In addition, we do not pay dividends (or gross up equity awards for dividend equivalents) on unvested equity-based compensation. We also do not allow re-pricing or exchange of options for shares or cash. As discussed further below, minimum stock holding requirements apply to all our NEOs.
          Other NEO Benefits
          Our NEOs receive standard health, welfare and retirement benefits which are available to all or substantially all employees of the Company. There are no special or supplemental retirement benefits provided under our executive compensation program.
          2010 Performance Targets
          Cash Incentive Targets
          The C&PC established the Company Performance Targets for payment of cash incentive compensation in 2010 to reflect the changing nature of our business, and especially the increased emphasis on enterprise and wireless data revenue as key contributors to our business’ future success. Consequently, the C&PC established three Company Performance Targets for payment of our NEOs’ 2010 cash incentive compensation. The first 2010 target was to attain an annual EBITDA amount equal to or greater than $124.6 million. As in 2009, this EBITDA target was not adjusted for maintenance capital expenditures (as it was in prior years). The EBITDA target was chosen because the C&PC believes EBITDA to be the most direct and compelling indicator of the Company’s overall success in generating free distributable cash and increasing shareholder value during the fiscal year because it eliminates the effects of period-to-period changes in costs associated with capital investments, interest and stock-based compensation expense that are not directly attributable to the underlying performance of the Company’s business operations. We define EBITDA as earnings before interest, tax, depreciation, amortization and stock-based compensation expense. EBITDA is not a Generally Accepted Accounting Principle measure, and our measurement of EBITDA may differ from other companies.
          The C&PC also set two new revenue Company Performance Targets that apply to payments of cash incentives to our NEOs for 2010. The second Company Performance Target was a target enterprise revenue of $53.7 million, and the third Company Performance Target was a target for wireless revenue of $143.6 million. These goals were chosen because of their importance to the Company’s future success in an increasingly data-driven market for services. The EBITDA, enterprise revenue and wireless revenue Company Performance Targets are each weighted as one-third of the total Company Performance Target in determining the payout to our NEOs based on our 2010 results. The amount of target cash incentive actually awarded to each NEO is determined based upon the Company’s performance against these three Company Performance Targets, as well as the individual performance of each executive. Upward or downward adjustments in the cash awards (within a specified range) are made if the Company exceeds or falls short of its annual Company Performance Targets. Company performance below certain thresholds (90% of target in the case of enterprise revenue and 95% of target EBITDA and wireless revenue) results in no payout for that one-third portion of the NEO’s cash incentive compensation. Overachievement of the EBITDA performance target is rewarded by an accelerated cash incentive payout ratio. A maximum payout equal to 200% of the target cash incentive amount applies as the upper limit for cash incentive awards to our NEOs.

          Equity Vesting Targets
          The 2010 Company EBITDA target of $124.6 million also served as the Company Performance Target for accelerated vesting of short-term performance-accelerated restricted stock unit grants. For vesting of long-term performance accelerated restricted stock units to occur, the cumulative total of the annual Company EBITDA targets for the past three years (2008 through 2010 ) is compared to the cumulative actual EBITDA results (as adjusted for maintenance capital expenditures in 2008 only). The cumulative three-year EBITDA Company Performance Target for the 2008 through 2010 period was $347.6 million.
          2010 Company Results
          Our 2010 business results, together with the C&PC’s assessment of individual NEOs’ performance, served as the determinants for how the C&PC ultimately decided to compensate our CEO and our other executive officers for 2010. Our 2010 results for EBITDA performance outpaced the Company Performance Target for the fiscal year. However, our enterprise revenue and wireless revenue results were below the Company Performance Targets for the year, which decreased the overall payout of cash incentive compensation available to our NEOs.
          The C&PC nevertheless believes our executive team has positioned the Company to achieve long-term growth by anticipating and addressing major changes in the telecommunications industry and making the capital investments necessary to ensure long-term success. As in prior years, the executive team remained focused on targeted capital investments, disciplined resource allocations and cost management, thus enabling the Company’s ability to grow distributable cash generated by the business over the long term. In line with our objectives, the executive team kept the strategic focus on growth of the enterprise line of business, which expanded 7.1% year over year from 2009, primarily driven by an increase in data sales. Our 2010 acquisition of a 49% interest in TekMate, our partner in providing managed IT services and professional services to our customers, accelerated our ability to layer on value-added services such as data hosting, video conferencing and IT-managed services on top of base connectivity. Despite a modest decrease of wireless revenue overall in 2010, increased penetration of data-centric devices in the wireless market, together with rapid growth of high-value wireless data average revenue per user which increased 53% from 2009, helped drive wireless results for the year, notwithstanding a loss in wireless customer numbers. Although the continuing, industry-wide, downward trend in legacy wireline business also impacted our revenue, focused execution resulted in operating cash flows, excluding swap termination costs of $11.1 million, which are at the highest levels since 2007. We returned an aggregate of $38.4 million to shareholders via cash dividend payments in 2010.
          Listed below are the key quantitative factors considered by the C&PC in its 2010 compensation decisions:
•	We reported EBITDA results for 2010 of $126.5 million for the twelve-months ended December 31, 2010, compared with a 2010 EBITDA performance target of $124.6 million. Cumulative EBITDA results for the 2008 through 2010 three-year period was $340.0 million, compared to our target cumulative EBITDA for the period of $347.6. Despite exceeding annual EBITDA performance targets in both 2008 and 2010, the cumulative results fell short of the three-year cumulative EBITDA Company Performance Target due to lower than projected results in 2009.

•	Total enterprise revenue reported for 2010 equaled $48.6 million, compared to the 2010 Company Performance Target of $53.7 million.

•	Wireless revenue for the twelve-month period ending December 31, 2010 was $140.6 million, compared to the 2010 Company Performance Target of $143.6 million.
          As reported in the Summary Compensation Table below, the compensation of our NEOs was consistent with the results the Company reported for 2010. The C&PC applied a predetermined schedule to reduce the cash incentive award targets that were available to the NEOs based on actual results achieved with respect to the three Company Performance Targets, as reported above. Payments to NEOs were further adjusted for individual performance, as assessed by the C&PC, with the assistance of the CEO (except in the case of the CEO’s own compensation). The C&PC awarded three of our NEOs modest upward adjustments in their cash incentive payments based on their individual performance. Mr. Vadapalli earned an enhanced cash incentive due to improving operational performance of the Company. Mr. Wilson earned an enhanced award due to successfully refinancing the debt and providing long-term fiscal stability, and Mr. Williams earned an enhanced award due to his efforts reconstructing a total compensation plan that addresses all stakeholder needs. Final 2010 cash incentive awards are reflected in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation table below.
          With respect to equity grants, the C&PC determined that based on the Company’s reported EBITDA results, one-third (1/3) of the annual short-term restricted stock units, granted to our NEOs in each of the three previous years, vested in March 2011. However, due to below target EBITDA results in 2009, the Company did not achieve long term EBITDA results that satisfied the cumulative Company Performance Target established for the years 2008 through 2010. Consequently, the C&PC determined that long-term restricted stock unit grants which were awarded in 2008 did not vest on an accelerated basis in 2010 in accordance with the conditions of the grants.
          Performance-Accelerated Restricted Stock Unit Grants in 2010
          The C&PC made new equity grants to each of our NEOs in July 2010. One-half of each grant was provided as performance-accelerated restricted stock units and one-half in the form of long-term performance-accelerated restricted stock units. For Ms. Pelletier, our CEO during 2010, the total target dollar value of the restricted stock unit grant was set by her 2008 employment agreement as equal to her total annual target cash compensation. Mr. Vadapalli’s amended employment agreement as COO, entered into in February 2010, provided for an annual target equity award valued at $550,000, one-half of which was granted as performance accelerated restricted stock units and one-half as long-term performance accelerated restricted stock units. The 2010 restricted stock unit awards to our other NEOs were generally determined as a percentage of the CEO’s restricted stock unit award, based on the relative level of responsibility of each of these NEOs as compared to the CEO, as determined in the judgment of the C&PC. Mr. Williams’ award of restricted stock units was pro-rated based on his start date with the Company of June 1, 2010, as provided in his employment letter.
          Oversight of the Executive Compensation Program
          Role of Compensation Consultants and Survey Data
          In general, the C&PC works with an independent compensation consultant to conduct an executive compensation study every other year. At the C&PC’s request, a compensation study was completed in the third quarter of 2010 by Frederick W. Cook & Co., Inc. (FW Cook, Inc.). FW Cook, Inc. is an independent consultant to the C&PC and provides no other consulting or other business or professional services to the Board, the Company or its management. The FW Cook, Inc. study was commissioned to provide the C&PC with an independent, competitive review of executive compensation levels, as compared to our peer companies, and also to provide recommendations on our pay structure going forward. The consultant’s review of the Company’s executive compensation program considered its effectiveness in supporting the Company’s business strategy, the current business and regulatory environment in which the Company operates, evolving corporate governance considerations, and recent accounting, tax and disclosure requirements.
          As part of the consultant’s study, FW Cook, Inc. recommended use of a new set of fifteen (15) peer companies broadly similar to our Company with respect to both industry type and size. This expanded group of peer companies is thought to be more representative of the complex and evolving data technology services provided by our Company than our previous peer group, and the larger size of the peer group (fifteen (15) as opposed to six (6) companies) also provides better comparative data. The six companies previously used as our peers (shown with an asterisk in the list below) were retained as comparators within the larger group of fifteen.

Our Company ranked roughly in the median of this peer group, both in terms of revenue range and market capitalization. The fifteen peer group companies considered by FW Cook, Inc., in its study are listed below.

AboveNet	Neutral Tandem

Atlantic Tele-Network	Ntelos*

Cbeyond	Premiere Global

Cincinnati Bell*	Shenandoah Telecom

Cogent Communications	Surewest Communications*

Consolidated Communications*	USA Mobility

General Communications*	Vonage Holdings

ITC Deltacom*
          When analyzing the peer group data used for reviewing the compensation of our executives, the C&PC analyzed and compared, among other metrics, type of operations, market capitalization, revenues, net income, EBITDA, total shareholder return, return on invested capital and return on equity, over the last fiscal year and cumulatively for the last three fiscal years, for each peer company.
          The C&PC reviewed the compensation packages of the executive officers of each of the peer group companies included in the FW Cook, Inc., study and compared them with the compensation of each of our NEOs with comparable duties and responsibilities. The purpose of reviewing such data regarding the peer group was for the C&PC to determine whether the compensation paid to our NEOs is generally competitive with that paid by peer group companies to their NEOs, recognizing that our compensation practices reflect that our NEOs operate in a more geographically remote market and manage a relatively more diverse portfolio of telecommunications services than do the executives of many of our peer companies.
          Based on the information provided by the consultant’s study, the C&PC determined that our NEOs’ current base salaries are below the median of the fifteen (15) peer companies. Performance-based annual target cash incentives generally represents a higher percentage of the total cash compensation for our NEOs, and target equity incentive grant values are generally at or above the median level compared to peers. As a result, our total target direct compensation is at or moderately above the median, but a higher percentage of our total compensation is at risk, providing an upside to our executives only if Company performance meets or exceeds expectations. The comparison of severance benefits offered to our executives showed that they are generally comparable to those of our peer companies, and other benefits and perquisites are more limited than those offered by our peers.
          Based on the results of the study, the consultant recommended some changes to our pay structure, particularly regarding the design of the equity component. Based on the results of its 2010 review of our executive compensation program, the C&PC decided to leave base salaries and target incentive compensation for our NEOs similar to or lower than the levels in 2010. The C&PC also approved several changes to our equity grant program commencing in 2011, which further increase the emphasis on pay-for-performance, in keeping with our overall compensation philosophy.
          Although the C&PC believes it is important periodically to review the compensation policies of a representative peer group, the C&PC also believes we must adopt compensation policies that incorporate our own business objectives, conditions, and culture. We face unique considerations in attracting executive talent to the remote Alaska labor market, meeting our Company’s specific hiring and retention goals, keeping our focus on our pay-for-performance principles, and the desirability of balancing short and long-term goals and results.
          Therefore, while the C&PC reviews peer data, the C&PC does not annually adjust the compensation paid to our NEOs based on the compensation policies of peer group companies and does not index the total compensation of our NEOs or any element of their compensation against the peer group. We offer the compensation we believe is appropriate to attract, retain and incent our key executives in this highly competitive industry.
          Role of C&PC and CEO
          The C&PC determines the President and CEO’s compensation package in consultation with the independent members of our Board. Management does not provide input in the determination of the CEO’s compensation.
          Ms. Pelletier, our CEO during 2010, developed and made recommendations regarding the compensation of the NEOs who reported directly to her and also made recommendations as to their individual performance goals. Management also provides peer group information to the C&PC related to the compensation of our executives. The CEO developed and recommended the compensation packages for our other NEOs, but the C&PC has the ultimate authority to approve or modify management’s recommended compensation packages. No changes in compensation packages were made in 2010 for Messrs. Steinberg or Wilson.
          In February 2010, the C&PC approved an amended employment agreement with Mr. Vadapalli that provided an increase in his total target cash compensation. The increase in Mr. Vadapalli compensation package reflected his continuing strong performance and his elevation to assume the expanded role and responsibilities of COO and Executive Vice President. In February 2011, the C&PC approved a new employment arrangement with Mr. Vadapalli, who became our President and CEO effective February 1, 2011. The CEO compensation package was negotiated based on the recommendations of and with the assistance of the C&PC’s independent compensation consultant, FW Cook, Inc. The Company entered into an employment arrangement with Mr. Williams in May 2010, and Mr. Williams joined the Company as our Chief Human Resource Officer in June 2010.
          Other Policies, Practices, and Judgments Affecting our Executive Compensation
          Policy Regarding Security Ownership By Management
          We have adopted minimum share ownership requirements because we believe that management will more effectively pursue the long-term interests of shareholders if they are shareholders themselves. The C&PC reviews our share ownership requirements regularly and makes changes, as needed, to bring our policy into line with emerging market practice. Our policy requires each executive, except the CEO, to accumulate and hold a number of shares of common stock having value of at least one-and-a-half times (1.5x) the executive’s base salary. The CEO is expected to hold shares of common stock equal to at least three (3) times base salary. Our NEOs have five (5) years to achieve the prescribed ownership levels, and all our executives are in compliance with this requirement. We do not impose specific holding periods for equity grants to our executives, but our executives must at all times hold sufficient stock to ensure compliance with our minimum stock ownership requirements.
          Relative Levels of Compensation among NEOs
          Generally, the elements of compensation described earlier apply to all of our NEOs. Our CEO is the most highly paid of our NEOs, reflecting the overarching level of responsibility. Ms. Pelletier had the ultimate responsibility for the strategic direction of the Company in 2010, and a more visible role than our other NEOs. As part of a leadership transition plan memorialized in the amendment to her employment agreement entered into on December 1, 2010, Ms. Pelletier moved to a transition officer role on February 1, 2011, and terminated her employment with the Company upon expiration of her employment agreement on April 1, 2011.
          The second most highly compensated NEO in 2010 was our COO, Anand Vadapalli. Mr. Vadapalli was elevated to this new position in October 2009, but there was no change to Mr. Vadapalli’s compensation at that time. In February 2010, his employment agreement was amended to reflect his new role as COO. Mr. Vadapalli’s increased compensation in 2010 reflected his substantially expanded role in managing all the day-to-day operations of the Company. Effective February 1, 2011, Mr. Vadapalli was elevated to the position of President and CEO of the Company, succeeding Ms. Pelletier, in which role he is responsible for overseeing all management functions, and he has also been appointed as a member of the Board of Directors. His compensation package was further increased at that time, reflecting his ultimate responsibility for strategic direction and overall management of the Company.
          Other NEOs received lower total compensation than the CEO and COO. As of December 31, 2010, our CFO, David Wilson, was the third most highly compensated NEO, followed by the General Counsel, Leonard Steinberg, and the Chief Human Resource Officer, Foster Williams. Mr. Wilson resigned from his position with the Company effective April 30, 2011, and he has been replaced by a new CFO, Mr. Wayne Graham, who joined the Company on April 1, 2011.
          Wealth Accumulation
          The C&PC does not believe that wealth accumulation, other than through our equity compensation program should be a significant consideration when establishing our compensation policies. Our NEOs do not have a substantial benefit from their participation in our defined contribution or benefit plans. A majority of our executives’ retirement savings consists of the executive’s own contributions and accumulated retirement savings from principally other companies’ retirement plans earned over lengthy careers. We believe that it would be inconsistent with the purpose of our executive compensation program, which is to motivate and reward ongoing performance, to make decisions about current compensation based on the NEOs’ accumulated savings and investment returns, whether or not under our Company plans.
          Consideration of Equity Compensation Practices on Shareholders
          In order to assess the potential dilution to our shareholders, the C&PC may take into account the total outstanding but unexercised equity awards when determining the total number of shares that would be subject to any new equity award. In addition, the C&PC may consider the number of shares that remain subject to outstanding but unvested equity awards in determining whether any additional grants of equity awards should be made. The C&PC does not take into account an individual executive’s holdings of vested but unexercised awards in determining additional equity awards to the executive. The C&PC also does not take into account the value realized by an executive during a fiscal year from the exercise of equity awards granted during a prior year. The C&PC believes that value realized by an executive from the exercise of any such equity award relates to services provided during the year of the grant or of vesting, and not necessarily during the year of exercise.
          In 2009, when our Board proposed to add new shares to our 1999 Stock Incentive Plan, concerns were raised by some shareholders regarding the rate of our equity grants to Company employees. The C&PC has sought to address those concerns through a series of compensation changes.
          First, in July 2009, the C&PC adopted a new stated policy that the Company will not grant employee equity awards under our 1999 Stock Incentive Plan, as amended, that exceed two percent (2%) of the three-year average twelve-month outstanding common stock between July 10, 2009 and December 31, 2012. As of April 1, 2011, the Company is meeting this commitment, and it intends to continue doing so. We have carefully calibrated our equity award levels to conform to the policy adopted by the C&PC; however, our calculation of the rate of employee equity awards may differ from some other calculations which may encompass different time periods or employ various multipliers.
          In furtherance of the stated policy, the C&PC awarded smaller equity grants overall to our NEOs in 2010 as compared to 2009. In particular, special awards of time-vested restricted stock units, SSARs and Performance Stock Units, were granted to our NEOs in 2008 and 2009, under the terms of previously amended employment agreements with our CEO, CFO and the Executive Vice President of Operations and Technology, to ensure retention of these key leaders or to provide additional incentives to achieve critical milestones in readying and launching our enterprise line of business. As of April 1, 2011, all of these special equity awards have vested or been forfeited and no new option, SSAR or PSU awards were made in 2010.
          Also, as reported above, in 2010 the C&PC engaged an independent compensation consultant and completed a compensation study, including a peer comparison study. The study led to the redesign of our executive compensation program, effective in 2011, to, among other things: provide that two-thirds of our annual NEO equity awards will be made in the form of PSU awards, which only vest if Company Performance Targets are achieved. This change will further reduce our rate of incentive awards starting in 2011. The C&PC will also closely monitor the effects of its recent executive compensation changes and will evaluate our equity grant program again in 2012 to determine whether further corrective actions would be beneficial.
          Finally, as explained in more detail in Proposal 2, below, the Board has proposed a new 2011 Incentive Award Plan for shareholder approval at our annual meeting, which does not seek the authorization of any additional shares for incentive award purposes. If approved by shareholders, the 2011 Plan would eliminate certain undesirable provisions of our 1999 Plans, adopt more currently favored requirements regarding change-in-control and clawbacks, among other items, and transfer all remaining available shares previously authorized under the 1999 Plans to the 2011 Plan so that all future equity awards would be made in accordance with the 2011 Plan’s terms and conditions that are more protective of shareholders’ interests.
          Section 162(m) of the Internal Revenue Code
          Section 162(m) generally limits to one million dollars ($1,000,000) the tax deductibility of annual compensation paid to certain officers. Performance-based compensation may, however, be excluded from the limit so long as it meets certain requirements. While the C&PC retains flexibility, when practicable we seek to design our compensation plans and programs so as to allow the Company to deduct compensation expense. Our 2011 Incentive Award Plan proposed for shareholder approval at the annual meeting is intended to provide the shareholder approval necessary for us to seek to structure compensation arrangements that qualify as performance-based compensation and are exempt from the $1 million deductibility limit set forth in Section 162(m).
          Policies and Practices Regarding Equity Awards
          Under our policy, all equity grants to our NEOs are made at a regularly scheduled meetings of the C&PC. In addition, a Non-Executive Equity Compensation Subcommittee has been delegated authority by the C&PC to make equity compensation grants at regularly scheduled meetings, but only to employees who are not executive officers.
          Executive Compensation “Clawback” Reimbursement Policy
          Our 2010 Officer Severance Policy approved by the C&PC includes a new executive compensation “Clawback Policy”. This Clawback Policy provides that the Board of Directors or any committee of the Board may require an executive officer to whom the policy applies to return to the Company any cash incentive payments or equity awards (or the value thereof) that were provided to the officer on the basis of Company or individual performance which is later discovered to be based on misconduct or unethical behavior that results in the Company having to file a material restatement of the Company’s financial results. New employment agreements entered into with our CEO and CFO in 2011, after enactment of the Dodd-Frank Act, additionally contain expanded clawback language that requires reimbursement for payments made on the basis of financial results later found to require an accounting restatement, regardless of any misconduct on the part of the executive.
          Change in Control and Other Severance Provisions
          Change-in-control severance provisions apply to each of our NEOs, either through the terms of their individual employment agreements or the Company’s 2010 Officer Severance Policy, which is expressly applicable under the terms of some of our NEOs’ employment arrangements. The primary purpose of these change-in-control protections is to align executive and shareholder interests by enabling our NEOs to assess possible corporate transactions without regard to the effect such transactions could have on their employment with the Company. In seeking to adhere to best compensation practices, the change-in-control provisions applicable to our NEOs generally avoid a “single trigger” for receipt of severance benefits in the event of a change in control. Double triggers (a change-in-control event plus the Company’s termination of the executive without cause, or resignation by the executive for good reason, within specified time periods from the change-in-control) are normally required for receipt of change-in-control benefits (except, as described below, for equity grants made under our 1999 Stock Incentive Plan). The amount of change-in-control benefits provided for our executives is also limited to amounts that the C&PC believes are reasonable in the event of the occurrence of the circumstances specified for receipt thereof. The specific change-in-control severance provisions applicable to each NEO are discussed in more detail below under the heading: “Employment Arrangements and Potential Payments upon Termination or Change in Control.”

          To eliminate an inconsistency between these change-in-control provisions and our 1999 Stock Incentive Plan, the C&PC is recommending shareholder approval this year of a new 2011 Incentive Award Plan to replace the Company’s 1999 Employee Stock Incentive Plan and 1999 Non-Employee Director Stock Compensation Plan (the “1999 Plans”). Among other changes, the proposed 2011 Incentive Award Plan eliminates language in the older plans which include “single-trigger” change in control provisions applicable to equity grants. The C&PC has recommended this change because it believes our incentive award plan should be made consistent with more currently-favored pay practices. The changes proposed in our 2011 Incentive Award Plan are described further in Proposal 2, below.
          The 2010 Officer Severance Policy also made other substantive modifications to our prior 2008 Officer Severance Policy that are beneficial to shareholders’ interests. For officers to whom it applies, it eliminates the severance benefit of accelerated or post-termination vesting of unvested equity compensation, except in the case of a change in control. It also amends the definition of termination for “cause” by adding language to provide that ineffectual job performance or failure to perform one’s job with minimal effectiveness is considered “cause” for termination, and by permitting termination for “cause” for conduct which is “negligent” or “harmful to the Company.” The “good reason” definition has been modified in the 2010 Officer Severance Policy to provide that a significant reduction in title is “good reason” to resign, but the Company may modify an officer’s assigned responsibilities or reassign employees reporting to the officer without those changes, in and of themselves, constituting “good reason.”
          Tax Gross-ups
          We do not provide tax gross-ups to any of our current NEOs, and the C&PC does not plan to include tax gross-ups in any future employment arrangements.
          Perquisites and Other Fringe Benefits
          Perquisites provided to our NEOs are very limited in scope. We generally provide an automobile allowance to all our NEOs in order to assist them in fulfilling their responsibilities to the Company and to compensate them for use of their own automobile in the performance of services for us. Our NEOs who have joined us from locations outside of Alaska are generally reimbursed for a portion of their moving expenses due to the high costs of relocating to and from Alaska. (We have extended relocation benefits to certain other key officers and employees relocating from out-of-state to accept positions with us, as well.) Our NEOs also are generally eligible for the same employee discounts available to all our employees and they are eligible to participate in the same broad-based Company retirement, 401K, health and welfare, and employee stock purchase plans available to all or substantially all of our employees.
          The following tables lists our perquisites and identifies those that we offer to our executives and employees.

Type of Perquisites	CEO	NEOs	Full-Time Employees
Employee Discounts	X	X	X
Moving Expenses	X	X	Some
Automobile Allowance	X	X	Some
Legal Reimbursement	X	Not Offered	Not Offered
Spousal Travel Reimbursements	Not Offered	Not Offered	Not Offered
Financial Planning Allowances	Not Offered	Not Offered	Not Offered
Country Club Memberships	Not Offered	Not Offered	Not Offered
Personal Use of Company Aircraft	Not Offered	Not Offered	Not Offered
Security Services	Not Offered	Not Offered	Not Offered
Deferred Compensation Plan	Not Offered	Not Offered	Not Offered
Defined Benefit Supplemental Executive Retirement Plan	Not Offered	Not Offered	Not Offered

          Compensation and Personnel Committee Report
          The Compensation and Personnel Committee of the Board of Directors operates under a written charter and is comprised entirely of directors meeting the independence requirements of Nasdaq. The Board established this C&PC to discharge the Board’s responsibilities relating to compensation of the Company’s CEO and each of the Company’s other executive officers. The C&PC has overall responsibility for decisions relating to all compensation plans, policies, and benefit programs as they affect the CEO and other NEOs. The C&PC has reviewed and discussed the information appearing above under the heading “Compensation Discussion and Analysis” with management and, based on that review and discussion, has recommended to the Board of Directors that the “Compensation Discussion and Analysis” section be included in this proxy statement.

Submitted by, Gary R. Donahee, Chair Brian Rogers
Compensation and Personnel Committee Interlocks and Insider Participation
          Our C&PC is comprised of Messrs. Donahee and Rogers. Neither member of the C&PC is or was our officer or employee or has had any relationship with us requiring disclosure pursuant to Item 404 of Regulation S-K. No member of the C&PC is an executive officer of another entity for which any of our executives serves as a C&PC member. None of our executive officers served as a director for a company that employs as an executive officer any of our directors.

Compensation Tables
Summary Compensation Table
     The table below sets forth a summary of the compensation we incurred for our CEO, CFO, each of the three additional most highly compensated executive officers who served in such capacities as of December 31, 2010.

							Change
						Non-Equity	in
				Stock	Option	Incentive Plan	Pension	All Other
Name and Principal		Salary	Bonus	Awards	Awards	Compensation	Value	Compensation	Total
Position	Year	($)	($)	($)(1)	($)(2)	($)(3)	($)(4)	($)(5)	($)
Liane J. Pelletier	2010	500,000	—	966,297	—	478,500	27,004	12,000	1,983,801
President and	2009	500,000	—	622,700	540,364	309,375	20,893	24,245	2,017,577
Chief Executive Officer	2008	500,000	—	3,657,000	844,164	553,500	293,436	16,210	5,864,310

David Wilson	2010	275,000	—	339,378	—	258,390	32,996	—	905,764
Executive Vice President	2009	274,329	—	484,013	299,498	155,000	366,236	—	1,579,076
Chief Financial Officer	2008	250,000	—	655,528	—	297,000	—	—	1,202,528

Anand Vadapalli	2010	339,328	18,750	459,369	—	322,987	254,901	16,215	1,411,550
Executive Vice President,	2009	275,482	—	234,832	—	155,000	—	18,750	684,064
Chief Operations Officer	2008	249,540	—	917,475	293,789	297,000	—	20,855	1,778,659

Leonard Steinberg	2010	220,000	—	339,378	—	191,400	17,774	—	768,552
Vice President,	2009	220,000	—	213,477	—	124,000	11,231	—	568,708
General Counsel and	2008	220,000	—	433,589	—	237,600	53,314	—	944,503
Corporate Secretary

Foster Williams	2010	121,847	50,000	197,976	—	120,582	—	24,695	515,100
Chief Human Resources	2009	—	—	—	—	—	—	—	—
Officer	2008	—	—	—	—	—	—	—	—

(1)	Stock awards comprise annual and long-term restricted stock unit awards that vest on the fifth anniversary of the date of grant, unless the Company achieves certain performance targets specified by the C&PC, in which case accelerated vesting is provided, as well as restricted stock unit awards that vest on an established schedule. The amounts in this column reflect the grant date fair value of restricted stock unit awards. Stock awards in 2008 include a one-time grant of PSUs for each NEO. Assumptions used in calculating these amounts are included in Note 16 to our audited financial statements for the year ended December 31, 2010 included in the 2010 Annual Report. No dividends are paid on unvested restricted stock unit grants.

(2)	Represents grant date fair value for SSARs awarded in 2008 and 2009. Strike prices are as follows: (i) for Ms. Pelletier, $12.56 for 2008 and $9.38 for 2009; (ii) for Mr. Vadapalli, $9.09 for 2008; and (iii) for Mr. Wilson, $9.38 for 2009. No options or stock appreciation rights were granted by the Company in 2010. The fair value is based on the Black Scholes Value as of the applicable grant date. Assumptions used in calculating these amounts are included in Note 16 to our audited financial statements for the year ended December 31, 2010, included in the 2010 Annual Report.

(3)	Amounts represent annual cash incentive payments under our then current compensation program and applicable employment agreements. Amounts reported for each year are based on performance in such year, even if paid subsequent to year end.

(4)	Based on vested benefits under the Alaska Electrical Pension Plan (“AEPP”), a multi-employer defined benefit plan. The Company does not manage the plan, and the numbers provided are estimates. Mr. Vadapalli vested in the plan in 2010 and therefore the entire estimated amount has been included in the change in pension value for 2010.

(5)	Includes an automobile allowance of $12,000 paid to Ms. Pelletier. Mr. Vadapalli received an automobile allowance of $10,500 and relocation expenses of $5,715. Mr. Williams received an automobile allowance of $5,539 and relocation expenses of $19,156.

Grants of Plan-Based Awards
     The following table sets forth each grant of an award including equity and non-equity awards made to each NEO during the year ended December 31, 2010. Actual future payouts of non-equity incentive plan awards may vary from the estimates set forth below.

								Exercise	Grant Date
					Number		Number of	or base	Fair Value of
		Estimated Future Payouts Under			of Shares		Securities	price of	Stock and
		Non-Equity Incentive Plan Awards(1)			of Stock		Underlying	option	Option
	Grant	Threshold	Target	Maximum	or Units		Options	awards	Awards
Name	Date	($)	($)	($)	(#)		(#)	($/Sh)	($)
Liane J. Pelletier	—	—	550,000	1,650,000	—		—	—	—
	1/5/2010	—	—	—	6,266	(2)	—	—	47,559
	7/12/2010	—	—	—	129,400	(3)	—	—	918,738

David Wilson	—	—	275,000	550,000	—		—	—	—
	7/12/2010	—	—	—	47,800	(3)	—	—	339,378

Anand Vadapalli	—	—	275,000	550,000	—		—	—	—
	7/12/2010	—	—	—	64,700	(3)	—	—	459,369

Leonard Steinberg	—	—	220,000	440,000	—		—	—	—
	7/12/2010	—	—	—	47,800	(3)	—	—	339,378

Foster Williams	—	—	220,000	440,000	—		—	—	—
	7/12/2010	—	—	—	27,884	(3)	—	—	197,976

(1)	Target cash incentive award amounts represent amounts payable under our compensation policy and applicable employment agreements, for performance in 2010, which for each of our NEOs is generally equal to 100% of base salary. Under the program, the actual incentive payments are based on the Company’s performance relative to the performance target, as adjusted by individual performance. Actual awards could be as low as zero.

(2)	Represents restricted stock units granted to Ms. Pelletier pursuant to her employment agreement that vested in full on December 31, 2010.

(3)	Represents one-half (1/2) annual performance accelerated restricted stock units and one-half (1/2) long-term performance accelerated restricted stock units that will vest upon achievement of performance goals or after five (5) years as discussed under the heading “Equity Compensation” above.

Outstanding Equity Awards at Fiscal Year-End
     The following table sets forth unexercised options; restricted stock units that have not vested; and equity incentive plan awards for each NEO outstanding as of December 31, 2010.

	Option Awards					Stock Awards
									Incentive Plan
									Awards:
									Number of	Equity Incentive Plan
	Number of	Number of							Unearned	Awards: Market or
	Securities	Securities				Number of		Market Value	Shares, Units	Payout Value of
	Underlying	Underlying				Shares or Units		of Shares or	or Other	Unearned Shares,
	Unexercised	Unexercised		Option		of Stock That		Units of Stock	Rights That	Units or Other Rights
	Options	Options		Exercise	Option	Have Not		That Have Not	Have Not	That Have Not
	(#)	(#)		Price	Expiration	Vested		Vested	Vested	Vested
Name	Exercisable	Unexercisable		($)	Date	(#)		($)(1)	(#)	($)
Liane J. Pelletier	200,000	—		4.50	10/6/2013	—		—	—	—
	250,000	250,000	(2)	9.38	1/2/2014	—		—	—	—
	500,000	—		12.56	9/22/2013	—		—	—	—
	—	—		—	—	12,070	(7)	133,977	—	—
	—	—		—	—	24,445	(8)	271,340	—	—
	—	—		—	—	36,667	(9)	407,004	—	—
	—	—		—	—	58,635	(10)	650,849	—	—
	—	—		—	—	58,635	(11)	650,849	—	—
						64,700	(12)	718,170
	—	—		—	—	64,700	(13)	718,170	—	—

David Wilson	183,332	91,668	(3)	9.16	1/5/2014	—		—	—	—
	—	—		—	—	—		—	—	—
	—	—		—	—	4,061	(7)	45,077	—	—
	—	—		—	—	8,222	(8)	91,264	—	—
	—	—		—	—	12,333	(9)	136,896	—	—
	—	—		—	—	10,008	(14)	111,089	—	—
	—	—		—	—	23,865	(10)	264,902	—	—
	—	—		—	—	23,865	(11)	264,902	—	—
	—	—		—	—	23,900	(12)	265,290	—	—
	—	—		—	—	23,900	(13)	265,290	—	—

Anand Vadapalli	275,000	—	(4)	9.09	12/19/2013
	—	—		—	—	834	(15)	9,257	—	—
	—	—		—	—	4,061	(7)	45,077	—	—
	—	—		—	—	8,634	(8)	95,837	—	—
	—	—		—	—	12,950	(9)	143,745	—	—
	—	—		—	—	23,865	(10)	264,902	—	—
	—	—		—	—	23,865	(11)	264,902	—	—
	—	—		—	—	32,350	(12)	359,085	—	—
	—	—		—	—	32,350	(13)	359,085	—	—

Leonard Steinberg	—	4,167	(5)	7.00	1/4/2011	—		—	—	—
	—	4,166	(6)	8.00	2/20/2012	—		—	—	—
	—	—		—	—	4,061	(7)	45,077	—	—
	—	—		—	—	8,222	(8)	91,264	—	—
	—	—		—	—	12,333	(9)	136,896	—	—
	—	—		—	—	21,695	(10)	240,815	—	—
	—	—		—	—	21,695	(11)	240,815	—	—
	—	—		—	—	23,900	(12)	265,290	—	—
	—	—		—	—	23,900	(13)	265,290	—	—

Foster Williams	—	—		—	—	13,942	(12)	154,756	—	—
	—	—		—	—	13,942	(13)	154,756	—	—

(1)	Based on the closing price on December 31, 2010 of $11.10 per share of our common stock as traded in the Nasdaq Global Market.

(2)	Represents SSARs granted to Ms. Pelletier on January 2, 2009, one-half (1/2) of which became exercisable on April 1, 2010, and one-half (1/2) of which became exercisable on April 1, 2011, per Ms. Pelletier’s amended and restated employment agreement.

(3)	Represents SSARs granted to Mr. Wilson on January 5, 2009, one-half (1/2) of which became exercisable on January 5, 2010 and one-half (1/2) of which became exercisable on January 5, 2011, per Mr. Wilson’s amended and restated employment agreement.

(4)	Represents SSARs granted to Mr. Vadapalli on December 19, 2008, which became exercisable on December 19, 2010 per Mr. Vadapalli’s amended and restated employment agreement.

(5)	Represents stock options granted to Mr. Steinberg on January 4, 2001, which become exercisable on January 4, 2011.

(6)	Represents stock options granted to Mr. Steinberg on February 20, 2002, became exercisable on February 20, 2011.

(7)	Represents performance accelerated restricted stock units with a cliff vest date of January 1, 2012. We did not meet our performance targets for 2009, so this grant will not accelerate to an earlier vest date.

(8)	Represents performance accelerated restricted stock units with a cliff vest date of January 1, 2013. We did not meet our performance target for 2009, therefore, half (1/2) of this grant will not accelerate to an earlier vest date. We determined that we met our Company performance goals for 2010, therefore half (1/2) accelerated and vested in 2011.

(9)	Represents long-term performance-accelerated restricted stock units with a cliff vest date of January 1, 2013. We did not meet the cumulative Company goals for the three (3) year period from 2008 through 2010, so this grant will not accelerate to an earlier vest date.

(10)	Represents performance accelerated restricted stock units with a cliff vest date of January 1, 2014. We did not meet our performance target for 2009, so one-third (1/3) of this grant will not accelerate to an earlier vest date. We determined that we met our Company performance goals for 2010, therefore one-third (1/3) accelerated and vested in 2011 and the remaining one-third (1/3) may accelerate in 2012, if we meet goals that are set for 2011.

(11)	Represents long-term performance-accelerated restricted stock units with a cliff vest date of January 1, 2014. These grants may accelerate in 2012, if we meet cumulative Company goals for the three (3) year period from 2009 through 2011.

(12)	Represents performance accelerated restricted stock units with a cliff vest date of January 1, 2015. We determined that we met our Company performance goals for 2010, therefore one-third (1/3) accelerated and vested in 2011 and the remaining two-thirds (2/3) may accelerate in 2012 and 2013, if we meet goals that are set for 2011 and 2012, respectively.

(13)	Represents long-term performance-accelerated restricted stock units with a cliff vest date of January 1, 2015. These grants may accelerate in 2013, if we meet cumulative Company goals for the three (3) year period from 2010 through 2012.

(14)	Represents restricted stock units granted to Mr. Wilson on January 5, 2009, which vested on January 5, 2011, per Mr. Wilson’s amended and restated employment agreement.

(15)	Represents restricted stock units granted to Mr. Vadapalli on August 7, 2006, which will vest in on August 7, 2011 per Mr. Vadapalli’s 2006 employment agreement.

Option Exercises and Stock Vested
     The following table sets forth information regarding stock options exercised by, and the shares of restricted stock units that vested for, each of the NEOs in 2010. The value of the shares acquired upon exercise of stock options is based on the difference between the closing price of the shares on the exercise date and the exercise price. The value of restricted stock units realized is based on the closing price of the shares on the vesting date.

	Option Awards		Stock Awards
	Number of
	Shares	Value	Number of	Value
	Acquired	Realized	Shares	Realized
	on	on	Acquired on	on
	Exercise	Exercise	Vesting	Vesting
Name	(#)	($)	(#)	($)
Liane J. Pelletier	—	—	42,474	363,562
David Wilson	100,000	485,000	22,186	181,251
Anand Vadapalli	—	—	23,097	221,477
Leonard Steinberg	10,667	37,515	12,179	98,893
Foster C. Williams	—	—	—	—
Pension Benefits
     The table set forth below includes, for each NEO, the number of years of service credited to the NEO under the AEPP as of December 31, 2010. This table includes our estimates of the actuarial present value of each NEO’s accumulated benefit under the plan.

		Number of	Present
		Years	Value of	Payments
		Credited	Accumulated	During Last
	Plan	Service	Benefit	Fiscal Year
Name	Name	(#)	($)	($)
Liane J. Pelletier	AEPP	7	341,333	—
David Wilson	AEPP	7	399,232	—
Anand Vadapalli	AEPP	5	254,901	—
Leonard Steinberg	AEPP	10	393,371	—
Foster C. Williams	AEPP	—	—	—
     The AEPP is a non-contributory, multi-employer defined benefit retirement plan administered by a board of trustees representing the member participants. We make contributions on behalf of our employees in accordance with schedules based on wage rates and job classifications, but we do not include the present value of accumulated benefits under the AEPP in our audited financial statements. Participants, including each of our NEOs, receive a monthly benefit upon retirement, payable for life based on the contributions made on the employee’s behalf. None of our current NEOs are eligible for normal retirement at the present time.
Employment Arrangements and Potential Payments upon Termination or Change in Control
     We have entered into employment agreements with each of our NEOs. These arrangements are summarized below.

     Anand Vadapalli
     We entered into a new employment agreement (“2011 Agreement”) with Anand Vadapalli, as President and Chief Executive Officer of the Company, effective February 1, 2011. Mr. Vadapalli was previously our COO and Executive Vice President during 2010. The 2011 Agreement with Mr. Vadapalli provides for a three-year employment period with an annual base salary of four hundred fifty thousand dollars ($450,000), target annual cash incentive compensation of not less than his base salary, and eligibility to receive annual equity grants, which the Agreement provides should guided by the principle that equity awards should not be less than twice (2x) the value of Mrs. Vadapalli’s base salary. The C&PC retains discretion to set the actual amounts and types of equity awards each year.
     Other benefits include paid-time off, participation in the Company’s health and welfare plans, 401(k) retirement investment plan, employee stock purchase plan and pension plan, all of which benefits are generally available to all or substantially all of our employees.
     Under Mr. Vadapalli’s 2011 Agreement, upon a termination of his employment by the Company “without cause” or resignation by Mr. Vadapalli for “good reason,” as those terms are defined in the 2011 Agreement, Mr. Vadapalli is entitled to receive severance benefits. His severance benefits include a cash payment of nine hundred thousand dollars ($900,000); a cash incentive payment based on achievement of annual performance objectives for the last full year of his employment (if not previously paid), plus a prorated cash incentive payment for the portion of the year he was employed during the last partial year of his employment; continued vesting of equity awards generally in accordance with the terms of the individual equity award agreements (except that, for performance-based awards, the award amount is to be prorated based on the C&PC’s determination of the Company’s performance measured against previously-established Company Performance Targets applicable to the individual awards as of the date of termination of his employment); monthly payments for up to one year to cover federal medical COBRA premiums, in certain circumstances; and reimbursement for relocation expenses of up to fifty thousand dollars ($50,000) and realtor commissions on the sale of his residence of up to fifty thousand dollars ($50,000), subject to certain conditions. In the event his employment is terminated by the Company “without cause” or Mr. Vadapalli resigns for “good reason” in connection with a change-in-control of the Company, severance payments include a cash payment of one million eight hundred thousand dollars ($1,800,000), plus the cash incentive payments described above; accelerated vesting of all equity awards made after the date of the employment agreement (awards made prior to the agreement shall vest only in accordance with the terms of the individual award agreements); monthly payments equal to COBRA health insurance payments for up to eighteen months, plus another six months at the average rate paid for the prior eighteen months, under certain circumstances; and the same relocation reimbursements as described above.
     The following table sets forth the payments and benefits Mr. Vadapalli would have received, assuming a termination of his employment on December 31, 2010 in the following scenarios, had his 2011 Agreement been in effect on that date. The benefits he would receive under this 2011 Agreement are set forth here because they are the most current applicable benefits and would in any case exceed the benefits he would have received in his prior position as COO of the Company.

			Value of
			Accelerated
		Target	Stock,
	Base	Cash	Options and
Termination Event	Salary	Incentive	SSARs		Benefits		Total
Company without cause or employee for good reason	$900,000	450,000	—		$120,995	(2)	$1,470,995
Death	—	450,000	—		—		—
Disability	—	450,000	—		—		—
Change- in-control	$1,800,000	450,000	$1,541,890	(1)	$141,989	(3)	$3,933,879	(4)
Company with cause or employee without good reason	—	—	—		—		—

(1)	Based on the closing price on December 31, 2010 of $11.10 per share of our common stock as traded in the Nasdaq Global Market for unvested restricted stock units as of December 31, 2010.

(2)	Assumes COBRA health insurance coverage is reimbursed for the 12-month period following termination, reimbursement of up to $50,000 for realtor commission and relocation costs to the contiguous United States are paid.

(3)	Assumes COBRA health insurance coverage is reimbursed for the maximum period of 24-months following termination, and reimbursement of $50,000 for realtor commissions on the sale of his residence and $50,000 for relocation costs to the contiguous United States are paid.

(4)	Per Mr. Vadapalli’s 2011 employment agreement, if a change-in-control event had occurred on December 31, 2010, this amount would have been reduced to approximately $1.96 million, in keeping with limitations applied under Section 280G of the Code and associated Treasury Regulations.
          David Wilson
          We entered into an amended employment agreement with David Wilson, Executive Vice President and CFO, effective December 31, 2008, for a new three-year term. The employment agreement with Mr. Wilson provides for an annual base salary of two hundred seventy-five thousand dollars ($275,000), target annual cash incentive of one hundred percent (100%) of base salary, the grant of two hundred seventy-five thousand (275,000) SSARs, the grant of 30,253 time-vested restricted stock units, and participation in our annual executive equity grant program.
          Other benefits include paid-time off, participation in the Company’s health and welfare plans, 401(k) retirement investment plan, employee stock purchase plan and pension plan, all of which benefits are generally available to all or substantially all of our employees.
          Upon a termination by the Company “without cause” or resignation by Mr. Wilson for “good reason”, Mr. Wilson is entitled to post-termination severance benefits in accordance with the Company’s 2010 Officer Severance Policy. The 2010 Officer Severance Policy provides severance benefits to officers of the Company in the event the officer is terminated “without cause” or resigns for “good reason,” as those terms are defined in the 2010 Officer Severance Policy, which is incorporated as Exhibit 10.12 to our annual report on Form 10-K, filed on February 28, 2011. For Mr. Wilson, these benefits include a cash payment of five hundred fifty thousand dollars ($550,000) and payments for one year of COBRA health insurance coverage, under certain circumstances. In the event his employment is terminated by the Company “without cause” or Mr. Wilson resigns for “good reason” in connection with a change of control of the Company, severance payments include a cash payment of five hundred fifty thousand dollars ($550,000), reimbursement for COBRA health insurance coverage for one year, under certain circumstances, and accelerated vesting of all unvested equity awards held by Mr. Wilson
          The Company and Mr. Wilson executed a letter agreement amending his 2008 employment agreement on February 25, 2011. In accordance with the amendment, Mr. Wilson has resigned his position as CFO effective April 1, 2011, and will terminate his employment with the Company after a transition period on April 30, 2011. The letter agreement provides that Mr. Wilson is not eligible for any severance benefits or payments in connection with his termination of employment. The following table sets forth the payments and benefits Mr. Wilson would have received, assuming a termination of his employment in the following scenarios on December 31, 2010.

Value of
Accelerated
		Target	Stock,
	Base	Cash	Options and
Termination Event	Salary	Incentive	SSARs		Benefits		Total
Company without cause or employee for good reason	$550,000	—	—		$20,995	(2)	$570,995
Death	—	—	—		—		—
Disability	—	—	—		—		—
Change- in-control	$550,000	—	$1,622,545	(1)	$20,995	(2)	$2,193,540
Company with cause or employee without good reason	—	—	—		—		—

(1)	Based on the closing price on December 31, 2010 of $11.10 per share of our common stock as traded in the Nasdaq Global Market for unvested restricted stock units and SSARs as of December 31, 2010.

(2)	Assumes COBRA health insurance coverage is reimbursed for the 12-month period following termination.
     Leonard Steinberg
     We entered into an employment agreement with Leonard Steinberg, Vice President, General Counsel and Corporate Secretary, as most recently amended and restated on November 7, 2007. The amended and restated agreement provides for a five-year employment period with a minimum annual base salary of two hundred twenty thousand dollars ($220,000) and a target annual cash incentive payment equal to his base salary, subject to Company and individual performance. The agreement provides severance benefits to Mr. Steinberg in the event he is terminated “without cause” or otherwise terminates his employment for “good reason,” as those terms are defined in Mr. Steinberg’s employment agreement, which is incorporated as Exhibit 10.22 to our annual report on Form 10-K, filed on February 28, 2011. The cash severance benefits provided to Mr. Steinberg comprise an amount equal to one times (1x) his annual base salary plus one times (1x) his annual target cash incentive. In addition, the Company is required to provide relocation expenses of up to fifty thousand dollars ($50,000) and reimbursement for the cost of continuing health insurance under COBRA for the twelve (12) months following termination of employment. In addition, any outstanding shares of restricted stock or equivalent units subject to performance acceleration provisions held by Mr. Steinberg prior to termination shall vest ratably, if the Company achieves its performance goals during the subsequent twelve-month period following Mr. Steinberg’s termination, to the extent his employment period coincides with the performance period giving rise to the vesting event. Further, in the event Mr. Steinberg is terminated without cause or resigns for good reason or in connection with a change of control of the Company, in addition to the foregoing severance benefits, any and all equity compensation granted to Mr. Steinberg, including restricted stock, equivalent units, and options, will immediately vest.
     The following table sets forth the payments and benefits Mr. Steinberg would have received, assuming a termination of his employment in the following scenarios on December 31, 2010.

			Value of
		Target	Accelerated
	Base	Cash	Stock and
Termination Event	Salary	Incentive	Options		Benefits		Total
Company without cause or employee for good reason	$220,000	$220,000	$30,414	(1)	$70,995	(2)	$541,409
Death	—	—	—		50,000		50,000
Disability	—	—	—		50,000		50,000
Change- in-control	$220,000	$220,000	$1,315,446	(1)	$70,995	(2)	$1,826,441
Company with cause or employee without good reason	—	—	—		—		—

(1)	Based on the closing price on December 31, 2010 of $11.10 per share of our common stock as traded in the Nasdaq Global Market for unvested restricted stock units and options as of December 31, 2010.

(2)	Assumes COBRA health insurance coverage is reimbursed for the 12-month period following termination and relocation costs to the contiguous United States are paid.
     Foster Williams
     Foster Williams joined our executive team on June 1, 2010 as Chief Human Resources Officer. The employment arrangement with Mr. Williams provides for an annual base salary of two hundred twenty thousand dollars ($220,000), a target annual cash incentive payment equal to one hundred percent (100%) of his base salary (prorated for the first partial year of employment), and participation in our equity compensation plan with an annual target grant of 47,800 restricted stock units (also prorated for the Mr. Williams’ first year with the Company). Mr. Williams was provided a one-time signing incentive payment of fifty thousand dollars ($50,000) in 2010.
     Other benefits include paid time off, participation in the Company’s health and welfare plans, 401(k) retirement investment plan, employee stock purchase plan and pension plan, all of which benefits are generally available to all or substantially all of our employees.
     Upon a termination by the Company “without cause” or resignation by Mr. Williams for “good reason,” Mr. Williams is entitled to severance benefits in accordance with the Company’s 2010 Officer Severance Policy. The 2010 Officer Severance Policy provides severance benefits to officers of the Company in the event the officer is terminated “without cause” or resigns for “good reason,” as those terms are defined in the 2010 Officer Severance Policy, and is incorporated as Exhibit 10.20 to our annual report on Form 10-K, filed on February 28, 2011. For Mr. Williams, these benefits include a cash payment of four hundred forty thousand dollars ($440,000) and reimbursement for COBRA health insurance premiums for up to one (1) year, under certain circumstances. In the event his employment is terminated without cause or Mr. Williams resigns for good reason within one year after a change of control of the Company, severance payments include a cash payment of four hundred forty thousand dollars ($440,000), immediate vesting of all equity grants, and reimbursement for COBRA health insurance premiums for up to a year, under certain circumstances.
     The following table sets forth the payments and benefits Mr. Williams would have received, assuming a termination of his employment in the following scenarios on December 31, 2010.

Value of
Accelerated
		Target	Stock,
	Base	Cash	Options and
Termination Event	Salary	Incentive	SSARs		Benefits		Total
Company without cause or employee for good reason	$440,000	—	—		$15,810	(2)	$455,810
Death	—	—	—		—		—
Disability	—	—	—		—		—
Change- in-control	$440,000	—	$309,512	(1)	$15,810	(2)	$765,322
Company with cause or employee without good reason	—	—	—		—		—

(1)	Based on the closing price on December 31, 2010 of $11.10 per share of our common stock as traded in the Nasdaq Global Market for unvested restricted stock units as of December 31, 2010.

(2)	Assumes COBRA health insurance coverage is reimbursed for the 12-month period following termination.
     Liane Pelletier
     Ms. Pelletier served as our President and Chief Executive Officer during 2010. On December 1, 2010, Ms. Pelletier and our Board of Directors executed a letter of amendment (“Amendment”) to her Employment Agreement expiring on April 1, 2011. Under the Amendment, Ms. Pelletier’s role changed, effective February 1, 2011, from President and Chief Executive Officer of the Company to a transition officer, with a termination-of-employment date of April 1, 2011. Ms. Pelletier subsequently terminated her employment with the Company on April 1, 2011, and, in accordance with the December 1, 2010 Amendment to her employment agreement, she received no severance benefits in connection with her termination.

Proposal 2: Adoption of the Alaska Communications Systems Group, Inc. 2011 Incentive Award Plan
     Overview
     The information provided in this Proposal 2 is intended to assist our shareholders in deciding how to cast their votes on the Alaska Communications Systems Group, Inc.’s 2011 Incentive Award Plan. This overview and the discussion of the 2011 Incentive Award Plan and its benefits set forth in this proxy statement are qualified in their entirety by reference to the full text of the 2011 Incentive Award Plan, which is attached as Appendix A to this proxy statement.
     Alaska Communications has used stock incentive plans as an integral component of its employee incentive compensation program for many years. The Company believes that such long-term compensation awards are critical to our ability to attract and retain highly motivated and qualified officers and employees. The Company also uses the 1999 Director Stock Plan, to provide for stock grants to our Independent Directors in order to promote greater identity of interests between our non-employee directors and our shareholders, and to attract and retain directors by affording them the opportunity to share in the future successes of the Company. These stock incentive plans were originally adopted in 1999.
     In 2009, the Board sought shareholder approval of certain amendments and a three-year extension of the 1999 Plans and also requested additional allocations of shares for both our 1999 Plans. The amendments were approved by shareholders. The C&PC adopted a new stated policy applicable to the 1999 Stock Incentive Plan, as amended, which provides that: “The Company will not grant employee equity awards under our 1999 Stock Incentive Plan that exceed two percent (2%) of the three-year average twelve-month outstanding common stock between July 10, 2009 and December 31, 2012.”
     Since 2009, the C&PC has continued to provide oversight and direction to ensure the Company conscientiously complies with this policy commitment in making stock incentive awards to our NEOs and other officers and employees. In this regard, for the one-year period from July 10, 2009 through July 9, 2010, the annual rate of employee equity awards as a percentage of total shares outstanding was 1.77%. Note that our calculation of the rate of employee equity awards may differ from some other calculations, which may encompass different time periods or employ various multipliers. We believe our calculation to be most relevant and correct in light of the C&PC’s 2009 stated policy. The C&PC is committed to maintaining a rate of employee stock incentive awards that does not exceed two percent (2%), as calculated in accordance with the policy, and it continues to approve only such stock incentive awards under our 1999 Stock Incentive Plan that are in compliance with the policy. The Company’s 1999 Stock Incentive Plan and 1999 Director Stock Plan expire on December 31, 2012.
     As part of its 2010 review of our compensation program, the C&PC, with the assistance of the independent compensation consultant (FW Cook, Inc.) retained by the C&PC, identified certain stock plan provisions we believe are outdated or no longer applicable to our compensation programs, and, therefore, should be replaced in order to conform our plans to current favored compensation practices. Other recommended changes, including the consolidation of our 1999 Director Stock Plan with the 1999 Stock Incentive Plan, are expected to improve the efficiency of administration of our incentive award plans. The C&PC also made changes in the types of equity grants that will be made to NEOs under our incentive award plan in the future; in particular, the C&PC determined that two-thirds of annual equity grants shall be in the form of PSUs, which only vest if Company Performance Targets are achieved, while only one-third of the awards will be made as time-vested restricted stock units (to promote retention). At the C&PC’s direction, the Company has developed a new 2011 Incentive Award Plan, with a ten (10) year effective period, which is intended to replace the 1999 Plans. If the new plan is approved, both of the earlier 1999 Plans will be retired (except with respect to equity grants previously made and still outstanding under those plans) upon the effective date of the new 2011 Incentive Award Plan.
     All remaining unencumbered shares of common stock previously allocated to our 1999 Plans will be transferred to the new 2011 Incentive Award Plan, if shareholders approve the 2011 Plan. The Company is not requesting shareholder authorization of any shares other than the transferred shares to be allocated to the 2011 Incentive Award Plan . We believe there are sufficient shares in our 1999 Plans that can be transferred to allow the Company to continue making non-employee director and employee incentive grants at 2010 rates for an additional three years. The aggregate total number of shares that will be transferred from the 1999 Plans and made available for issuance under the 2011 Incentive Award Plan is 3,676,746 In addition, shares subject to outstanding awards under the earlier 1999 Plans that are forfeited or expire or are settled for cash, subject to certain exceptions, will also become available for issuance under the 2011 Incentive Award Plan. At the future point when the Company seeks to reserve additional new shares for its 2011 Incentive Award Plan, shareholders will be provided a separate opportunity to vote on any such proposal.
     In addition, we are asking our shareholders to approve the annual award limits in the 2011 Incentive Award Plan and the list of performance criteria that may be used for purposes of granting awards that are intended to qualify as performance-based compensation under Section 162(m). Shareholder approval of such annual award limits and performance criteria would preserve our ability to deduct compensation associated with future performance-based awards made under the 2011 Incentive Award Plan to certain executives. Section 162(m) limits the deductions a publicly-held company can claim for compensation in excess of $1 million paid in a given year to its CEO and its three other most highly-compensated executive officers (other than its CFO). These officers are generally referred to as the “covered employees” under the Code. “Performance-based” compensation that meets certain requirements is not counted against the $1 million deductibility cap. Stock options and stock appreciation rights generally qualify as performance-based compensation. Other awards that we may grant under the 2011 Incentive Award Plan may qualify as performance-based compensation if the payment, retention or vesting of the award is subject to the achievement during a performance period of performance goals selected by the C&PC. The C&PC retains the discretion to set the level of performance for a given performance measure under a performance-based award. For such awards to qualify as performance-based compensation, the shareholders must approve the award limits and must approve the material terms of the performance goals every five years.
     On April 19, 2011, the Board of Directors approved, subject to shareholder approval, the 2011 Incentive Award Plan. Upon its effective date, it is anticipated that all future annual and long-term incentive awards granted to non-employee directors, officers and employees will be granted pursuant to the 2011 Incentive Award Plan.
     The Board believes that the 2011 Incentive Award Plan will serve a critical role in attracting, motivating and retaining the high caliber employees, officers and directors that will be essential to our future success. Therefore, the Board urges our shareholders to vote to approve the adoption of the 2011 Incentive Award Plan. If this proposal is not approved, the 2011 Incentive Award Plan will not become effective and the earlier 1999 Plans will remain in effect.
Benefits of the 2011 Incentive Award Plan
     The Company operates in a competitive market and our success depends in large part on our ability to attract, retain and reward exceptionally talented employees, officers and directors across the entire organization. To be able to do so, we must offer competitive compensation. We believe that providing equity grants to our employees, officers and directors is an especially important component of total compensation because it provides them an ownership stake in the Company and aligns their interests with the interests of our shareholders. Providing a portion of compensation in the form of long-term equity grants also helps conserve the cash resources of the Company for other essential purposes.
     The 2011 Incentive Award Plan provides the C&PC with a sufficient range of tools and flexibility to make effective use of the shares authorized for incentive purposes. It also incorporates many new provisions that we believe are consistent with best practices in equity compensation, and which we believe further protect our shareholders’ interests.
     Key benefits to shareholders from approving the 2011 Incentive Award Plan include the following:
•	Shareholders are not being asked to approve the allocation of new shares (other than the shares being transferred from our prior 1999 Plans) for employee and non-employee director incentive awards purposes. Furthermore, shareholder approval is required for any such authorization of additional shares to the 2011 Plan in the future. Therefore, shareholders will have sufficient opportunity to see how well the Company implements the 2011 Plan using shares previously authorized under the 1999 Stock Incentive Plan before any new shares are requested.

•	Equity awards under the new plan will be made subject to any clawback policy which may be established by law or Company policy, now or in the future;

•	The 2011 Plan eliminates the potential for automatic acceleration of unvested equity awards if the Company experiences a change in control (i.e., it removes single triggers);

•	Re-pricing of stock options or stock appreciation rights is prohibited under the 2011 Incentive Award Plan; this prohibition applies to re-pricing either by reducing the per share price or by exchanging the option or stock appreciation right for cash or another award when the per share price exceeds the fair market value of the underlying shares.

•	The 2011 Incentive Award Plan will not allow the share pool available for incentive grants to be recharged or replenished with shares that:
(i)	are tendered or withheld to satisfy exercise price or withholding obligations;

(ii)	are subject to a stock appreciation right but are not issued in connection with the cash settlement of the stock appreciation right; or

(iii)	the Company purchases on the open market with cash proceeds from the exercise of options that may be granted under the 2011 Incentive Award Plan.
Instead, such shares are removed from the 2011 Incentive Award Plan, reducing the overall number of shares authorized for incentive purposes, and are thus unavailable for future equity grants made under the plan.

•	The 2011 Incentive Award Plan provides for the shareholder approval necessary under the Code for performance-based executive compensation in excess of $1 million to be deductible by the Company in accordance with Section 162(m) of the Code—reducing future tax obligations in the best interests of shareholders.

•	All the remaining available shares from the 1999 Stock Incentive Plan will be transferred to the 2011 Incentive Award Plan, if shareholders approve this Proposal 2. Consequently, all future equity grants will be made in accordance with the enhancements included in the 2011 Incentive Award Plan.

•	The 2011 Incentive Award Plan removes and replaces obsolete provisions of our 1999 stock plans approximately eighteen months earlier than they would otherwise expire. This is in keeping with our Board’s and the C&PC’s commitment to providing leadership on adopting best compensation practices.

•	The 2011 Incentive Award Plan is a ten (10) year plan, providing continuity in our equity grants for employees, officers and directors until 2021.

•	In addition, combining the employee Stock Incentive Plan and the Non-Employee Director Stock Compensation Plan into one new Company Incentive Award Plan that includes officers, employees and directors provides efficiencies in administration and also follows current trends in Incentive Award Plan design.
A detailed description of the principle features of the 2011 Incentive Award Plan is provided below.
     Description of the 2011 Incentive Award Plan
     Purpose. The purpose of the 2011 Plan is to promote the success and enhance the value of Alaska Communications Systems Group, Inc. by directly linking the individual interests of the officers, directors and employees to those of Company shareholders and providing those individuals with incentives for outstanding performance to generate superior returns to the Company’s shareholders. The 2011 Plan is further intended to provide flexibility to the Company in its ability to attract, motivate and retain talented individuals to serve the Company, whose judgment, interests and special efforts will largely determine the successful operation of the Company.
     Eligibility. Awards may be made to individuals who are directors, officers, employees or consultants of the Company, or any of its subsidiaries, as defined in the 2011 Plan, and as determined by the C&PC.
     Administration. The 2011 Plan will be administered by the C&PC (or another committee or sub-committee of the Board assuming the functions of the C&PC in the future). As the administrator of the 2011 Plan, the C&PC has the authority to interpret the 2011 Plan, determine the types and number of awards, the number of shares to be awarded, to approve all awards made under the plan, and carry out other functions as set forth in the plan. To the extent allowed by law, the C&PC may delegate the authority to grant awards or take other administrative actions under the plan to certain officers of the Company, subject to the limitations and restrictions set by the C&PC or the Board. Notwithstanding its authority to delegate, the full Board must administer the 2011 Plan with respect to awards granted to non-employee directors.
     Shares Subject to the 2011 Plan. Subject to adjustment as provided in the 2011 Plan, the aggregate number of shares which may be issued or transferred as awards under the 2011 Plan shall be 3,676,746. This amount is equal to the number of shares remaining available for issuance under the 1999 Plans, less the number of shares which are subject to outstanding awards under the prior 1999 Plans, but which have not yet vested or been exercised. If any award made under the 2011 Plan or a prior plan is forfeited, expires or is settled for cash, the shares subject to that award will be added to the shares available for grant under the 2011 Plan and again be available for future grants of awards under the Plan. However, shares which are tendered by the recipient or withheld by the Company in payment of an exercise price or to satisfy any tax withholding obligation; or which are subject to a stock appreciation right that is not issued in connection with the stock settlement of the award upon exercise; or which is purchased on the open market with cash proceeds from the exercise of options; shall not be added to the shares authorized for grants and will not be available for future grants of awards under the plan.
     Types of Awards. The 2011 Plan authorizes the grant of the following types of incentive awards to eligible individuals: a performance award (which may include, but is not limited to, a performance award that is paid in cash, PSUs or a combination of both); restricted stock award; restricted stock unit award; dividend equivalent award, deferred stock award; deferred stock unit award; stock payment award; a stock appreciation right, or stock option; any of which may be awarded in accordance with the terms of the plan. Awards to eligible individuals shall be subject to the terms of an individual award agreement between the Company and the individual, which must be signed indicating its acceptance by the participant. Awards to non-employee directors of the Company will be subject to the terms of the Non-Employee Director Compensation Policy, which must be approved by the full Board, and may be modified from time to time by the Board in the future.
     Performance Awards. Performance Awards include any of the awards that are granted subject to vesting and/or payment based on the attainment of specified performance goals (including performance stock units and cash incentive awards). Performance Awards may be made by the C&PC to any eligible individual under the 2011 Plan. The C&PC will determine the specific performance goals and criteria to be applied to determine vesting of each award, and the time periods over which performance will be measured. Performance Awards only vest if the specific performance goals or criteria are met, and may be paid to the recipient as cash incentive payments, shares of stock or a combination of cash and shares, as determined by the C&PC. Performance Awards are forfeited if the performance goals (as defined by the C&PC), are not satisfied by the conclusion of the performance period set by the C&PC.
     The C&PC will determine whether specific Performance Awards are intended to constitute “qualified performance-based compensation,” or “QPBC,” within the meaning of Section 162(m). To qualify as QPBC, the applicable performance criteria will be selected from the list below in accordance with the requirements of Section 162(m). Section 162(m) imposes a $1 million cap on the compensation deduction that the Company may take in respect of compensation paid to our Chief Executive Officer and our next three most highly compensated employees (other than our Chief Financial Officer). However, compensation that qualifies as QPBC is excluded from the calculation of the $1 million cap, and thus remains deductible.
     In order to constitute QPBC under Section 162(m), in addition to certain other requirements, the relevant amounts must be payable only upon the attainment of pre-established, objective performance goals set by our C&PC and linked to shareholder-approved performance criteria. For purposes of the 2011 Plan, one or more of the following performance criteria will be used in setting performance goals applicable to QPBC, either for the entire Company or a subsidiary, division, business unit, business line, affiliated business in which the Company has an equity or financial interest, or an individual, and may be used in setting performance goals applicable to other performance awards: (i) net earnings (either before or after one or more of the following: (A) interest, (B) taxes, (C) depreciation and (D) amortization); (ii) gross or net sales or revenue; (iii) net income (either before or after taxes); (iv) adjusted net income; (v) operating earnings or profit; (vi) cash flow (including, but not limited to, operating cash flow and free cash flow); (vii) period end liquidity position; (viii) return on assets (including on net assets); (ix) return on capital, including cash flow return on capital; (x) return on shareholders’ equity; (xi) total shareholder return; (xii) return on sales; (xiii) gross or net profit or operating margin; (xiv) costs; (xv) funds from operations; (xvi) expenses; (xvii) working capital; (xviii) earnings per share; (xix) adjusted earnings per share; (xx) price per share of common stock; (xxi) regulatory body approval for commercialization of a product; (xxii) implementation or completion of critical projects; (xxiii) market share; and (xxiv) economic value, any of which may be measured either in absolute terms or as compared to any incremental increase or decrease or as compared to results of a peer group or to market performance indicators or indices. The 2011 Plan also permits the plan administrator to provide for objectively determinable adjustments to the applicable performance criteria in setting performance goals for QPBC awards.
     Restricted Stock. The C&PC may make awards of restricted stock to eligible individuals in such amounts and at purchase prices to be established by the C&PC in connection with each award. Such awards will be subject to restrictions and other terms and conditions as are established by the C&PC. Upon issuance of Restricted Stock, recipients generally have the rights of a shareholder with respect to such shares, subject to the limitations and restrictions established by the C&PC in the award program or the individual award agreement. Such rights generally include the right to receive dividends and other distributions in relation to the award. Except as otherwise determined by the C&PC, Restricted Stock Awards will lapse and immediately be surrendered to the Company without payment of consideration if the recipient terminates service to the Company before the restrictions on the award have expired.
     Restricted Stock Units. The 2011 Plan authorizes awards of restricted stock units to eligible individuals in amounts and at purchase prices and upon such other terms and conditions as are established by the C&PC for each award. Restricted Stock Unit awards entitle recipients to acquire shares of the Company’s stock in the future under certain conditions. No dividends are accumulated or paid in regard to Restricted Stock Units until they vest. Unless otherwise determined by the C&PC, Restricted Stock Unit awards will be forfeited immediately if the participant ceases providing services for the Company before the award has vested. In addition, holders of Restricted Stock Units generally have no rights of ownership or as shareholders in relation to the award, unless and until the restrictions lapse and the Restricted Stock Unit award vests in accordance with the terms of the grant.
     Dividend Equivalents. Dividend Equivalents may be granted by the C&PC based on the dividends declared on common stock of the Company between the date of the award and the date that the award vests, is exercised, distributed or expires. Dividend Equivalents are converted to cash or additional shares of stock based on terms and limitations established by the C&PC. No Dividend Equivalents are payable with respect to options or stock appreciation rights.
     Deferred Stock and Deferred Stock Units. Under the 2011 Plan, the C&PC may grant Deferred Stock or Deferred Stock Units to an eligible participant on such terms and conditions, and subject to a vesting schedule, as may be determined by the C&PC. Unless otherwise provided by the C&PC, a holder of Deferred Stock or Deferred Stock Units has no rights as a Company stockholder until such time as the award vests, all applicable conditions have been satisfied, and the stock has been issued to the holder.
     Stock Payments. The C&PC is authorized to make Stock Payments to any eligible individual under the 2011 Plan. Stock Payments may be made in lieu of base salary, cash incentives, fees or other cash compensation otherwise payable to the recipient. The number or value of shares to be awarded, conditions and criteria for vesting, and the vesting schedule, will be set by the C&PC. Holders of Stock Payment awards have no rights as a shareholder until the Stock Payment has vested and the shares underlying the award have been issued.
     Stock Appreciation Rights. The C&PC is authorized to grant stock appreciation rights to eligible recipients in its discretion, on such terms and conditions as it may determine, consistent with the 2011 Plan. A stock appreciation right entitles the holder to exercise the stock appreciation right to acquire shares of the Company’s stock upon exercise within a specified time period from the date of the grant. Subject to the provisions of the stock appreciation right award agreement, the recipient may receive from the Company an amount determined by multiplying the difference between the price per share of the stock appreciation right and the value of the share on the date of exercise by the number of shares of common stock subject to the award. The maximum term for which stock appreciation rights may be exercisable under the 2011 Plan is ten years.
     Stock Options. The exercise price per share for each stock option shall be set by the C&PC, but shall not be less than the fair market value on the date of the grant (or 110% of the price of an incentive stock option in the case of an individual who, on the date of the grant, owns or is deemed to own shares representing more than 10% of the stock of the Company). The term of any option award may not be longer than ten (10) years (or five years in the case of an incentive stock option granted to a 10% stockholder of the Company). The C&PC will determine the time period for exercise of each award, including the time period for exercise following a termination of service by the recipient.
     Incentive Stock Options Incentive stock options may be granted only to employees of the Company. No person who qualifies as a greater-than-10% shareholder of the Company may be granted an incentive stock option, unless such incentive stock option conforms to the applicable provisions of Section 422 of the Code.
     Non-Qualified Stock Options. With the consent of the holder, the C&PC is authorized to modify any incentive stock option granted under the 2011 Plan to disqualify the option from treatment as an incentive stock option under Section 422 of the Code.
     Limitations on Awards. The 2011 Plan specifies limits on the total amount of equity or cash awards that may be made to any one eligible individual in a calendar year. As provided in the plan, the maximum aggregate number of shares that may be granted to one individual with respect to one or more awards of options or stock appreciation rights is one million five hundred thousand (1,500,000); and for awards other than options or stock appreciation rights, the annual maximum aggregate number of shares is limited to one million (1,000,000). For cash awards, the maximum aggregate amount of cash incentive that may be paid to any one eligible individual during a single calendar year is five million dollars ($5,000,000).
     Limitations on Transfer of Awards. Under the 2011 Plan, no award may be sold, pledged, assigned, encumbered, disposed of or transferred in any manner, other than by will or the laws of descent and distribution, until the award has been exercised, or the shares underlying such award have been issued, and all restrictions applicable to such shares have lapsed. In addition, no Award or interest or right in an award may be liable for the debts, contracts, or other obligations of the holder, whether such disposition is voluntary or by operation of law or legal proceedings.
     Prohibition on Re-pricing. Under the 2011 Plan, the C&PC may not, without the approval of the shareholders of the Company, authorize the re-pricing of any outstanding option or stock appreciation right to reduce its price per share, or cancel any option or stock appreciation right in exchange for cash or another award when the price per share exceeds the Fair Market Value (as that term is defined in the 2011 Plan) of the underlying shares. The C&PC may, however, amend any outstanding award agreement to increase the price per share of any option or stock appreciation right, and it may cancel and replace any such award with a grant at a price per share greater than the original award, without shareholder approval.
     Change in Control. In general, notwithstanding a Change in Control event (as that term is defined in the 2011 Plan), each outstanding award shall continue in effect or be assumed or an equivalent award substituted by the successor corporation. However, in the event the successor corporation refuses to assume or substitute for the award the C&PC shall cause any or all of such awards to become fully exercisable immediately prior to the consummation of the transaction and all forfeiture restrictions to lapse, and so notify the holder. Regardless of any Change in Control, no adjustment or other action will be authorized for awards which are intended to qualify as QPBC, which would cause such awards to fail to continue to qualify as QPBC, unless the C&PC determines that the award shall not qualify, and no adjustment will be authorized that would cause the plan to violate Section 422(b)(1) of the Code, or would result in short swing profits under Section 16 of the Exchange Act, or violate the exemptive conditions of Rule 16b-3 under the Exchange Act, unless the C&PC determines the award is not to comply.
     Certain Transactions. The C&PC has broad discretion to equitably adjust the provisions of the 2011 Plan, as well as the terms and conditions of existing and future awards, to prevent the dilution or enlargement of intended benefits and facilitate necessary or desirable changes in the event of certain transactions and events affecting our common stock, such as stock dividends, stock splits, mergers, acquisitions, consolidations and other corporate transactions. In addition, in the event of certain non-reciprocal transactions with our shareholders known as “equity restructurings,” the C&PC will make equitable adjustments to the 2011 Plan and outstanding awards.

     Amendment and Termination. The C&PC or the Board may amend, modify, suspend or terminate the 2011 Plan, as it deems necessary or appropriate in the best interests of the Company, without the approval of shareholders. However, the C&PC must obtain the consent of any award holder before taking any action that impairs any rights or obligations of the holder (unless the award expressly provides otherwise). Further, it may not, without the approval of the Company’s shareholders, make any amendment to the plan that would: (i) increase the limits on the maximum number of shares which may be issued under the plan; (ii) decrease the share price on outstanding stock option or stock appreciation right granted under the plan; or (iii) cancel any stock option or stock appreciation right in exchange for cash or another award when the option or stock appreciation right price per share exceeds the fair market value of the underlying shares.
     Forfeiture and Clawbacks. The 2011 Plan provides the C&PC with the authority to require, in an award agreement made under the plan or otherwise, that an individual in receipt of any award agree that any proceeds, gains or other economic benefit obtained in connection with any award, must be repaid to the Company (and the award shall terminate and any exercisable portion be forfeited), if the holder is terminated for cause (as such term is defined by the C&PC), or violates a non-competition requirement applicable to the individual. In addition, all awards made under the 2011 Plan are subject to any “Clawback” requirements imposed by law (including under the 2010 Dodd-Frank Wall Street Reform and Consumer Protection Act) or a “Clawback Policy” adopted by the C&PC, as such laws or Company policy may be amended from time to time in the future.
     Federal Income Tax Considerations. The following discussion summarizes the federal income tax consequences with respect to awards made under the 2011 Incentive Award Plan, as well as certain tax considerations with respect to the Company’s ability to deduct payments made in connection with the 2011 Plan. This summary is not intended to be a complete and accurate statement of applicable law, nor does it address state, local or foreign tax considerations. It is intended for the information of shareholders considering how to vote with respect to the plan and not as tax guidance to participants in the 2011 Plan. Different tax rules may apply to specific individuals and transactions under the plan.
     Stock Options. A participant does not realize ordinary income on the grant of a stock option. Upon exercise of a non-qualified stock option, the participant will realize ordinary income equal to the excess of the fair market value of the shares over the option exercise price. The cost basis of the shares acquired for capital gain treatment is their fair market value at the time of exercise. Upon exercise of an incentive stock option, the excess of the fair market value of the shares acquired over the option exercise price will be an item of tax preference to the participant, which may be subject to an alternative minimum tax for the year of exercise. If no disposition of the shares is made within two years from the date of granting of the incentive stock option or within one year after the transfer of the shares to the participant, the participant does not realize taxable income as a result of exercising the incentive stock option; the tax basis of the shares received for capital gain treatment is the option exercise price; any gain or loss realized on the sale of the shares is long-term capital gain or loss. If the participant disposes of the shares within the two-year or one-year periods referred to above, the participant will realize ordinary income at that time in an amount equal to the excess of the fair market value of the shares at the time of exercise (or the net proceeds of disposition, if less) over the option exercise price. For capital gain treatment on such a disposition, the tax basis of the shares will be their fair market value at the time of exercise.
     Stock Appreciation Rights. No ordinary income will be realized by a participant in connection with the grant of a stock appreciation right. When the stock appreciation right is exercised, the participant will realize ordinary income in an amount equal to the sum of the amount of any cash received and the fair market value of the shares or other property received upon the exercise.
     Restricted Stock, Performance and Restricted Stock Unit Awards. The participant will not realize ordinary income on the grant of a restricted stock award (or a Performance Award if the shares are issued on grant), but will realize ordinary income when the shares subject to the award become vested in an amount equal to the excess of (i) the fair market value of the shares on the vesting date over (ii) the purchase price, if any, paid for the shares. The participant may, however, elect under Section 83(b) of the Code, to include as ordinary income in the year the shares are granted, an amount equal to the excess of (i) the fair market value of the shares on the date of issuance, over (ii) the purchase price, if any, paid for the shares. If the Section 83(b) election is made, the participant will not realize any additional taxable income when the shares become vested.
     The participant will not realize ordinary income on the grant of a restricted stock unit award (or a Performance Award under which shares are not issued on grant) but will realize ordinary income when the shares subject to the award are issued to the participant after they become vested. The amount of ordinary income will be equal to the excess of (i) the fair market value of the shares on the date they are issued over (ii) the purchase price, if any, paid for the award.
     Upon disposition of shares acquired under a Restricted Stock Award, Performance Award or Restricted Stock Unit award, the participant will realize a capital gain or loss equal to the difference between the selling price and the sum of the amount paid for the shares plus any amount realized as ordinary income upon grant (or vesting) of the shares.
     Company Tax Deduction. The Company generally will be entitled to a tax deduction in connection with an award under the 2011 Plan, subject to the provisions of Section 162(m), in an amount equal to the ordinary income realized by a participant and at the time the participant realizes such income (for example, on the exercise of a nonqualified stock option). As noted above, Section 162(m) may limit the deductibility of compensation paid to the Company’s CEO and to each of the next three most highly compensated executive officers other than the Chief Financial Officer. The annual compensation paid to any of these executives will be deductible to the extent that it does not exceed $1 million or if the compensation is “performance-based compensation” under Section 162(m). Compensation attributable to stock options and stock appreciation rights under the plan should qualify as performance-based compensation if the awards are made by the C&PC and the exercise or grant price of the award is no less than the fair market value of the common stock on the date of grant. Compensation attributable to restricted stock awards, restricted stock unit awards and Performance Awards should qualify as performance-based compensation if (i) the compensation is approved by the C&PC, (ii) the compensation is paid only upon the achievement of objective performance goals established in writing by the C&PC (based on the list of performance criteria set forth in the 2011 Plan) while the outcome is substantially uncertain, and (iii) the C&PC certifies in writing prior to the payment of the compensation that the performance goal has been satisfied.
     Compliance with Laws. The 2011 Plan is subject to all federal, state, local and foreign laws and regulations which may be applicable, as well as the rules of any securities exchange under which the shares are listed and the regulations of any governmental regulatory authority with jurisdiction. Any shares delivered under the plan are issued subject to such laws and other restrictions. Further, to the extent permitted by law, all awards made under the plan shall be deemed amended to the extent necessary to comply with any such laws, rules and regulations.
     Effective Date. The 2011 Plan will take effect only after approval by the Company’s shareholders. It will remain in effect until the tenth (10th) anniversary of the date the 2011 Plan is approved by the Board.
     Effect on 1999 Stock Incentive Plan and 1999 Non-Employee Director Compensation Plan. Upon the effective date of the 2011 Incentive Award Plan, the 1999 Plans will be “retired” and the Company will cease making any awards under the 1999 Plans. However, awards previously made under the 1999 Plans prior to the effective date of the 2011 Plan will still vest in accordance with their terms and will continue to be governed by the terms of the 1999 Plans and the individual award agreements applicable to the grants.
     New Awards under the 2011 Plan. Subject to the approval of Company shareholders, all awards under the 2011 Plan will be granted in the future at the discretion of the C&PC or the Board and, accordingly, the amount of any such awards to be made in the future, or that would have been made in the most recently completed fiscal year had the 2011 Plan then been in effect, is not determinable.
     Equity Compensation Plan Information. The following table sets forth, as of December 31,2010, the number of securities outstanding under our equity compensation plans, the weighted average exercise price of such securities and the number of securities available for grant under the plans:

Equity Compensation Plans Information Table

		Weighted-average	Number of securities remaining
	Number of securities to be	exercise price of	available for future issuance
	issued upon exercise of	outstanding	under equity compensation
	outstanding options,	options, warrants	plans (excluding securities
	warrants and rights	and rights	reflected in column (a))
Equity Compensation Plans	(a)	(b)	(c)
Approved by security holders:
Stock Options	1,605,049	$10.16
Restricted Stock	1,680,598	$—	3,349,269	(1)

Not approved by security holders:
Stock Options (2)	200,000	$4.50

(1)	As of December 31, 2010, the number of securities remaining for future issuance under equity compensation plans includes 3,051,048 shares under the 1999 Stock Incentive Plan, 176,438 shares under the 1999 Non-Employee Director Stock Compensation Plan and 121,783 shares under the 1999 Employee Stock Purchase Plan.

(2)	Includes shares reserved under a non-qualified stock option agreement with Liane Pelletier. All shares were awarded through stock options.
     As of April 15, 2011, we had 1,075,882 options and SSARs outstanding under the 1999 Plans with a weighted-average exercise price of $10.61 and a weighted-average remaining term of 2.6 years, and 941,068 unvested full value shares outstanding and granted under equity compensation plans, (936,941 annual and long-term performance accelerated restricted stock units and 4,127 time vesting restricted stock units). As of April 15, 2011, there were 3,676,746 shares available for future issuance under the 1999 Plans. After the effective date of the 2011 Plan as approved by shareholders, no awards will be granted under the 1999 Plans.
     For all the reasons stated above, the Board believes that the 2011 Incentive Award Plan is in the best interest of the Company and its shareholders.
     A copy of the 2011 Incentive Award Plan is attached to this proxy statement as Appendix A. A copy may also be obtained from the Company by written request to: Alaska Communications; Attn: Investor Relations, 600 Telephone Avenue; Anchorage, Alaska 99503.
     The Board of Directors recommends a vote FOR Proposal 2.
Proposal 3: Advisory Vote on Executive Compensation
     In accordance with expanded disclosure rules adopted by SEC in January 2011, we are providing our shareholders with the opportunity to cast an advisory vote on our current executive compensation program. This advisory vote to approve executive compensation is also referred to as a “Say-on-Pay” vote.
     The Board of Directors is committed to excellence in governance. The Company’s goal for its executive compensation program is to attract, motivate and retain a talented, entrepreneurial and creative team of executives who will provide leadership for the Company’s success in dynamic and competitive markets. The Company seeks to accomplish this goal in a way that balances short-term and longer-term NEO compensation opportunities and incentives, rewards outstanding performance, and continues to align our executives with our shareholders’ long-term interests. The Company believes that its’ executive compensation program, which emphasizes pay-for-performance principles and provides a significant proportion of executive compensation in the form of long-term, performance-based, equity awards, satisfies these goals and serves the best interests of our shareholders.

     The Compensation Discussion and Analysis, beginning on page 19 of this Proxy Statement, describes the Company’s executive compensation program and the decisions made by the C&PC in a narrative disclosure accompanied by tables. Highlights of the program include the following:
•	Base salaries of our NEOs are generally set below the median level of our peer companies. There have been no increases in executive base salaries since 2008 (except in connection with promotions which included a substantially increased scope and breadth of responsibilities for the individual NEO).

•	A greater proportion of our NEOs’ total cash compensation is performance-based than that of our peers, requiring our executives to earn their financial rewards based on Company and individual performance that consistently produces value for shareholders over the long term.

•	Our annual equity grants are also mainly performance-based. Starting in 2011, two-thirds of each NEO grant is in the form of PSUs, which only vest (in one-third increments over three years) upon achievement of Company Performance Targets—otherwise the grant is forfeited. The remaining one-third of NEOs’ equity grants is provided in restricted stock units, which vest ratably over three years, thus promoting retention of our key leadership.

•	As reflected in the Summary Compensation Table, actual pay is well aligned with Company performance. We set rigorous Company Performance Targets and pay our NEOs fairly in accordance with actual Company results.

•	The Company is meeting its 2009 commitment to limit equity awards under its 1999 Stock Incentive Plan to two percent (2%) of the three-year average twelve-month outstanding common stock between July 10, 2009 and December 31, 2012.
     The C&PC also continually reviews best practices in executive compensation to ensure our policies are optimally designed. As a result, the Company:
•	Has adopted a “Clawback Policy” that allows the Company to recover any incentive compensation (including equity grants or their value) paid to an executive who is later discovered to have committed financial misconduct, regardless whether the executive has since left the Company;

•	Has included an expanded clawback requirement in all NEO employment arrangements entered into since enactment of the Dodd-Frank Act in 2010, which allows Company recovery of any incentive compensation paid based on Company results later discovered to be incorrect and which require a material restatement of a financial statement, whether or not there was misconduct by the executive;

•	Has required robust “double triggers” for receipt of any change in control severance benefits in all NEO employment arrangements entered into since 2008;

•	Requires our NEOs to maintain recommended minimum stock ownership levels to ensure their interests always remain aligned with those of shareholders;

•	Does not pay dividends or dividend-equivalents on unvested equity grants, and prohibits executives from pledging, hedging or otherwise encumbering any stock awards;

•	Provides no multi-year or guaranteed bonuses to anyone;

•	Provides no supplemental retirement or pension benefits to NEOs, which are not available to all or substantially all of the Company’s employees; and

•	Has eliminated all tax gross ups from its executive compensation arrangements. Perquisites in general are very limited, and are substantially below the median of our peers.

For all the reasons discussed above, the Board recommends that shareholders vote in favor of the following resolution:
          “Resolved, that the shareholders approve on an advisory basis the overall compensation of the Company’s named executive officers, as described in the Compensation Discussion and Analysis and the tabular disclosure regarding named executive officer compensation, together with the accompanying narrative disclosure, in the proxy statement.”

     As an advisory vote, the shareholder vote on this proposal is not binding upon the Company. However, the C&PC, which is responsible for designing and administering the Company’s executive compensation program, values the opinions expressed by shareholders in their vote on this proposal and will consider the outcome of the vote when making future compensation decisions for our NEOs.
     The Board of Directors recommends a vote FOR this Proposal 3.
     Proposal 4: Advisory Vote on Frequency of Future Executive Compensation Advisory Votes
     As described in Proposal 3 above, the Company’s shareholders are being provided the opportunity to cast an advisory vote on the Company’s executive compensation program. The advisory vote on executive compensation described in Proposal No. 3 above is referred to as a “Say-on-Pay” vote.
     This Proposal 4 affords shareholders the opportunity to cast a separate advisory vote on how often the Company should include the Say-on-Pay vote in its proxy materials for future annual shareholder meetings. Under rules adopted by the SEC, shareholders may, at their option, vote to have the Say-on-Pay vote every year, every two years or every three years in the future, or shareholders may abstain from voting on the proposal.
     The Board of the Company recommends that shareholders vote for holding advisory Say-on-Pay votes EVERY YEAR, so that shareholders may annually express their views on the Company’s executive compensation program discussed in the proxy statement. The Company recognizes that there are some disadvantages to this approach, as it may not allow sufficient time between advisory votes for the Company’s strategies and tactics to be fully implemented and have an opportunity for such efforts to mature, or for the C&PC and the Board to thoughtfully respond to shareholder input on executive compensation and to effectively implement changes. Consequently, the Board is concerned that annual Say-on-Pay votes will emphasize short-term results at the expense of long-term sustainable management of the Company. However, as the Company is just embarking on the compensation advisory vote process, the Board concluded that the annual approach is preferable because it will provide the most frequent opportunity for shareholders to offer their opinions and will provide continuous feedback to the Board and the C&PC. Although the shareholder frequency vote in this Proposal 4 is not binding on the Company, the C&PC values the views and opinions expressed by shareholders, and will consider the outcome of the vote in determining the future frequency of Say-on-Pay advisory votes. The issue of the most appropriate frequency of advisory votes on Say on Pay can always be revisited with shareholders in the future, as well.
     Vote Required. Under our Bylaws, matters in which there are more than two options for which votes may be cast are decided by a plurality of the votes cast. Therefore, the option that is selected by a plurality of the shares of common stock that are present in person or by proxy and are voting on Proposal 4 will be considered to be recommended by our shareholders for purposes of this advisory vote.
     The Board recommends that shareholders vote on Proposal 4 to hold Say-on-Pay votes EVERY YEAR (as opposed to every two years or every three years).
     Proposal 5: Ratification of Selection of Independent Registered Public Accounting Firm
     Our Audit Committee has approved the appointment of KPMG LLP, or KPMG, to be our independent registered public accounting firm for 2011. A representative of KPMG is expected to be present at the Annual Meeting to respond to appropriate questions and make a statement should he or she so desire.
     Although it is not required to do so, the Board of Directors is submitting the Audit Committee’s selection of our independent registered public accounting firm for ratification by the shareholders at the Annual Meeting in order to ascertain the view of the shareholders regarding such selection. The affirmative vote of the holders of a majority of our shares of common stock present or represented and voting at the Annual Meeting will be required to approve this proposal.
     The Board of Directors recommends a vote FOR Proposal 5.

Audit Fees
     The Sarbanes-Oxley Act passed by Congress in July of 2002, requires that the audit committee be directly responsible for the appointment, compensation, and oversight of the Company’s independent registered public accounting firm. The Audit Committee has unanimously approved the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2011. KPMG LLP has examined the financial statements of the Company since March 2005.
     The following summarizes the fees billed to us by KPMG LLP for services rendered in connection with fiscal years 2010 and 2009:

	2010	2009
Audit Fees (1)	$807,070	$834,627
Audit Related Fees (2)	16,250	22,400
Tax Fees	—	—
All Other Fees (3)	30,000	—

Total	$853,320	$857,027

(1)	This category includes the audit of our annual financial statements, the review of the condensed financial statements included in our quarterly reports on Form 10-Q, reviews and assessment of our internal controls over financial reporting, services for SEC filings, and $136,224 in audit fees related to an asset acquisition (which are reimbursable to the Company).

(2)	This category includes fees for audit work performed related to our cost allocation manual attestation.

(3)	This category includes $30,000 in fees related to an IRS audit of an asset acquisition (which are reimbursable to the Company).
Audit Committee Report
     The following report of the Audit Committee does not constitute soliciting material and shall not be deemed filed or incorporated by reference into any other filing by Alaska Communications Systems Group, Inc. under the Securities Act of 1933 or the Securities Exchange Act of 1934.
     The Audit Committee consisted of at least three directors each of whom, in the judgment of the Board, is an “Independent Director” within the meaning of the applicable Nasdaq Marketplace Rules. The members of the Audit Committee are Peter D. Ley (Chair), Edward (Ned) J. Hayes, Jr., and Brian D. Rogers. The Board of Directors has determined that each of Messrs. Ley and Hayes qualifies as an “Audit Committee Financial Expert.” The Audit Committee acts pursuant to a written charter that has been adopted by the Board of Directors.
     The Audit Committee oversees the quality of Alaska Communications Systems Group, Inc.’s financial reporting process on behalf of the Board of Directors. It assists the Board of Directors in fulfilling its oversight responsibilities to the shareholders relating to the Company’s financial statements and the financial reporting process, the systems of internal accounting and financial controls, and the audit process. While the Audit Committee sets the overall corporate tone for quality financial reporting, management has the primary responsibility for the preparation, presentation and integrity of the Company’s financial statements and the reporting process, including internal control systems and procedures designed to reasonably assure compliance with accounting standards, applicable laws and regulations. The Company’s independent registered public accounting firm is responsible for expressing an opinion as to the conformity of the Company’s audited financial statements with accounting principles generally accepted in the United States of America and the effectiveness of the Company’s internal controls over financial reporting.
     The Audit Committee has discussed and reviewed with its independent registered public accounting firm, KPMG LLP for the periods covered by this report, all matters required to be discussed pursuant to Statement on Auditing Standards No. 114 (The Auditor’s Communication With Those Charged With Governance).

     The Audit Committee has received from KPMG LLP a formal written statement describing all relationships between the independent registered public accounting firm and the Company that might bear on the auditors’ independence, consistent with Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and discussed with the auditors any relationships that may impact their objectivity and independence, and satisfied itself as to the auditors’ independence.
     The Audit Committee has met with KPMG LLP, with and without management present, as deemed appropriate, to discuss the overall scope of KPMG LLP’s quarterly reviews and annual audit of the Company’s financial statements, the results of its examinations, its evaluations of the Company’s internal controls and the overall quality of its financial reporting. The Audit Committee has met and discussed with management and KPMG LLP the quarterly financial information and statements and the annual audited financial statements prior to the release of that information and the filing of the Company’s quarterly and annual reports with the Securities and Exchange Commission.
     Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s annual report on Form 10-K for the year ended December 31, 2010.
Submitted by,
Peter D. Ley, Chair
Edward (Ned) J. Hayes, Jr.
Brian D. Rogers
Proposal 6: Other Business Matters
     We do not know of any other matters to be presented at the annual meeting other than those discussed in this proxy statement. However, if other matters are properly brought before the annual meeting, your proxies will be able to vote those matters at their discretion.
Annual Report on Form 10-K
     We are providing a copy of our Annual Report on Form 10-K for the year ended December 31, 2010 together with this proxy statement to shareholders of record as of April 21, 2011. Any shareholder who desires additional copies may obtain one (excluding exhibits not incorporated by reference in this proxy statement), without charge, by addressing a request to the Corporate Secretary, Alaska Communications Systems Group, Inc., 600 Telephone Avenue, Anchorage, Alaska 99503. We will charge an amount equal to the reproduction cost and postage if exhibits other than those incorporated by reference into this proxy statement are requested.
Shareholder Proposals and Communications with the Board of Directors
     The annual meeting of shareholders for 2012 is tentatively scheduled to be held on or about Friday, June 8, 2012. If you wish to submit a proposal for possible inclusion in our 2012 proxy statement, send the proposal to: Secretary, Alaska Communications Systems Group, Inc., 600 Telephone Avenue, Anchorage, Alaska 99503, by registered, certified, or express mail. Shareholder proposals for inclusion in our proxy statement for the 2012 Annual Shareholders’ Meeting must be received by the Company on or after January 12, 2012 and on or before February 11, 2012. In the event that the date of the annual meeting for 2012 is advanced by more than 30 days from the anniversary date of the 2011 annual meeting, notice by the shareholder to be timely must be delivered to the Company not later than the close of business on the later of (i) the 120th day prior to such annual meeting or (ii) the 10th day following the day on which the Public Announcement of the date of such meeting is first made. The requirements for such notice are set forth in our By-laws, a copy of which can be found on our website at www.alsk.com. In addition, the Bylaws were filed as an exhibit to our Current Report on Form 8-K dated January 10, 2011.
     Shareholders may communicate with the Company’s directors at any time via U. S. mail addressed to one or more directors, the Board, or any committee of the Board c/o the Corporate Secretary at the above address. The Corporate Secretary may review and summarize communications received for the purpose of expediting director review as well as forwarding the underlying correspondence.

Directions to the Annual Meeting
     The 2011 Annual Meeting of Shareholders of Alaska Communications Systems Group, Inc. will be held on Friday, June 10, 2011, beginning at 9:00 a.m. Alaska time, at the Company’s 4th floor conference room at 600 Telephone Avenue, Anchorage, Alaska. Doors to the meeting will open at 8:45 a.m.
Alaska Communications Systems Group, Inc.
600 Telephone Avenue
Anchorage, Alaska 99503
Phone: (907) 297-3000
Fax: (907) 297-3100
Directions from Ted Stevens International Airport to our offices at 600 Telephone Avenue:
1.	From the Airport (point “A” on map), take International Airport Road East.

2.	Go approximately 1.9 miles and turn right onto the Minnesota Boulevard North ramp.

3.	Continue North on Minnesota approximately 0.5 miles and turn right at the first stoplight onto Tudor Road.

4.	Continue on Tudor Road for approximately 1.2 miles and turn left onto Denali Street.

5.	Continue on Denali Street approximately 0.4 miles and turn right onto Telephone Avenue.

6.	Alaska Communications Systems Group, Inc.’s building is on the right side at 600 Telephone Avenue (Point “B” on map); parking is located across the street.

APPENDIX A
ALASKA COMMUNICATIONS SYSTEMS GROUP, INC.
2011 INCENTIVE AWARD PLAN
ARTICLE 1.
PURPOSE
          The purpose of the Alaska Communications Systems Group, Inc. 2011 Incentive Award Plan (as it may be amended or restated from time to time, the “Plan”) is to promote the success and enhance the value of Alaska Communications Systems Group, Inc. (the “Company”) by linking the individual interests of the members of the Board, Employees, and Consultants to those of Company shareholders and by providing such individuals with an incentive for outstanding performance to generate superior returns to Company shareholders. The Plan is further intended to provide flexibility to the Company in its ability to motivate, attract, and retain the services of members of the Board, Employees, and Consultants upon whose judgment, interest, and special effort the successful conduct of the Company’s operation is largely dependent.
ARTICLE 2.
DEFINITIONS AND CONSTRUCTION
          Wherever the following terms are used in the Plan they shall have the meanings specified below, unless the context clearly indicates otherwise. The singular pronoun shall include the plural where the context so indicates.
          2.1 “Administrator” shall mean the entity that conducts the general administration of the Plan as provided in Article 13. With reference to the duties of the Committee under the Plan which have been delegated to one or more persons pursuant to Section 13.6, or as to which the Board has assumed, the term “Administrator” shall refer to such person(s) unless the Committee or the Board has revoked such delegation or the Board has terminated the assumption of such duties.
          2.2 “Applicable Accounting Standards” shall mean Generally Accepted Accounting Principles in the United States, International Financial Reporting Standards or such other accounting principles or standards as may apply to the Company’s financial statements under United States federal securities laws from time to time.
          2.3 “Award” shall mean an Option, a Restricted Stock award, a Restricted Stock Unit award, a Performance Award, a Dividend Equivalents award, a Deferred Stock award, a Deferred Stock Unit award, a Stock Payment award or a Stock Appreciation Right, which may be awarded or granted under the Plan (collectively, “Awards”).
          2.4 “Award Agreement” shall mean any written notice, agreement, terms and conditions, contract or other instrument or document evidencing an Award, including through electronic medium, which shall contain such terms and conditions with respect to an Award as the Administrator shall determine consistent with the Plan.
          2.5 “Award Limit” shall mean with respect to Awards that shall be payable in Shares or in cash, as the case may be, the respective limit set forth in Section 3.3.
          2.6 “Board” shall mean the Board of Directors of the Company.

          2.7 “Change in Control” shall mean and includes each of the following:
               (a) A transaction or series of transactions (other than an offering of Common Stock to the general public through a registration statement filed with the Securities and Exchange Commission) whereby any “person” or related “group” of “persons” (as such terms are used in Sections 13(d) and 14(d)(2) of the Exchange Act) (other than the Company, any of its subsidiaries, an employee benefit plan maintained by the Company or any of its subsidiaries or a “person” that, prior to such transaction, directly or indirectly controls, is controlled by, or is under common control with, the Company) directly or indirectly acquires beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of securities of the Company possessing more than 30% of the total combined voting power of the Company’s securities outstanding immediately after such acquisition; or
               (b) During any period of two consecutive years, individuals who, at the beginning of such period, constitute the Board together with any new Director(s) (other than a Director designated by a person who shall have entered into an agreement with the Company to effect a transaction described in Section 2.7(a) or Section 2.7(c)) whose election by the Board or nomination for election by the Company’s shareholders was approved by a vote of at least two-thirds of the Directors then still in office who either were Directors at the beginning of the two-year period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof; or
               (c) The consummation by the Company (whether directly involving the Company or indirectly involving the Company through one or more intermediaries) of (x) a merger, consolidation, reorganization, or business combination, or (y) a sale or other disposition of all or substantially all of the Company’s assets in any single transaction or series of related transactions, or (z) the acquisition of assets or stock of another entity, in each case other than a transaction:
                    (i) Which results in the Company’s voting securities outstanding immediately before the transaction continuing to represent (either by remaining outstanding or by being converted into voting securities of the Company or the person that, as a result of the transaction, controls, directly or indirectly, the Company or owns, directly or indirectly, all or substantially all of the Company’s assets or otherwise succeeds to the business of the Company (the Company or such person, the “Successor Entity”)) directly or indirectly, at least a majority of the combined voting power of the Successor Entity’s outstanding voting securities immediately after the transaction, and
                    (ii) After which no person or group beneficially owns voting securities representing 50% or more of the combined voting power of the Successor Entity; provided, however, that no person or group shall be treated for purposes of this Section 2.7(c)(ii) as beneficially owning 50% or more of combined voting power of the Successor Entity solely as a result of the voting power held in the Company prior to the consummation of the transaction; or
               (d) The Company’s shareholders approve a liquidation or dissolution of the Company.
In addition, if a Change in Control constitutes a payment event with respect to any Award which provides for the deferral of compensation and is subject to Section 409A of the Code, the transaction or event described in subsection (a), (b), (c) or (d) with respect to such Award must also constitute a “change in control event,” as defined in Treasury Regulation §1.409A-3(i)(5) to the extent required by Section 409A.
          2.8 “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, together with the regulations and official guidance promulgated thereunder.
          2.9 “Committee” shall mean the Compensation and Personnel Committee of the Board, or another committee or subcommittee of the Board, appointed as provided in Section 13.1.

          2.10 “Common Stock” shall mean the common stock of the Company, par value $.01 per share.
          2.11 “Company” shall have the meaning set forth in Article 1.
          2.12 “Consultant” shall mean any consultant or adviser engaged to provide services to the Company or any Subsidiary that qualifies as a consultant under the applicable rules of the Securities and Exchange Commission for registration of shares on a Form S-8 Registration Statement.
          2.13 “Covered Employee” shall mean any Employee who is, or could be, a “covered employee” within the meaning of Section 162(m) of the Code.
          2.14 “Deferred Stock” shall mean a right to receive Shares awarded under Section 10.4.
          2.15 “Deferred Stock Unit” shall mean a right to receive Shares awarded under Section 10.5.
          2.16 “Director” shall mean a member of the Board, as constituted from time to time.
          2.17 “Dividend Equivalent” shall mean a right to receive the equivalent value (in cash or Shares) of dividends paid on Shares, awarded under Section 10.2.
          2.18 “DRO” shall mean a domestic relations order as defined by the Code or Title I of the Employee Retirement Income Security Act of 1974, as amended from time to time, or the rules thereunder.
          2.19 “Effective Date” shall mean the date the Plan has been approved by both the Board and the Company’s shareholders.
          2.20 “Eligible Individual” shall mean any person who is an Employee, a Consultant or a Non-Employee Director, as determined by the Committee.
          2.21 “Employee” shall mean any officer or other employee (as determined in accordance with Section 3401(c) of the Code and the Treasury Regulations thereunder) of the Company or of any Subsidiary.
          2.22 “Equity Restructuring” shall mean a nonreciprocal transaction between the Company and its shareholders, such as a stock dividend, stock split, spin-off or recapitalization through a large, nonrecurring cash dividend, that affects the number or kind of shares of Common Stock (or other securities of the Company) or the share price of Common Stock (or other securities) and causes a change in the per share value of the Common Stock underlying outstanding Awards.
          2.23 “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended from time to time.
          2.24 “Fair Market Value” shall mean, as of any given date, the value of a Share determined as follows:
                    (a) If the Common Stock is listed on any (i) established securities exchange (such as the New York Stock Exchange, the NASDAQ Global Market and the NASDAQ Global Select Market), (ii) national market system, or (iii) automated quotation system on which the Shares are listed, quoted or traded, its Fair Market Value shall be the closing sales price for a share of Common Stock as quoted on such exchange or system for such date or, if there is no closing sales price for a share of Common Stock on the date in question, the closing sales price for a share of Common Stock on the last preceding date for which such quotation exists, as reported in The Wall Street Journal or such other source as the Administrator deems reliable;
                    (b) If the Common Stock is not listed on an established securities exchange, national market system or automated quotation system, but the Common Stock is regularly quoted by a recognized securities dealer, its Fair Market Value shall be the mean of the high bid and low asked prices for such date or, if there are no high bid and low asked prices for a share of Common Stock on such date, the high bid and low asked prices for a share of Common Stock on the last preceding date for which such information exists, as reported in The Wall Street Journal or such other source as the Administrator deems reliable; or
                    (c) If the Common Stock is neither listed on an established securities exchange, national market system or automated quotation system nor regularly quoted by a recognized securities dealer, its Fair Market Value shall be established by the Administrator in good faith.
          2.25 “Greater Than 10% Shareholder” shall mean an individual then owning (within the meaning of Section 424(d) of the Code) more than 10% of the total combined voting power of all classes of stock of the Company or any subsidiary corporation (as defined in Section 424(f) of the Code) or parent corporation thereof (as defined in Section 424(e) of the Code).
          2.26 “Holder” shall mean a person who has been granted an Award.
          2.27 “Incentive Stock Option” shall mean an Option that is intended to qualify as an incentive stock option and conforms to the applicable provisions of Section 422 of the Code.
          2.28 “Non-Employee Director” shall mean a Director of the Company who is not an Employee.
          2.29 “Non-Employee Director Compensation Policy” shall have the meaning set forth in Section 4.6.
          2.30 “Non-Qualified Stock Option” shall mean an Option that is not an Incentive Stock Option.
          2.31 “Option” shall mean a right to purchase Shares at a specified exercise price, granted under Article 6. An Option shall be either a Non-Qualified Stock Option or an Incentive Stock Option; provided, however, that Options granted to Non-Employee Directors and Consultants shall only be Non-Qualified Stock Options.
          2.32 “Option Term” shall have the meaning set forth in Section 6.4.
          2.33 “Parent” shall mean any entity (other than the Company), whether domestic or foreign, in an unbroken chain of entities ending with the Company, if each of the entities other than the Company beneficially owns, at the time of the determination, securities or interests representing at least fifty percent (50%) of the total combined voting power of all classes of securities or interests in one of the other entities in such chain.
          2.34 “Performance Award” shall mean a cash incentive award, stock incentive award, performance award or incentive award that is paid in cash, Shares or a combination of both, awarded under Section 10.1.
          2.35 “Performance-Based Compensation” shall mean any compensation that is intended to qualify as “performance-based compensation” as described in Section 162(m)(4)(C) of the Code.

          2.36 “Performance Criteria” shall mean the criteria (and adjustments) that the Committee selects for an Award for purposes of establishing the Performance Goal or Performance Goals for a Performance Period, determined as follows:
                    (a) The Performance Criteria that shall be used to establish Performance Goals are limited to the following: (i) net earnings (either before or after one or more of the following: (A) interest, (B) taxes, (C) depreciation and (D) amortization); (ii) gross or net sales or revenue; (iii) net income (either before or after taxes); (iv) adjusted net income; (v) operating earnings or profit; (vi) cash flow (including, but not limited to, operating cash flow and free cash flow); (vii) period end liquidity position; (viii) return on assets or net assets; (ix) return on capital, including cash flow return on capital; (x) return on shareholders’ equity; (xi) total shareholder return; (xii) return on sales; (xiii) gross or net profit or operating margin; (xiv) costs; (xv) funds from operations; (xvi) expenses; (xvii) working capital; (xviii) earnings per share; (xix) adjusted earnings per share; (xx) price per share of Common Stock; (xxi) regulatory body approval for commercialization of a product; (xxii) implementation or completion of critical projects; (xxiii) market share; and (xxiv) economic value; any of which may be measured either in absolute terms or as compared to any incremental increase or decrease or as compared to results of a peer group or to market performance indicators or indices.
                    (b) The Administrator may, in its sole discretion, provide that one or more objectively determinable adjustments shall be made to one or more of the Performance Goals. Such adjustments may include one or more of the following: (i) items related to a change in accounting principle; (ii) items relating to financing activities; (iii) expenses for restructuring or productivity initiatives; (iv) other non-operating items; (v) items related to acquisitions; (vi) items related to capital investments; (vii) items attributable to the business operations of any entity acquired by the Company during the Performance Period; (viii) items related to the disposal of a business or segment of a business; (ix) items related to discontinued operations that do not qualify as a segment of a business under Applicable Accounting Standards; (x) items attributable to any stock dividend, stock split, combination or exchange of stock occurring during the Performance Period; (xi) any other items of significant income or expense which are determined to be appropriate adjustments; (xii) items relating to unusual or extraordinary corporate transactions, events or developments; (xiii) items related to amortization of acquired intangible assets; (xiv) items that are outside the scope of the Company’s core, on-going business activities; (xv) items related to acquired in-process research and development; (xvi) items relating to changes in tax laws; (xvii) items relating to major licensing or partnership arrangements; (xviii) items relating to asset impairment charges; (xix) items relating to gains or losses for litigation, arbitration and contractual settlements; or (xx) items relating to any other unusual or nonrecurring events or changes in applicable laws, accounting principles or business conditions. For all Awards intended to qualify as Performance-Based Compensation, such determinations shall be made within the time prescribed by, and otherwise in compliance with, Section 162(m) of the Code.
          2.37 “Performance Goals” shall mean, for a Performance Period, one or more goals established in writing by the Administrator for the Performance Period based upon one or more Performance Criteria. Depending on the Performance Criteria used to establish such Performance Goals, the Performance Goals may be expressed in terms of overall Company performance or the performance of a Subsidiary, division, business unit, business line, business segment, affiliated business in which the company has an equity or financial interest or an individual. The achievement of each Performance Goal shall be determined, to the extent applicable, with reference to Applicable Accounting Standards.
          2.38 “Performance Period” shall mean one or more periods of time, which may be of varying and overlapping durations, as the Administrator may select, over which the attainment of one or more Performance Goals will be measured for the purpose of determining a Holder’s right to, and the payment of, an Award.
          2.39 “Performance Stock Unit” shall mean a Performance Award awarded under Section 10.1 which is denominated in units of value including dollar value of shares of Common Stock.

          2.40 “Permitted Transferee” shall mean, with respect to a Holder, any “family member” of the Holder, as defined under the instructions to use the Form S-8 Registration Statement under the Securities Act, after taking into account any state, federal, local or foreign tax and securities laws applicable to transferable Awards.
          2.41 “Plan” shall have the meaning set forth in Article 1.
          2.42 “Prior Plans” shall mean, collectively, the following plans of the Company: the Alaska Communications Systems Group, Inc. 1999 Non-Employee Director Stock Compensation Plan and the Alaska Communications Systems Group, Inc. 1999 Stock Incentive Plan, in each case as such plan may have been amended from time to time.
          2.43 “Program” shall mean any program adopted by the Administrator pursuant to the Plan containing the terms and conditions intended to govern a specified type of Award granted under the Plan and pursuant to which such type of Award may be granted under the Plan.
          2.44 “Restricted Stock” shall mean Common Stock awarded under Article 8 that is subject to certain restrictions and may be subject to risk of forfeiture or repurchase.
          2.45 “Restricted Stock Units” shall mean the right to receive Shares awarded under Article 9.
          2.46 “Securities Act” shall mean the Securities Act of 1933, as amended.
          2.47 “Shares” shall mean shares of Common Stock.
          2.48 “Stock Appreciation Right” shall mean a stock appreciation right granted under Article 11.
          2.49 “Stock Appreciation Right Term” shall have the meaning set forth in Section 11.4.
          2.50 “Stock Payment” shall mean (a) a payment in the form of Shares, or (b) an option or other right to purchase Shares, as part of an incentive award, deferred compensation or other arrangement, awarded under Section 10.3.
          2.51 “Subsidiary” shall mean any entity (other than the Company), whether domestic or foreign, in an unbroken chain of entities beginning with the Company if each of the entities other than the last entity in the unbroken chain beneficially owns, at the time of the determination, securities or interests representing at least fifty percent (50%) of the total combined voting power of all classes of securities or interests in one of the other entities in such chain.
          2.52 “Substitute Award” shall mean an Award granted under the Plan upon the assumption of, or in substitution for, outstanding equity awards previously granted by a company or other entity in connection with a corporate transaction, such as a merger, combination, consolidation or acquisition of property or stock; provided, however, that in no event shall the term “Substitute Award” be construed to refer to an award made in connection with the cancellation and repricing of an Option or Stock Appreciation Right.
          2.53 “Termination of Service” shall mean:
                    (a) As to a Non-Employee Director, the time when a Holder who is a Non-Employee Director ceases to be a Director for any reason, including, without limitation, a termination by resignation, failure to be elected, death or retirement, but excluding terminations where the Holder simultaneously commences or remains in employment or service with the Company or any Subsidiary.

                    (b) As to a Consultant, the time when the engagement of a Holder as a Consultant to the Company or any Subsidiary is terminated for any reason, with or without cause, including, without limitation, by resignation, discharge, death or retirement; provided, however, that the Company may, in its sole discretion, provide for exceptions to this Termination of Service where the Consultant simultaneously commences or remains in employment or service with the Company or any Subsidiary. To be effective, an exception must be evidenced in a written agreement executed by the Company and the Consultant prior to the date of termination of the consultancy.
                    (c) As to an Employee, the time when the employee-employer relationship between a Holder and the Company or any Subsidiary is terminated for any reason, including, without limitation, a termination by resignation, discharge, death, disability or retirement; provided, however, that the Company may, in its sole discretion, provide for exceptions to this Termination of Service where the Holder simultaneously commences or remains in service with the Company or any Subsidiary as a Consultant. To be effective, the exception must be evidenced in a written agreement executed by the Company with the Employee prior to the date of termination of the employee-employer relationship.
          The Administrator, in its sole discretion, shall determine the effect of all matters and questions relating to Terminations of Service, including, without limitation, the question of whether a Termination of Service resulted from a discharge for cause and all questions of whether particular leaves of absence constitute a Termination of Service; provided, however, that, with respect to Incentive Stock Options, unless the Administrator otherwise provides in the terms of the Program, the Award Agreement or otherwise, a leave of absence, change in status from an employee to an independent contractor or other change in the employee-employer relationship shall constitute a Termination of Service only if, and to the extent that, such leave of absence, change in status or other change interrupts employment for the purposes of Section 422(a)(2) of the Code and the then applicable regulations and revenue rulings under said Section. For purposes of the Plan, a Holder’s employee-employer relationship or consultancy relations shall be deemed to be terminated in the event that the Subsidiary employing or contracting with such Holder ceases to remain a Subsidiary following any merger, sale of stock or other corporate transaction or event (including, without limitation, a spin-off).
ARTICLE 3.
SHARES SUBJECT TO THE PLAN
     3.1 Number of Shares.
                    (a) Subject to Section 14.2 and Section 3.1(b), the aggregate number of Shares which may be issued or transferred pursuant to Awards under the Plan shall be 3,676,746, which amount is equal to the number of Shares remaining available for issuance under the Prior Plans as of the Effective Date, less the number of Shares that have not yet been issued under the Prior Plans but are subject to awards that are outstanding under the Prior Plans as of the Effective Date (such awards, “Prior Plan Awards”). The number of Shares remaining available for issuance under the Prior Plans and subject to Prior Plan Awards as of the Effective Date does not exceed 2,016,950 Shares in the aggregate. Following the Effective Date, no further awards shall be granted under the Prior Plans, but all Prior Plan Awards that are outstanding as of the Effective Date shall continue following the Effective Date to be subject to the terms and conditions of the Prior Plans (and shall not be subject to this Plan).
                    (b) If any Award or any Prior Plan Award is forfeited or expires or such Award or Prior Plan Award is settled for cash (in whole or in part), the Shares subject to such Award or Prior Plan Award shall, to the extent of such forfeiture, expiration or cash settlement, again be available for future grants of Awards under the Plan. Notwithstanding anything to the contrary contained herein, the following Shares shall not be added to the Shares authorized for grant under Section 3.1(a) and will not be available for future grants of Awards: (i) Shares tendered by a Holder or withheld by the Company in payment of the exercise price of an Option or a Prior Plan Award that is an option; (ii) Shares tendered by the Holder or withheld by the Company to satisfy any tax withholding obligation with respect to an Award or a Prior Plan Award; (iii) Shares subject to a Stock Appreciation Right or a Prior Plan Award that is a stock appreciation right that are not issued in connection with the stock settlement of such award on exercise thereof; and (iv) Shares purchased on the open market with the cash proceeds from the exercise of Options or Prior Plan Awards that are Options. Any Shares repurchased by the Company under Section 8.4 or under a similar provision of a Prior Plan at the same price paid by the Holder so that such Shares are returned to the Company will again be available for Awards. The payment of Dividend Equivalents in cash in conjunction with any outstanding Awards shall not be counted against the shares available for issuance under the Plan. Notwithstanding the provisions of this Section 3.1(b), no Shares may again be optioned, granted or awarded if such action would cause an Incentive Stock Option to fail to qualify as an incentive stock option under Section 422 of the Code.
                    (c) Substitute Awards shall not reduce the Shares authorized for grant under the Plan. Additionally, in the event that a company acquired by the Company or any Subsidiary or with which the Company or any Subsidiary combines has shares available under a pre-existing plan approved by shareholders and not adopted in contemplation of such acquisition or combination, the shares available for grant pursuant to the terms of such pre-existing plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition or combination to determine the consideration payable to the holders of common stock of the entities party to such acquisition or combination) may be used for Awards under the Plan and shall not reduce the Shares authorized for grant under the Plan; provided that Awards using such available shares shall not be made after the date awards or grants could have been made under the terms of the pre-existing plan, absent the acquisition or combination, and shall only be made to individuals who were not employed by or providing services to the Company or its Subsidiaries immediately prior to such acquisition or combination.
          3.2 Stock Distributed. Any Shares distributed pursuant to an Award may consist, in whole or in part, of authorized and unissued Common Stock, treasury Common Stock or Common Stock purchased on the open market.
          3.3 Additional Limitations. Notwithstanding any provision in the Plan to the contrary, and subject to Section 14.2, (i) the maximum aggregate number of Shares with respect to one or more Awards of Options and Stock Appreciation Rights that may be granted to any Eligible Individual during any calendar year shall be one million five hundred thousand (1,500,000) Shares (ii) the maximum aggregate number of Shares with respect to one or more Awards other than Options and Stock Appreciation Rights that may be granted to any Eligible Individual during any calendar year shall be one million (1,000,000) Shares, and (iii) the maximum aggregate amount of cash that may be paid in cash to any Eligible Individual during any calendar year with respect to one or more Awards payable in cash shall be five million dollars ($5,000,000).
ARTICLE 4.
GRANTING OF AWARDS
          4.1 Participation. The Administrator may, from time to time, select from among all Eligible Individuals, those to whom an Award shall be granted and shall determine the nature and amount of each Award, which shall not be inconsistent with the requirements of the Plan. Except as provided in Section 4.6 regarding the grant of Awards pursuant to the Non-Employee Director Compensation Policy, no Eligible Individual shall have any right to be granted an Award pursuant to the Plan.
          4.2 Award Agreement. Each Award made under the Plan shall be evidenced by an Award Agreement that sets forth the terms, conditions and limitations for such Award, which may include, but are not limited to, the term of the Award, the provisions applicable in the event of the Holder’s Termination of Service, and the Company’s authority to unilaterally or bilaterally amend, modify, suspend, cancel or rescind an Award. Award Agreements evidencing Awards intended to qualify as Performance-Based Compensation shall contain such terms and conditions as may be necessary to meet the applicable provisions of Section 162(m) of the Code. Award Agreements evidencing Incentive Stock Options shall contain such terms and conditions as may be necessary to meet the applicable provisions of Section 422 of the Code.
          4.3 Limitations Applicable to Section 16 Persons. Notwithstanding any other provision of the Plan, the Plan, and any Award granted or awarded to any individual who is then subject to Section 16 of the Exchange Act, shall be subject to any additional limitations set forth in any applicable exemptive rule under Section 16 of the Exchange Act (including Rule 16b-3 of the Exchange Act and any amendments thereto) that are requirements for the application of such exemptive rule. To the extent permitted by applicable law, the Plan and Awards granted or awarded hereunder shall be deemed amended to the extent necessary to conform to such applicable exemptive rule.
          4.4 At-Will Employment; Voluntary Participation. Nothing in the Plan or in any Program or Award Agreement hereunder shall confer upon any Holder any right to continue in the employ of, or as a Director or Consultant for, the Company or any Subsidiary, or shall interfere with or restrict in any way the rights of the Company and any Subsidiary, which rights are hereby expressly reserved, to discharge any Holder at any time for any reason whatsoever, with or without cause, and with or without notice, or to terminate or change all other terms and conditions of employment or engagement, except to the extent expressly provided otherwise in a separate written agreement between the Holder and the Company or any Subsidiary. Participation by each Holder in the Plan shall be voluntary and nothing in the Plan shall be construed as mandating that any Eligible Individual shall participate in the Plan.
          4.5 Foreign Holders. Notwithstanding any provision of the Plan to the contrary, in order to comply with the laws in countries other than the United States in which the Company and its Subsidiaries operate or have Employees, Non-Employee Directors or Consultants, or in order to comply with the requirements of any foreign securities exchange, the Administrator, in its sole discretion, shall have the power and authority to: (a) determine which Subsidiaries shall be covered by the Plan; (b) determine which Eligible Individuals outside the United States are eligible to participate in the Plan; (c) modify the terms and conditions of any Award granted to Eligible Individuals outside the United States to comply with applicable foreign laws or listing requirements of any such foreign securities exchange; (d) establish sub-plans and modify exercise procedures and other terms and procedures, to the extent such actions may be necessary or advisable (any such sub-plans and/or modifications which may be developed shall be attached to the Plan as appendices); provided, however, that no such sub-plans and/or modifications shall increase the share limitations contained in Sections 3.1 and 3.3; and (e) take any action, before or after an Award is made, that it deems advisable to obtain approval or comply with any necessary local governmental regulatory exemptions or approvals or listing requirements of any such foreign securities exchange. Notwithstanding the foregoing, the Administrator may not take any actions hereunder, and no Awards shall be granted, that would violate the Code, the Exchange Act, the Securities Act, any other securities law or governing statute, the rules of the securities exchange or automated quotation system on which the Shares are listed, quoted or traded or any other applicable law. For purposes of the Plan, all references to foreign laws, rules, regulations or taxes shall be references to the laws, rules, regulations and taxes of any applicable jurisdiction other than the United States or a political subdivision thereof.
          4.6 Non-Employee Director Awards. The Administrator may, in its discretion, provide that Awards granted to Non-Employee Directors shall be granted pursuant to a written formula established by the Administrator (the “Non-Employee Director Compensation Policy”), subject to the limitations of the Plan. The Non-Employee Director Compensation Policy shall set forth the type of Award(s) to be granted to Non-Employee Directors, the number of Shares to be subject to Non-Employee Director Awards, the conditions on which such Awards shall be granted, become exercisable and/or payable and expire, and such other terms and conditions as the Administrator shall determine in its discretion.

The Administrator from time to time, in its discretion, may modify the Non-Employee Director Compensation Policy.
          4.7 Stand-Alone and Tandem Awards. Awards granted pursuant to the Plan may, in the sole discretion of the Administrator, be granted either alone, in addition to, or in tandem with, any other Award granted pursuant to the Plan. Awards granted in addition to or in tandem with other Awards may be granted either at the same time as or at a different time from the grant of such other Awards.
ARTICLE 5.
PROVISIONS APPLICABLE TO AWARDS INTENDED TO QUALIFY AS PERFORMANCE-BASED
COMPENSATION.
          5.1 Purpose. The Committee, in its sole discretion, may determine at the time an Award is granted or at any time thereafter whether such Award is intended to qualify as Performance-Based Compensation. If the Committee, in its sole discretion, decides to grant such an Award to an Eligible Individual that is intended to qualify as Performance-Based Compensation, then the provisions of this Article 5 shall control over any contrary provision contained in the Plan. The Administrator may in its sole discretion grant Awards to other Eligible Individuals that are based on Performance Criteria or Performance Goals but that do not satisfy the requirements of this Article 5 and that are not intended to qualify as Performance-Based Compensation. Unless otherwise specified by the Administrator at the time of grant, the Performance Criteria with respect to an Award intended to be Performance-Based Compensation payable to a Covered Employee shall be determined on the basis of Applicable Accounting Standards.
          5.2 Procedures with Respect to Performance-Based Awards. To the extent necessary to comply with the requirements of Section 162(m)(4)(C) of the Code, with respect to any Award granted to one or more Eligible Individuals which is intended to qualify as Performance-Based Compensation, no later than 90 days following the commencement of any Performance Period or any designated fiscal period or period of service (or such earlier time as may be required under Section 162(m) of the Code), the Committee shall, in writing, (a) designate one or more Eligible Individuals, (b) select the Performance Criteria applicable to the Performance Period, (c) establish the Performance Goals, and amounts of such Awards, as applicable, which may be earned for such Performance Period based on the Performance Criteria, and (d) specify the relationship between Performance Criteria and the Performance Goals and the amounts of such Awards, as applicable, to be earned by each Covered Employee for such Performance Period. Following the completion of each Performance Period, the Committee shall certify in writing whether and the extent to which the applicable Performance Goals have been achieved for such Performance Period. In determining the amount earned under such Awards, the Committee shall have the right to reduce or eliminate (but not to increase) the amount payable at a given level of performance to take into account additional factors that the Committee may deem relevant, including the assessment of individual or corporate performance for the Performance Period.
          5.3 Payment of Performance-Based Awards. Unless otherwise provided in the applicable Program or Award Agreement and only to the extent otherwise permitted by Section 162(m)(4)(C) of the Code, as to an Award that is intended to qualify as Performance-Based Compensation, the Holder must be employed by the Company or a Subsidiary throughout the Performance Period. Unless otherwise provided in the applicable Performance Goals, Program or Award Agreement, a Holder shall be eligible to receive payment pursuant to such Awards for a Performance Period only if and to the extent the Performance Goals for such period are achieved.
          5.4 Additional Limitations. Notwithstanding any other provision of the Plan and except as otherwise determined by the Administrator, any Award which is granted to an Eligible Individual and is intended to qualify as Performance-Based Compensation shall be subject to any additional limitations set forth in Section 162(m) of the Code or any regulations or rulings issued thereunder that are requirements for qualification as Performance-Based Compensation, and the Plan, the Program and the Award Agreement shall be deemed amended to the extent necessary to conform to such requirements.
ARTICLE 6.
GRANTING OF OPTIONS
          6.1 Granting of Options to Eligible Individuals. The Administrator is authorized to grant Options to Eligible Individuals from time to time, in its sole discretion, on such terms and conditions as it may determine which shall not be inconsistent with the Plan.
          6.2 Option Exercise Price. The exercise price per Share subject to each Option shall be set by the Administrator, but shall not be less than 100% of the Fair Market Value of a Share on the date the Option is granted (or, as to Incentive Stock Options, on the date the Option is modified, extended or renewed for purposes of Section 424(h) of the Code). In addition, in the case of Incentive Stock Options granted to a Greater Than 10% Shareholder, such price shall not be less than 110% of the Fair Market Value of a Share on the date the Option is granted (or the date the Option is modified, extended or renewed for purposes of Section 424(h) of the Code).
          6.3 Option Term. The term of each Option (the “Option Term”) shall be set by the Administrator in its sole discretion; provided, however, that the Option Term shall not be more than ten (10) years from the date the Option is granted, or five (5) years from the date an Incentive Stock Option is granted to a Greater Than 10% Shareholder. The Administrator shall determine the time period, including the time period following a Termination of Service, during which the Holder has the right to exercise the vested Options, which time period may not extend beyond the last day of the Option Term. Except as limited by the requirements of Section 409A or Section 422 of the Code and regulations and rulings thereunder, the Administrator may extend the Option Term of any outstanding Option, and may extend the time period during which vested Options may be exercised, in connection with any Termination of Service of the Holder, and may amend any other term or condition of such Option relating to such a Termination of Service.
          6.4 Option Vesting.
                    (a) The period during which the right to exercise, in whole or in part, an Option shall be set by the Administrator, and the Administrator may determine that an Option may not be exercised in whole or in part for a specified period after it is granted. Such vesting may be based on service with the Company or any Subsidiary, any of the Performance Criteria, or any other criteria selected by the Administrator.
                    (b) No portion of an Option which is unexercisable at a Holder’s Termination of Service shall thereafter become exercisable, except as may be otherwise provided by the Administrator either in the Program, the Award Agreement or by action of the Administrator following the grant of the Option. Unless otherwise determined by the Administrator in the Award Agreement or by action of the Administrator following the grant of the Option, the portion of an Option which is unexercisable at a Holder’s Termination of Service shall automatically expire thirty (30) days following such Termination of Service.
          6.5 Substitute Awards. Notwithstanding the foregoing provisions of this Article 6 to the contrary, in the case of an Option that is a Substitute Award, the price per share of the shares subject to such Option may be less than the Fair Market Value per share on the date of grant; provided that the excess of: (a) the aggregate Fair Market Value (as of the date such Substitute Award is granted) of the shares subject to the Substitute Award, over (b) the aggregate exercise price thereof does not exceed the excess of: (x) the aggregate fair market value (as of the time immediately preceding the transaction giving rise to the Substitute Award, such fair market value to be determined by the Administrator) of the shares of the predecessor entity that were subject to the grant assumed or substituted for by the Company, over (y) the aggregate exercise price of such shares.
          6.6 Substitution of Stock Appreciation Rights. The Administrator may provide in the applicable Program or the Award Agreement evidencing the grant of an Option that the Administrator, in its sole discretion, shall have the right to substitute a Stock Appreciation Right for such Option at any time prior to or upon exercise of such Option; provided that such Stock Appreciation Right shall be exercisable with respect to the same number of Shares for which such substituted Option would have been exercisable, and shall also have the same exercise price, vesting schedule and remaining Option Term as the substituted Option.
          6.7 Qualification of Incentive Stock Options. No Incentive Stock Option shall be granted to any person who is not an Employee of the Company or any subsidiary corporation (as defined in Section 424(f) of the Code) of the Company. No person who qualifies as a Greater Than 10% Shareholder may be granted an Incentive Stock Option unless such Incentive Stock Option conforms to the applicable provisions of Section 422 of the Code. Any Incentive Stock Option granted under the Plan may be modified by the Administrator, with the consent of the Holder, to disqualify such Option from treatment as an “incentive stock option” under Section 422 of the Code. To the extent that the aggregate Fair Market Value of stock with respect to which “incentive stock options” (within the meaning of Section 422 of the Code, but without regard to Section 422(d) of the Code) are exercisable for the first time by a Holder during any calendar year under the Plan, and all other plans of the Company and any subsidiary or parent corporation thereof (each as defined in Section 424(f) and (e) of the Code, respectively), exceeds $100,000, the Options shall be treated as Non-Qualified Stock Options to the extent required by Section 422 of the Code. The rule set forth in the preceding sentence shall be applied by taking Options and other “incentive stock options” into account in the order in which they were granted and the Fair Market Value of stock shall be determined as of the time the respective options were granted.
ARTICLE 7.
EXERCISE OF OPTIONS
          7.1 Partial Exercise. An exercisable Option may be exercised in whole or in part. However, an Option shall not be exercisable with respect to fractional shares and the Administrator may require that, by the terms of the Option, a partial exercise must be with respect to a minimum number of shares.
          7.2 Manner of Exercise. All or a portion of an exercisable Option shall be deemed exercised upon delivery of all of the following to the Corporate Secretary of the Company, or such other person or entity designated by the Administrator, or his, her or its office, as applicable:
                    (a) A written or electronic notice complying with the applicable rules established by the Administrator stating that the Option, or a portion thereof, is exercised. The notice shall be signed by the Holder or other person then entitled to exercise the Option or such portion of the Option;
                    (b) Such representations and documents as the Administrator, in its sole discretion, deems necessary or advisable to effect compliance with all applicable provisions of the Securities Act and any other federal, state or foreign securities laws or regulations, the rules of any securities exchange or automated quotation system on which the Shares are listed, quoted or traded or any other applicable law. The Administrator may, in its sole discretion, also take whatever additional actions it deems appropriate to effect such compliance including, without limitation, placing legends on share certificates and issuing stop-transfer notices to agents and registrars;

                    (c) In the event that the Option shall be exercised by any person or persons other than the Holder, appropriate proof of the right of such person or persons to exercise the Option, as determined in the sole discretion of the Administrator; and
                    (d) Full payment of the exercise price and applicable withholding taxes to the stock administrator of the Company for the shares with respect to which the Option, or portion thereof, is exercised, in a manner permitted by Section 12.1 and 12.2.
          7.3 Notification Regarding Disposition. The Holder shall give the Company prompt written or electronic notice of any disposition of shares of Common Stock acquired by exercise of an Incentive Stock Option which occurs within (a) two years from the date of granting (including the date the Option is modified, extended or renewed for purposes of Section 424(h) of the Code) such Option to such Holder, or (b) one year after the transfer of such shares to such Holder.
ARTICLE 8.
RESTRICTED STOCK
          8.1 Award of Restricted Stock.
                    (a) The Administrator is authorized to grant Restricted Stock to Eligible Individuals, and shall determine the terms and conditions, including the restrictions applicable to each award of Restricted Stock, which terms and conditions shall not be inconsistent with the Plan, and may impose such conditions on the issuance of such Restricted Stock as it deems appropriate.
                    (b) The Administrator shall establish the purchase price, if any, and form of payment for Restricted Stock; provided, however, that if a purchase price is charged, such purchase price shall be no less than the par value, if any, of the Shares to be purchased, unless otherwise permitted by applicable law. In all cases, legal consideration shall be required for each issuance of Restricted Stock.
          8.2 Rights as Shareholders. Subject to Section 8.4, upon issuance of Restricted Stock, the Holder shall have, unless otherwise provided by the Administrator, all the rights of a shareholder with respect to said Shares, subject to the restrictions in the applicable Program or in each individual Award Agreement, including the right to receive all dividends and other distributions paid or made with respect to the Shares; provided, however, that, in the sole discretion of the Administrator, any extraordinary distributions with respect to the Shares shall be subject to the restrictions set forth in Section 8.3. In addition, with respect to a Share of Restricted Stock with performance-based vesting, dividends which are paid prior to vesting shall only be paid out to the Holder to the extent that the performance-based vesting conditions are subsequently satisfied and the Share of Restricted Stock vests.
          8.3 Restrictions. All shares of Restricted Stock (including any shares received by Holders thereof with respect to shares of Restricted Stock as a result of stock dividends, stock splits or any other form of recapitalization) shall, in the terms of the applicable Program or in each individual Award Agreement, be subject to such restrictions and vesting requirements as the Administrator shall provide. Such restrictions may include, without limitation, restrictions concerning voting rights and transferability and such restrictions may lapse separately or in combination at such times and pursuant to such circumstances or based on such criteria as selected by the Administrator, including, without limitation, criteria based on the Holder’s duration of employment, directorship or consultancy with the Company, the Performance Criteria, Company performance, individual performance or other criteria selected by the Administrator. By action taken after the Restricted Stock is issued, the Administrator may, on such terms and conditions as it may determine to be appropriate, accelerate the vesting of such Restricted Stock by removing any or all of the restrictions imposed by the terms of the Program or the Award Agreement. Unless otherwise determined by the Administrator, Restricted Stock may not be sold, pledged, assigned, transferred or encumbered in any manner until all restrictions are terminated or expire.
          8.4 Repurchase or Forfeiture of Restricted Stock. Except as otherwise determined by the Administrator at the time of the grant of the Award or thereafter, if no price was paid by the Holder for the Restricted Stock, upon a Termination of Service during the applicable restriction period, the Holder’s rights in unvested Restricted Stock then subject to restrictions shall lapse, and such Restricted Stock shall be surrendered to the Company and cancelled without consideration. If a price was paid by the Holder for the Restricted Stock, upon a Termination of Service during the applicable restriction period, the Company shall have the right to repurchase from the Holder the unvested Restricted Stock then subject to restrictions at a cash price per share equal to the price paid by the Holder for such Restricted Stock or such other amount as may be specified in the Program or the Award Agreement. Notwithstanding the foregoing, except as otherwise provided by Section 3.4, the Administrator in its sole discretion may provide that in the event of certain events, including a Change in Control, the Holder’s death, retirement or disability or any other specified Termination of Service or any other event, the Holder’s rights in unvested Restricted Stock shall not lapse, such Restricted Stock shall vest and, if applicable, the Company shall not have a right of repurchase.
          8.5 Certificates for Restricted Stock. Restricted Stock granted pursuant to the Plan may be evidenced in such manner as the Administrator shall determine. Certificates or book entries evidencing shares of Restricted Stock must include an appropriate legend referring to the terms, conditions, and restrictions applicable to such Restricted Stock. The Company may, in it sole discretion, (a) retain physical possession of any stock certificate evidencing shares of Restricted Stock until the restrictions thereon shall have lapsed and/or (b) require that the stock certificates evidencing shares of Restricted Stock be held in custody by a designated escrow agent (which may but need not be the Company) until the restrictions thereon shall have lapsed, and that the Holder deliver a stock power, endorsed in blank, relating to such Restricted Stock.
          8.6 Section 83(b) Election. If a Holder makes an election under Section 83(b) of the Code to be taxed with respect to the Restricted Stock as of the date of transfer of the Restricted Stock rather than as of the date or dates upon which the Holder would otherwise be taxable under Section 83(a) of the Code, the Holder shall be required to deliver a copy of such election to the Company promptly after filing such election with the Internal Revenue Service.

ARTICLE 9.
RESTRICTED STOCK UNITS
          9.1 Grant of Restricted Stock Units. The Administrator is authorized to grant Awards of Restricted Stock Units to any Eligible Individual selected by the Administrator in such amounts and subject to such terms and conditions as determined by the Administrator.
          9.2 Term. Except as otherwise provided herein, the term of a Restricted Stock Unit award shall be set by the Administrator in its sole discretion.
          9.3 Purchase Price. The Administrator shall specify the purchase price, if any, to be paid by the Holder to the Company with respect to any Restricted Stock Unit award; provided, however, that value of the consideration shall not be less than the par value of a Share, unless otherwise permitted by applicable law.
          9.4 Vesting of Restricted Stock Units. At the time of grant, the Administrator shall specify the date or dates on which the Restricted Stock Units shall become fully vested and nonforfeitable, and may specify such conditions to vesting as it deems appropriate, including, without limitation, vesting based upon the Holder’s duration of service to the Company or any Subsidiary, one or more Performance Criteria, Company performance, individual performance or other specific criteria, in each case on a specified date or dates or over any period or periods, as determined by the Administrator, subject to Section 3.4.
          9.5 Maturity and Payment. At the time of grant, the Administrator shall specify the maturity date applicable to each grant of Restricted Stock Units which shall be no earlier than the vesting date or dates of the Award and may be determined at the election of the Holder (if permitted by the applicable Award Agreement); provided that, except as expressly set forth in any applicable Award Agreement, in no event shall the maturity date relating to each Restricted Stock Unit occur following the later of (a) the 15th day of the third month following the end of calendar year in which the applicable portion of the Restricted Stock Unit vests; or (b) the 15th day of the third month following the end of the Company’s fiscal year in which the applicable portion of the Restricted Stock Unit vests. On the maturity date, the Company shall, subject to Section 12.4(e), transfer to the Holder one unrestricted, fully transferable share of Common Stock for each Restricted Stock Unit scheduled to be paid out on such date and not previously forfeited, or in the sole discretion of the Administrator, an amount in cash equal to the Fair Market Value of such shares on the maturity date or a combination of cash and Common Stock as determined by the Administrator.
          9.6 Payment upon Termination of Service. An Award of Restricted Stock Units shall only be payable while the Holder is an Employee, a Consultant or a member of the Board, as applicable; provided, however, that the Administrator, in its sole and absolute discretion may provide (in an Award Agreement or otherwise) that a Restricted Stock Unit award may be paid subsequent to a Termination of Service in certain events, including a Change in Control, the Holder’s death, retirement or disability or any other specified Termination of Service.
          9.7 No Rights as a Shareholder. Unless otherwise determined by the Administrator, a Holder who is awarded Restricted Stock Units shall possess no incidents of ownership with respect to the Shares represented by such Restricted Stock Units, unless and until the same are transferred to the Holder pursuant to the terms of this Plan and the Award Agreement.

ARTICLE 10.
AWARD OF PERFORMANCE AWARDS, DIVIDEND EQUIVALENTS, STOCK PAYMENTS,
DEFERRED STOCK, DEFERRED STOCK UNITS
          10.1 Performance Awards.
                    (a) The Administrator is authorized to grant Performance Awards, including Awards of Performance Stock Units, to any Eligible Individual and to determine whether such Performance Awards shall be Performance-Based Compensation. The value of Performance Awards, including Performance Stock Units, may be linked to any one or more of the Performance Criteria or other specific criteria determined by the Administrator, in each case on a specified date or dates or over any period or periods determined by the Administrator. Performance Awards, including Performance Stock Unit awards may be paid in cash, Shares, or a combination of cash and Shares, as determined by the Administrator.
                    (b) Without limiting Section 10.1(a), the Administrator may grant Performance Awards to any Eligible Individual in the form of a cash incentive award payable upon the attainment of objective Performance Goals, or such other criteria, whether or not objective, which are established by the Administrator, in each case on a specified date or dates or over any period or periods determined by the Administrator. Any such cash incentive awards paid to a Holder which are intended to be Performance-Based Compensation shall be based upon objectively determinable incentive award formulas established in accordance with the provisions of Article 5.
          10.2 Dividend Equivalents.
                    (a) Dividend Equivalents may be granted by the Administrator based on dividends declared on the Common Stock, to be credited as of dividend payment dates during the period between the date an Award is granted to a Holder and the date such Award vests, is exercised, is distributed or expires, as determined by the Administrator. Such Dividend Equivalents shall be converted to cash or additional shares of Common Stock by such formula and at such time and subject to such limitations as may be determined by the Administrator. In addition, Dividend Equivalents with respect to an Award with performance-based vesting that are based on dividends paid prior to the vesting of such Award shall only be paid out to the Holder to the extent that the performance-based vesting conditions are subsequently satisfied and the Award vests.
                    (b) Notwithstanding the foregoing, no Dividend Equivalents shall be payable with respect to Options or Stock Appreciation Rights.
          10.3 Stock Payments. The Administrator is authorized to make Stock Payments to any Eligible Individual. The number or value of shares of any Stock Payment shall be determined by the Administrator and may be based upon one or more Performance Criteria or any other specific criteria, including service to the Company or any Subsidiary, determined by the Administrator. Shares underlying a Stock Payment which is subject to a vesting schedule or other conditions or criteria set by the Administrator will not be issued until those conditions have been satisfied. Unless otherwise provided by the Administrator, a Holder of a Stock Payment shall have no rights as a Company shareholder with respect to such Stock Payment until such time as the Stock Payment has vested and the Shares underlying the Award have been issued to the Holder. Stock Payments may, but are not required to, be made in lieu of base salary, cash incentives, fees or other cash compensation otherwise payable to such Eligible Individual.
          10.4 Deferred Stock. The Administrator is authorized to grant Deferred Stock to any Eligible Individual. The number of shares of Deferred Stock shall be determined by the Administrator and may (but is not required to) be based on one or more Performance Criteria or other specific criteria, including service to the Company or any Subsidiary, as the Administrator determines, in each case on a specified date or dates or over any period or periods determined by the Administrator. Shares underlying a Deferred Stock award which is subject to a vesting schedule or other conditions or criteria set by the Administrator will be issued on the vesting date(s) or date(s) that those conditions and criteria have been satisfied, as applicable. Unless otherwise provided by the Administrator, a Holder of Deferred Stock shall have no rights as a Company shareholder with respect to such Deferred Stock until such time as the Award has vested and any other applicable conditions and/or criteria have been satisfied and the Shares underlying the Award have been issued to the Holder.
          10.5 Deferred Stock Units. The Administrator is authorized to grant Deferred Stock Units to any Eligible Individual. The number of Deferred Stock Units shall be determined by the Administrator and may (but is not required to) be based on one or more Performance Criteria or other specific criteria, including service to the Company or any Subsidiary, as the Administrator determines, in each case on a specified date or dates or over any period or periods determined by the Administrator. Each Deferred Stock Unit shall entitle the Holder thereof to receive one share of Common Stock on the date the Deferred Stock Unit becomes vested or upon a specified settlement date thereafter (which settlement date may (but is not required to) be the date of the Holder’s Termination of Service). Shares underlying a Deferred Stock Unit award which is subject to a vesting schedule or other conditions or criteria set by the Administrator will not be issued until on or following the date that those conditions and criteria have been satisfied. Unless otherwise provided by the Administrator, a Holder of Deferred Stock Units shall have no rights as a Company shareholder with respect to such Deferred Stock Units until such time as the Award has vested and any other applicable conditions and/or criteria have been satisfied and the Shares underlying the Award have been issued to the Holder.
          10.6 Term. The term of a Performance Award, Dividend Equivalent award, Stock Payment award, Deferred Stock award and/or Deferred Stock Unit award shall be set by the Administrator in its sole discretion.
          10.7 Purchase Price. The Administrator may establish the purchase price of a Performance Award, shares distributed as a Stock Payment award, shares of Deferred Stock or shares distributed pursuant to a Deferred Stock Unit award; provided, however, that value of the consideration shall not be less than the par value of a Share, unless otherwise permitted by applicable law.
ARTICLE 11.
AWARD OF STOCK APPRECIATION RIGHTS
          11.1 Grant of Stock Appreciation Rights.
                    (a) The Administrator is authorized to grant Stock Appreciation Rights to Eligible Individuals from time to time, in its sole discretion, on such terms and conditions as it may determine consistent with the Plan.
                    (b) A Stock Appreciation Right shall entitle the Holder (or other person entitled to exercise the Stock Appreciation Right pursuant to the Plan) to exercise all or a specified portion of the Stock Appreciation Right (to the extent then exercisable pursuant to its terms) and to receive from the Company an amount determined by multiplying the difference obtained by subtracting the exercise price per share of the Stock Appreciation Right from the Fair Market Value on the date of exercise of the Stock Appreciation Right by the number of Shares with respect to which the Stock Appreciation Right shall have been exercised, subject to any limitations the Administrator may impose. Except as described in (c) below, the exercise price per Share subject to each Stock Appreciation Right shall be set by the Administrator, but shall not be less than 100% of the Fair Market Value on the date the Stock Appreciation Right is granted.

                    (c) Notwithstanding the foregoing provisions of Section 11.1(b) to the contrary, in the case of a Stock Appreciation Right that is a Substitute Award, the price per share of the shares subject to such Stock Appreciation Right may be less than 100% of the Fair Market Value per share on the date of grant; provided that the excess of: (i) the aggregate Fair Market Value (as of the date such Substitute Award is granted) of the shares subject to the Substitute Award, over (ii) the aggregate exercise price thereof does not exceed the excess of: (x) the aggregate fair market value (as of the time immediately preceding the transaction giving rise to the Substitute Award, such fair market value to be determined by the Administrator) of the shares of the predecessor entity that were subject to the grant assumed or substituted for by the Company, over (y) the aggregate exercise price of such shares.
          11.2 Stock Appreciation Right Vesting.
                    (a) The period during which the right to exercise, in whole or in part, a Stock Appreciation Right vests in the Holder shall be set by the Administrator and the Administrator may determine that a Stock Appreciation Right may not be exercised in whole or in part for a specified period after it is granted. Such vesting may be based on service with the Company or any Subsidiary, or any other criteria selected by the Administrator. At any time after grant of a Stock Appreciation Right, the Administrator may, in its sole discretion and subject to whatever terms and conditions it selects, accelerate the period during which a Stock Appreciation Right vests.
                    (b) No portion of a Stock Appreciation Right which is unexercisable at Termination of Service shall thereafter become exercisable, except as may be otherwise provided by the Administrator either in the applicable Program or Award Agreement or by action of the Administrator following the grant of the Stock Appreciation Right.
          11.3 Manner of Exercise. All or a portion of an exercisable Stock Appreciation Right shall be deemed exercised upon delivery of all of the following to the stock administrator of the Company, or such other person or entity designated by the Administrator, or his, her or its office, as applicable:
                    (a) A written or electronic notice complying with the applicable rules established by the Administrator stating that the Stock Appreciation Right, or a portion thereof, is exercised. The notice shall be signed by the Holder or other person then entitled to exercise the Stock Appreciation Right or such portion of the Stock Appreciation Right;
                    (b) Such representations and documents as the Administrator, in its sole discretion, deems necessary or advisable to effect compliance with all applicable provisions of the Securities Act and any other federal, state or foreign securities laws or regulations. The Administrator may, in its sole discretion, also take whatever additional actions it deems appropriate to effect such compliance; and
                    (c) In the event that the Stock Appreciation Right shall be exercised pursuant to this Section 11.3 by any person or persons other than the Holder, appropriate proof of the right of such person or persons to exercise the Stock Appreciation Right.
          11.4 Stock Appreciation Right Term. The term of each Stock Appreciation Right (the “Stock Appreciation Right Term”) shall be set by the Administrator in its sole discretion; provided, however, that the term shall not be more than ten (10) years from the date the Stock Appreciation Right is granted. The Administrator shall determine the time period, including the time period following a Termination of Service, during which the Holder has the right to exercise the vested Stock Appreciation Rights, which time period may not extend beyond the expiration date of the Stock Appreciation Right Term. Except as limited by the requirements of Section 409A of the Code and regulations and rulings thereunder, the Administrator may extend the Stock Appreciation Right Term of any outstanding Stock Appreciation Right, and may extend the time period during which vested Stock Appreciation Rights may be exercised, in connection with any Termination of Service of the Holder, and may amend any other term or condition of such Stock Appreciation Right relating to such a Termination of Service.

          11.5 Payment. Payment of the amounts payable with respect to Stock Appreciation Rights pursuant to this Article 11 shall be in cash, Shares (based on its Fair Market Value as of the date the Stock Appreciation Right is exercised), or a combination of both, as determined by the Administrator.
ARTICLE 12.
ADDITIONAL TERMS OF AWARDS
          12.1 Payment. The Administrator shall determine the methods by which payments by any Holder with respect to any Awards granted under the Plan shall be made, including, without limitation: (a) cash or check, (b) Shares (including, in the case of payment of the exercise price of an Award, Shares issuable pursuant to the exercise of the Award) or Shares held for such period of time as may be required by the Administrator in order to avoid adverse accounting consequences, in each case, having a Fair Market Value on the date of delivery equal to the aggregate payments required, (c) delivery of a written or electronic notice that the Holder has placed a market sell order with a broker with respect to Shares then issuable upon exercise or vesting of an Award, and that the broker has been directed to pay a sufficient portion of the net proceeds of the sale to the Company in satisfaction of the aggregate payments required; provided that payment of such proceeds is then made to the Company upon settlement of such sale, or (d) other form of legal consideration acceptable to the Administrator. The Administrator shall also determine the methods by which Shares shall be delivered or deemed to be delivered to Holders. Notwithstanding any other provision of the Plan to the contrary, no Holder who is a Director or an “executive officer” of the Company within the meaning of Section 13(k) of the Exchange Act shall be permitted to make payment with respect to any Awards granted under the Plan, or continue any extension of credit with respect to such payment, with a loan from the Company or a loan arranged by the Company in violation of Section 13(k) of the Exchange Act.
          12.2 Tax Withholding. The Company or any Subsidiary shall have the authority and the right to deduct or withhold, or require a Holder to remit to the Company, an amount sufficient to satisfy federal, state, local and foreign taxes (including the Holder’s FICA or employment tax obligation) required by law to be withheld with respect to any taxable event concerning a Holder arising as a result of the Plan. The Administrator may in its sole discretion and in satisfaction of the foregoing requirement allow a Holder to elect to have the Company withhold Shares otherwise issuable under an Award (or allow the surrender of Shares). The number of Shares which may be so withheld or surrendered shall be limited to the number of shares which have a Fair Market Value on the date of withholding or repurchase equal to the aggregate amount of such liabilities based on the minimum statutory withholding rates for federal, state, local and foreign income tax and payroll tax purposes that are applicable to such supplemental taxable income. The Administrator shall determine the fair market value of the Shares, consistent with applicable provisions of the Code, for tax withholding obligations due in connection with a broker-assisted cashless Option or Stock Appreciation Right exercise involving the sale of shares to pay the Option or Stock Appreciation Right exercise price or any tax withholding obligation.
          12.3 Transferability of Awards.
                    (a) Except as otherwise provided in Section 12.3(b):
                              (i) No Award under the Plan may be sold, pledged, assigned or transferred in any manner other than by will or the laws of descent and distribution or, subject to the consent of the Administrator, pursuant to a DRO, unless and until such Award has been exercised, or the shares underlying such Award have been issued, and all restrictions applicable to such shares have lapsed;
                              (ii) No Award or interest or right therein shall be liable for the debts, contracts or engagements of the Holder or his successors in interest or shall be subject to disposition by transfer, alienation, anticipation, pledge, hypothecation, encumbrance, assignment or any other means whether such disposition be voluntary or involuntary or by operation of law by judgment, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy), and any attempted disposition thereof shall be null and void and of no effect, except to the extent that such disposition is permitted by the preceding sentence; and
                         (iii) During the lifetime of the Holder, only the Holder may exercise an Award (or any portion thereof) granted to him under the Plan, unless it has been disposed of pursuant to a DRO; after the death of the Holder, any exercisable portion of an Award may, prior to the time when such portion becomes unexercisable under the Plan or the applicable Program or Award Agreement, be exercised by his personal representative or by any person empowered to do so under the deceased Holder’s will or under the then applicable laws of descent and distribution.
                    (b) Notwithstanding Section 12.3(a), the Administrator, in its sole discretion, may determine to permit a Holder to transfer an Award other than an Incentive Stock Option to any one or more Permitted Transferees, subject to the following terms and conditions: (i) an Award transferred to a Permitted Transferee shall not be assignable or transferable by the Permitted Transferee other than by will or the laws of descent and distribution; (ii) an Award transferred to a Permitted Transferee shall continue to be subject to all the terms and conditions of the Award as applicable to the original Holder (other than the ability to further transfer the Award); and (iii) the Holder and the Permitted Transferee shall execute any and all documents requested by the Administrator, including, without limitation documents to (A) confirm the status of the transferee as a Permitted Transferee, (B) satisfy any requirements for an exemption for the transfer under applicable federal, state and foreign securities laws and (C) evidence the transfer.
                    (c) Notwithstanding Section 12.3(a), a Holder may, in the manner determined by the Administrator, designate a beneficiary to exercise the rights of the Holder and to receive any distribution with respect to any Award upon the Holder’s death. A beneficiary, legal guardian, legal representative, or other person claiming any rights pursuant to the Plan is subject to all terms and conditions of the Plan and any Program or Award Agreement applicable to the Holder, except to the extent the Plan, the Program and the Award Agreement otherwise provide, and to any additional restrictions deemed necessary or appropriate by the Administrator. If the Holder is married and resides in a community property state, a designation of a person other than the Holder’s spouse as his or her beneficiary with respect to more than 50% of the Holder’s interest in the Award shall not be effective without the prior written or electronic consent of the Holder’s spouse. If no beneficiary has been designated or survives the Holder, payment shall be made to the person entitled thereto pursuant to the Holder’s will or the laws of descent and distribution. Subject to the foregoing, a beneficiary designation may be changed or revoked by a Holder at any time; provided that the change or revocation is filed with the Administrator prior to the Holder’s death.
          12.4 Conditions to Issuance of Shares.
                    (a) Notwithstanding anything herein to the contrary, the Company shall not be required to issue or deliver any certificates or make any book entries evidencing Shares pursuant to the exercise of any Award, unless and until the Board or the Committee has determined, with advice of counsel, that the issuance of such Shares is in compliance with all applicable laws, regulations of governmental authorities and, if applicable, the requirements of any exchange on which the Shares are listed or traded, and the Shares are covered by an effective registration statement or applicable exemption from registration. In addition to the terms and conditions provided herein, the Board or the Committee may require that a Holder make such reasonable covenants, agreements, and representations as the Board or the Committee, in its discretion, deems advisable in order to comply with any such laws, regulations, or requirements.
                    (b) All Share certificates delivered pursuant to the Plan and all shares issued pursuant to book entry procedures are subject to any stop-transfer orders and other restrictions as the Administrator deems necessary or advisable to comply with federal, state, or foreign securities or other laws, rules and regulations and the rules of any securities exchange or automated quotation system on which the Shares are listed, quoted, or traded. The Administrator may place legends on any Share certificate or book entry to reference restrictions applicable to the Shares.
               (c) The Administrator shall have the right to require any Holder to comply with any timing or other restrictions with respect to the settlement, distribution or exercise of any Award, including a window-period limitation, as may be imposed in the sole discretion of the Administrator.
               (d) No fractional Shares shall be issued and the Administrator shall determine, in its sole discretion, whether cash shall be given in lieu of fractional shares or whether such fractional shares shall be eliminated by rounding down.
               (e) Notwithstanding any other provision of the Plan, unless otherwise determined by the Administrator or required by any applicable law, rule or regulation, the Company shall not deliver to any Holder certificates evidencing Shares issued in connection with any Award and instead such Shares shall be recorded in the books of the Company (or, as applicable, its transfer agent or stock plan administrator).
     12.5 Forfeiture and Clawback Provisions. Pursuant to its general authority to determine the terms and conditions applicable to Awards under the Plan, the Administrator shall have the right to provide in writing, in an Award Agreement or otherwise, or to require a Holder to agree by separate written or electronic instrument, that:
               (a) (i) Any proceeds, gains or other economic benefit actually or constructively received by the Holder upon any receipt or exercise of the Award, or upon the receipt or resale of any Shares underlying the Award, must be paid to the Company, and (ii) the Award shall terminate and any unexercised portion of the Award (whether or not vested) shall be forfeited; if: (x) a Termination of Service occurs prior to a specified date, or within a specified time period following receipt or exercise of the Award, or (y) the Holder, at any time during a specified time period set forth in an Award Agreement or other written instrument at or prior to the date of the Award, engages in any activity in competition with the Company, or which is inimical, contrary or harmful to the interests of the Company, as further defined by the Administrator, or (z) the Holder incurs a Termination of Service for “cause” (as such term is defined in the sole discretion of the Administrator, or as set forth in a written agreement relating to such Award between the Company and the Holder); and
               (b) All Awards (including any proceeds, gains or other economic benefit actually or constructively received by the Holder upon any receipt or exercise of any Award or upon the receipt or resale of any Shares underlying the Award) shall be subject to the provisions of any applicable clawback laws, rules or regulations, orders or guidance issued by a governing authority, or any clawback policy implemented by the Company, as such laws, rules or policy may be amended from time to time in the future, including, without limitation, any clawback policy adopted to comply with the requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act and any rules or regulations promulgated thereunder, to the extent set forth in such clawback policy and/or in the applicable Award Agreement.
     12.6 Prohibition on Repricing. Subject to Section 14.2, the Administrator shall not, without the approval of the shareholders of the Company, (i) authorize the amendment of any outstanding Option or Stock Appreciation Right to reduce its price per share, or (ii) cancel any Option or Stock Appreciation Right in exchange for cash or another Award when the Option or Stock Appreciation Right price per share exceeds the Fair Market Value of the underlying Shares. Subject to Section 14.2, the Administrator shall have the authority, without the approval of the shareholders of the Company, to amend any outstanding Award to increase the price per share or to cancel and replace an Award with the grant of an Award having a price per share that is greater than or equal to the price per share of the original Award.

ARTICLE 13.
ADMINISTRATION
          13.1 Administrator. The Committee (or another committee or a subcommittee of the Board assuming the functions of the Committee under the Plan) shall administer the Plan (except as otherwise permitted herein) and, unless otherwise determined by the Board, shall consist solely of two or more Non-Employee Directors appointed by and holding office at the pleasure of the Board, each of whom is intended to qualify as both a “non-employee director” as defined by Rule 16b-3 of the Exchange Act or any successor rule, an “outside director” for purposes of Section 162(m) of the Code and an “independent director” under the rules of any securities exchange or automated quotation system on which the Shares are listed, quoted or traded; provided that any action taken by the Committee shall be valid and effective, whether or not members of the Committee at the time of such action are later determined not to have satisfied the requirements for membership set forth in this Section 13.l or otherwise provided in any charter of the Committee. Except as otherwise may be provided in any charter of the Committee, appointment of Committee members shall be effective upon acceptance of appointment. Committee members may resign at any time by delivering written or electronic notice to the Board. Vacancies in the Committee may only be filled by the Board. Notwithstanding the foregoing, (a) the full Board, acting by a majority of its members in office, shall conduct the general administration of the Plan with respect to Awards granted to Non-Employee Directors and, with respect to such Awards, the terms “Administrator” and “Committee” as used in the Plan shall be deemed to refer to the Board and (b) the Board or Committee may delegate its authority hereunder to the extent permitted by Section 13.6.
          13.2 Duties and Powers of Committee. It shall be the duty of the Committee to conduct the general administration of the Plan in accordance with its provisions. The Committee shall have the power to interpret the Plan, the Program and the Award Agreement, and to adopt such rules for the administration, interpretation and application of the Plan as are not inconsistent therewith, to interpret, amend or revoke any such rules and to amend any Program or Award Agreement; provided that the rights or obligations of the Holder of the Award that is the subject of any such Program or Award Agreement are not affected adversely by such amendment, unless the consent of the Holder is obtained or such amendment is otherwise permitted under Section 14.10. Any such grant or award under the Plan need not be the same with respect to each Holder. Any such interpretations and rules with respect to Incentive Stock Options shall be consistent with the provisions of Section 422 of the Code. In its sole discretion, the Board may at any time and from time to time exercise any and all rights and duties of the Committee under the Plan except with respect to matters which under Rule 16b-3 under the Exchange Act or any successor rule, or Section 162(m) of the Code, or any regulations or rules issued thereunder, or the rules of any securities exchange or automated quotation system on which the Shares are listed, quoted or traded are required to be determined in the sole discretion of the Committee.
          13.3 Action by the Committee. Unless otherwise established by the Board or in any charter of the Committee, a majority of the Committee shall constitute a quorum and the acts of a majority of the members present at any meeting at which a quorum is present, and acts approved in writing by all members of the Committee in lieu of a meeting, shall be deemed the acts of the Committee. Each member of the Committee is entitled to, in good faith, rely or act upon any report or other information furnished to that member by any officer or other employee of the Company or any Subsidiary, the Company’s independent certified public accountants, or any executive compensation consultant or other professional retained by the Company to assist in the administration of the Plan.
          13.4 Authority of Administrator. Subject to the Company’s Bylaws, the Committee’s Charter and any specific designation in the Plan, the Administrator has the exclusive power, authority and sole discretion to:

          (a) Designate Eligible Individuals to receive Awards;
          (b) Determine the type or types of Awards to be granted to each Eligible Individual;
          (c) Determine the number of Awards to be granted and the number of Shares to which an Award will relate;
          (d) Determine the terms and conditions of any Award granted pursuant to the Plan, including, but not limited to, the exercise price, grant price, or purchase price, any performance criteria, any restrictions or limitations on the Award, any schedule for vesting, lapse of forfeiture restrictions or restrictions on the exercisability of an Award, and accelerations or waivers thereof, and any provisions related to non-competition and recapture of gain on an Award, based in each case on such considerations as the Administrator in its sole discretion determines;
          (e) Determine whether, to what extent, and pursuant to what circumstances an Award may be settled in, or the exercise price of an Award may be paid in cash, Shares, other Awards, or other property, or an Award may be canceled, forfeited, or surrendered;
          (f) Prescribe the form of each Award Agreement, which need not be identical for each Holder;
          (g) Decide all other matters that must be determined in connection with an Award;
          (h) Establish, adopt, or revise any rules and regulations as it may deem necessary or advisable to administer the Plan;
          (i) Interpret the terms of, and any matter arising pursuant to, the Plan, any Program or any Award Agreement;
          (j) Make all other decisions and determinations that may be required pursuant to the Plan or as the Administrator deems necessary or advisable to administer the Plan; and
          (k) Accelerate wholly or partially the vesting or lapse of restrictions of any Award or portion thereof at any time after the grant of an Award, subject to whatever terms and conditions it selects and Sections 3.4 and 14.2(d).
     13.5 Decisions Binding. The Administrator’s interpretation of the Plan, any Awards granted pursuant to the Plan, any Program, any Award Agreement and all decisions and determinations by the Administrator with respect to the Plan are final, binding, and conclusive on all parties.
    13.6 Delegation of Authority. To the extent permitted by applicable law or the rules of any securities exchange or automated quotation system on which the Shares are listed, quoted or traded, the Board or Committee may from time to time delegate to a committee of one or more members of the Board or one or more officers of the Company the authority to grant or amend Awards or to take other administrative actions pursuant to Article 13; provided, however, that in no event shall an officer of the Company be delegated the authority to grant awards to, or amend awards held by, the following individuals: (a) individuals who are subject to Section 16 of the Exchange Act, (b) Covered Employees, or (c) executive officers of the Company (or Directors) to whom authority to grant or amend Awards has been delegated hereunder; provided, further, that any delegation of administrative authority shall only be permitted to the extent it is permissible under Section 162(m) of the Code and applicable securities laws or the rules of any securities exchange or automated quotation system on which the Shares are listed, quoted or traded. Any delegation hereunder shall be subject to the restrictions and limits that the

Board or Committee specifies at the time of such delegation, and the Board may at any time rescind the authority so delegated or appoint a new delegatee. At all times, the delegatee appointed under this Section 13.6 shall serve in such capacity at the pleasure of the Board and the Committee.
ARTICLE 14.
MISCELLANEOUS PROVISIONS
     14.1 Amendment, Suspension or Termination of the Plan. Except as otherwise provided in this Section 14.1, the Plan may be wholly or partially amended or otherwise modified, suspended or terminated at any time or from time to time by the Board or the Committee. However, without approval of the Company’s shareholders given within twelve (12) months before or after the action by the Administrator, no action of the Administrator may, except as provided in Section 14.2, (a) increase the limits imposed in Section 3.1 on the maximum number of shares which may be issued under the Plan, or (b) reduce the price per share of any outstanding Option or Stock Appreciation Right granted under the Plan, or (c) cancel any Option or Stock Appreciation Right in exchange for cash or another Award when the Option or Stock Appreciation Right price per share exceeds the Fair Market Value of the underlying Shares. Except as provided in Section 14.10, no amendment, suspension or termination of the Plan shall, without the consent of the Holder, impair any rights or obligations under any Award theretofore granted or awarded, unless the Award itself otherwise expressly so provides. No Awards may be granted or awarded during any period of suspension or after termination of the Plan, and in no event may any Award be granted under the Plan after the tenth (10th) anniversary date the Plan is approved by the Board.
     14.2 Changes in Common Stock or Assets of the Company, Acquisition or Liquidation of the Company and Other Corporate Events.
               (a) In the event of any stock dividend, stock split, combination or exchange of shares, merger, consolidation or other distribution (other than normal cash dividends) of Company assets to shareholders, or any other change affecting the shares of the Company’s stock or the share price of the Company’s stock other than an Equity Restructuring, the Administrator shall make equitable adjustments, if any, to reflect such change with respect to (i) the aggregate number and kind of shares that may be issued under the Plan (including, but not limited to, adjustments of the limitations in Section 3.1 on the maximum number and kind of shares which may be issued under the Plan, and adjustments of the Award Limit); (ii) the number and kind of shares of Common Stock (or other securities or property) subject to outstanding Awards; (iii) the terms and conditions of any outstanding Awards (including, without limitation, any applicable performance targets or criteria with respect thereto); and (iv) the grant or exercise price per share for any outstanding Awards under the Plan. Any adjustment affecting an Award intended as Performance-Based Compensation shall be made consistent with the requirements of Section 162(m) of the Code.
               (b) In the event of any transaction or event described in Section 14.2(a) or any unusual or nonrecurring transactions or events affecting the Company, any Subsidiary of the Company, or the financial statements of the Company or any Subsidiary, or of changes in applicable laws, regulations or accounting principles, the Administrator, in its sole discretion, and on such terms and conditions as it deems appropriate, either by the terms of the Award or by action taken prior to the occurrence of such transaction or event and either automatically or upon the Holder’s request, is hereby authorized to take any one or more of the following actions whenever the Administrator determines that such action is appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan or with respect to any Award under the Plan, to facilitate such transactions or events or to give effect to such changes in laws, regulations or principles:
                    (i) To provide for either (A) termination of any such Award in exchange for an amount of cash, if any, equal to the amount that would have been attained upon the exercise of such

Award or realization of the Holder’s rights (and, for the avoidance of doubt, if as of the date of the occurrence of the transaction or event described in this Section 14.2 the Administrator determines in good faith that no amount would have been attained upon the exercise of such Award or realization of the Holder’s rights, then such Award may be terminated by the Company without payment) or (B) the replacement of such Award with other rights or property selected by the Administrator in its sole discretion having an aggregate value not exceeding the amount that could have been attained upon the exercise of such Award or realization of the Holder’s rights had such Award been currently exercisable or payable or fully vested;
                    (ii) To provide that such Award be assumed by the successor or survivor corporation, or a parent or subsidiary thereof, or shall be substituted for by similar options, rights or awards covering the stock of the successor or survivor corporation, or a parent or subsidiary thereof, with appropriate adjustments as to the number and kind of shares and prices;
                    (iii) To make adjustments in the number and type of shares of the Company’s stock (or other securities or property) subject to outstanding Awards, and in the number and kind of outstanding Restricted Stock or Deferred Stock and/or in the terms and conditions of (including the grant or exercise price), and the criteria included in, outstanding Awards and Awards which may be granted in the future;
                    (iv) To provide that such Award shall be exercisable or payable or fully vested with respect to all shares covered thereby, notwithstanding anything to the contrary in the Plan or the applicable Program or Award Agreement; and
                    (v) To provide that the Award cannot vest, be exercised or become payable after such event.
               (c) In connection with the occurrence of any Equity Restructuring, and notwithstanding anything to the contrary in Sections 14.2(a) and 14.2(b):
                    (i) The number and type of securities subject to each outstanding Award and the exercise price or grant price thereof, if applicable, shall be equitably adjusted; and/or
                    (ii) The Administrator shall make such equitable adjustments, if any, as the Administrator in its discretion may deem appropriate to reflect such Equity Restructuring with respect to the aggregate number and kind of shares that may be issued under the Plan (including, but not limited to, adjustments of the limitations in Section 3.1 on the maximum number and kind of shares which may be issued under the Plan, and adjustments of the Award Limit). The adjustments provided under this Section 14.2(c) shall be nondiscretionary and shall be final and binding on the affected Holder and the Company.
               (d) Notwithstanding any other provision of the Plan, except as set forth in Section 14.2(e), in the event of a Change in Control, each outstanding Award shall continue in effect or be assumed or an equivalent Award substituted by the successor corporation or a parent or subsidiary of the successor corporation. Except as otherwise provided in a written agreement executed by Company and the Holder, in the event an Award continues in effect or is assumed or an equivalent Award substituted, and the surviving successor corporation terminates Holder’s employment or service without cause upon or within twelve (12) months following the Change in Control, then such Holder shall be fully vested in such continued, assumed or substituted Award.
               (e) In the event that the successor corporation in a Change in Control refuses to assume or substitute for the Award, the Administrator shall cause any or all of such Awards to become fully exercisable immediately prior to the consummation of such transaction and all forfeiture restrictions on any or all of such Awards to lapse. If an Award is exercisable in lieu of assumption or substitution in the event of a Change in Control, the Administrator shall notify the Holder that the Award shall be fully exercisable for a period of fifteen (15) days from the date of such notice, contingent upon the occurrence of the Change in Control, and the Award shall terminate upon the expiration of such period.
               (f) For the purposes of this Section 14.2, an Award shall be considered assumed if, following the Change in Control, the Award confers the right to purchase or receive, for each Share of Common Stock subject to the Award immediately prior to the Change in Control, the consideration (whether stock, cash, or other securities or property) received in the Change in Control by holders of Common Stock for each Share held on the effective date of the transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding Shares); provided, however, that if such consideration received in the Change in Control was not solely common stock of the successor corporation or its parent, the Administrator may, with the consent of the successor corporation, provide for the consideration to be received upon the exercise of the Award, for each Share of Common Stock subject to an Award, to be solely common stock of the successor corporation or its parent equal in Fair Market Value to the per share consideration received by holders of Common Stock in the Change in Control.
               (g) The Administrator may, in its sole discretion, include such further provisions and limitations in any Award, agreement or certificate, as it may deem equitable and in the best interests of the Company that are not inconsistent with the provisions of the Plan.
               (h) With respect to Awards which are granted to Covered Employees and are intended to qualify as Performance-Based Compensation, no adjustment or action described in this Section 14.2 or in any other provision of the Plan shall be authorized to the extent that such adjustment or action would cause such Award to fail to so qualify as Performance-Based Compensation, unless the Administrator determines that the Award should not so qualify. No adjustment or action described in this Section 14.2 or in any other provision of the Plan shall be authorized to the extent that such adjustment or action would cause the Plan to violate Section 422(b)(1) of the Code. Furthermore, no such adjustment or action shall be authorized to the extent such adjustment or action would result in short-swing profits liability under Section 16 or violate the exemptive conditions of Rule 16b-3 unless the Administrator determines that the Award is not to comply with such exemptive conditions.
               (i) The existence of the Plan, the Program, the Award Agreement and the Awards granted hereunder shall not affect or restrict in any way the right or power of the Company or the shareholders of the Company to make or authorize any adjustment, recapitalization, reorganization or other change in the Company’s capital structure or its business, any merger or consolidation of the Company, any issue of stock or of options, warrants or rights to purchase stock or of bonds, debentures, preferred or prior preference stocks whose rights are superior to or affect the Common Stock or the rights thereof or which are convertible into or exchangeable for Common Stock, or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.
               (j) No action shall be taken under this Section 14.2 which shall cause an Award to fail to comply with Section 409A of the Code or the Treasury Regulations thereunder, to the extent applicable to such Award.
               (k) In the event of any pending stock dividend, stock split, combination or exchange of shares, merger, consolidation or other distribution (other than normal cash dividends) of Company assets to shareholders, or any other change affecting the shares of Common Stock or the share price of the Common Stock including any Equity Restructuring, for reasons of administrative convenience, the Company in its sole discretion may refuse to permit the exercise of any Award during a period of thirty (30) days prior to the consummation of any such transaction.

               (l) Approval of Plan by Shareholders. The Plan will be submitted for the approval of the Company’s shareholders and shall become effective only on the Effective Date, subject to such shareholder approval.
     14.3 No Shareholders Rights. Except as otherwise provided herein, a Holder shall have none of the rights of a shareholder with respect to Shares of Common Stock covered by any Award until the Holder becomes the record owner of such Shares of Common Stock.
     14.4 Paperless Administration. In the event that the Company establishes, for itself or using the services of a third party, an automated system for the documentation, granting or exercise of Awards, such as a system using an internet website or interactive voice response, then the paperless documentation, granting or exercise of Awards by a Holder may be permitted through the use of such an automated system.
     14.5 Effect of Plan upon Other Compensation Plans. The adoption of the Plan shall not affect any other compensation or incentive plans in effect for the Company or any Subsidiary. Nothing in the Plan shall be construed to limit the right of the Company or any Subsidiary: (a) to establish any other forms of incentives or compensation for Employees, Directors or Consultants of the Company or any Subsidiary, or (b) to grant or assume options or other rights or awards otherwise than under the Plan in connection with any proper corporate purpose including without limitation, the grant or assumption of options in connection with the acquisition by purchase, lease, merger, consolidation or otherwise, of the business, stock or assets of any corporation, partnership, limited liability company, firm or association.
     14.6 Compliance with Laws. The Plan, the granting and vesting of Awards under the Plan and the issuance and delivery of Shares and the payment of money under the Plan or under Awards granted or awarded hereunder are subject to compliance with all applicable federal, state, local and foreign laws, rules and regulations (including but not limited to state, federal and foreign securities law and margin requirements), the rules of any securities exchange or automated quotation system on which the Shares are listed, quoted or traded, and to such approvals by any listing, regulatory or governmental authority as may, in the opinion of counsel for the Company, be necessary or advisable in connection therewith. Any securities delivered under the Plan shall be subject to such restrictions, and the person acquiring such securities shall, if requested by the Company, provide such assurances and representations to the Company as the Company may deem necessary or desirable to assure compliance with all applicable legal requirements. To the extent permitted by applicable law, the Plan and Awards granted or awarded hereunder shall be deemed amended to the extent necessary to conform to such laws, rules and regulations.
     14.7 Titles and Headings, References to Sections of the Code or Exchange Act. The titles and headings of the Sections in the Plan are for convenience of reference only and, in the event of any conflict, the text of the Plan, rather than such titles or headings, shall control. References to sections of the Code or the Exchange Act shall include any amendment or successor thereto.
     14.8 Governing Law. The Plan and any agreements hereunder shall be administered, interpreted and enforced under the internal laws of the State of Delaware without regard to conflicts of laws thereof or of any other jurisdiction.
     14.9 Section 409A. To the extent that the Administrator determines that any Award granted under the Plan is subject to Section 409A of the Code, the Program pursuant to which such Award is granted and the Award Agreement evidencing such Award shall incorporate the terms and conditions required by Section 409A of the Code. To the extent applicable, the Plan, the Program and any Award Agreements shall be interpreted in accordance with Section 409A of the Code and Department of Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the Effective Date. Notwithstanding any provision of the Plan to the contrary, in the event that following the Effective Date the Administrator determines that any Award may be subject to Section 409A of the Code and related Department of Treasury guidance (including such Department of Treasury guidance as may be issued after the Effective Date), the Administrator may adopt such amendments to the Plan and the applicable Program and Award Agreement or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, that the Administrator determines are necessary or appropriate to (a) exempt the Award from Section 409A of the Code and/or preserve the intended tax treatment of the benefits provided with respect to the Award, or (b) comply with the requirements of Section 409A of the Code and related Department of Treasury regulations and guidance, as may be amended from time to time in the future, and thereby avoid the application of any penalty taxes under such Section.
     14.10 No Rights to Awards. No Eligible Individual or other person shall have any claim to be granted any Award pursuant to the Plan, and neither the Company nor the Administrator is obligated to treat Eligible Individuals, Holders or any other persons uniformly.
     14.11 Unfunded Status of Awards. The Plan is intended to be an “unfunded” plan for incentive compensation. With respect to any payments not yet made to a Holder pursuant to an Award, nothing contained in the Plan or any Program or Award Agreement shall give the Holder any rights that are greater than those of a general creditor of the Company or any Subsidiary.
     14.12 Indemnification. To the extent allowable pursuant to applicable law, each member of the Committee or of the Board shall be indemnified and held harmless by the Company from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by such member in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action or failure to act pursuant to the Plan and against and from any and all amounts paid by him or her in satisfaction of judgment in such action, suit, or proceeding against him or her; provided he or she gives the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled pursuant to the Company’s Certificate of Incorporation or Bylaws, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.
     14.13 Relationship to other Benefits. No payment pursuant to the Plan shall be taken into account in determining any benefits under any pension, retirement, savings, profit sharing, group insurance, welfare or other benefit plan of the Company or any Subsidiary except to the extent otherwise expressly provided in writing in such other plan or an agreement thereunder.
     14.14 Expenses. The expenses of administering the Plan shall be borne by the Company and its Subsidiaries.
* * * * *
I hereby certify that the foregoing Plan was duly adopted by the Board of Directors of Alaska Communications Systems Group, Inc. on April 19, 2011.
* * * * *
I hereby certify that the foregoing Plan was approved by the shareholders of Alaska Communications Systems Group, Inc. on ____________ __, 201_.
Executed on this ____ day of _______________, 201_.

Leonard A. Steinberg Vice President, General Counsel and Corporate Secretary

ANNUAL MEETING OF ALASKA COMMUNICATIONS SYSTEMS GROUP, INC. Date: June 10, 2011 Time: 9:00 A.M. (Alaska Daylight Time) Place: 600 Telephone Avenue, 4th Floor; Anchorage, Alaska 99503 See Voting Instructions on Reverse Side. Please make your marks like this: Use dark black pencil or pen only Board of Directors recommends a vote FOR ALL of the listed nominees: 1: Election of Directors. The nominees are: For Against Abstain For Against Abstain 01) Anand Vadapalli 05) Annette Jacobs 02) Brian D. Rogers 06) Peter D. Ley 03) Gary R. Donahee 07) John Niles Wanamaker 04) Edward (Ned) 08) David Karp J. Hayes, Jr. Board of Directors recommends a vote FOR the following proposals: For Against Abstain 2: 2011 Incentive Award Plan 3:Advisory vote on executive compensation Board of Directors recommends a vote for 1 YEAR on the following proposal: 1 Year 2 Years 3 Years Abstain 4: Advisory vote on the frequency of future executive compensation vote Board of Directors recommends a vote FOR the following proposal: For Against Abstain 5: To ratify the appointment of KPMG LLP as the company’s independent auditors for the year ending December 31, 2011. To attend the meeting and vote your shares in person, please mark this box. Authorized Signatures — This section must be completed for your Instructions to be executed. Please Sign Above Please Date Above Please Sign Above Please Date Above (Joint Owners) Please sign exactly as your name(s) appears on your stock certificate. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy. Annual Meeting to be held on Friday, June 10, 2011 for Holders as of April 21, 2011 VOTED BY: INTERNET TELEPHONE Go To www.proxypush.com/alk Cast your vote online. View Meeting Documents. 866-390-5401 OR Use any touch-tone telephone. Have your Proxy Card/Voting Instruction Form ready. Follow the simple recorded instructions. Use any touch-tone telephone. Have your Proxy Card/Voting Instruction Form ready. Follow the simple recorded instructions. OR MAIL Mark, sign and date your Voting Instruction Form. Detach your Proxy Card/Voting Instruction Form. Return your Proxy Card/Voting Instruction Form in the postage-paid envelope provided. All proxies must be received by 5:00 P.M., Eastern Daylight Time, June 9, 2011. PROXY TABULATOR FOR ALASKA COMMUNICATIONS P.O. Box 8016 Cary, NC 27512-9903 EVENT # CLIENT # OFFICE # Please separate carefully at the perforation and return just this portion in the envelope provided.

Revocable Proxy — Alaska Communications Systems Group, Inc. Annual Meeting of Stockholders on June 10, 2011 beginning at 9:00 a.m. (Alaska Daylight Time) This Proxy is Solicited on Behalf of the Board of Directors. The signatory(ies) hereby appoints Leonard Steinberg, Vice President, General Counsel and Corporate Secretary, Wayne Graham, Chief Financial Officer, and Laurie Butcher, Vice President, Finance and Controller, and each of them, proxies with power of substitution to vote on behalf of the signatory(ies) all shares that the signatory(ies) may be entitled to vote at the Annual Meeting of Stockholders of Alaska Communications Systems Group, Inc. (the “Company”) on June 10, 2011, and any adjournments thereof, with all powers that the signatory(ies) would possess if personally present, with respect to the following: The shares represented by this proxy will be voted as specified on the reverse side. You are encouraged to specify your choice by marking the appropriate box(es) (SEE REVERSE SIDE) but you need not mark any box, if you wish to vote in accordance with the Board of Directors’ recommendations. However, the Named Proxies cannot vote your shares unless you sign and return this Proxy Card in accordance with the voting instructions. The proxies are authorized to vote in their discretion as to other matters that may come before this meeting. A majority of the proxies or substitutes at the meeting may exercise all the powers granted hereby. Please separate carefully at the perforation and return just this portion in the envelope provided.